Exhibit 4.1

EXECUTION VERSION

INSPIRED ENTERTAINMENT (FINANCING) PLC

as the Issuer

INSPIRED ENTERTAINMENT, INC.

as the Company and as Guarantor

and

any other Guarantors from time to time party hereto

and

GLAS TRUSTEES LIMITED

as Trustee

GLAS TRUST CORPORATION LIMITED

as Security Agent

and

GLAS TRUST COMPANY LLC

as Paying Agent, Registrar and Transfer Agent

INDENTURE

Dated as of May 20, 2021

£235,000,000 7.875% Senior Secured Notes due 2026

i

ii

iii

Section 13.06	Agent for Service; Submission to Jurisdiction; Waiver of Immunities	115
Section 13.07	No Personal Liability of Directors, Officers, Employees and Shareholders	115
Section 13.08	Governing Law	115
Section 13.09	No Adverse Interpretation of Other Agreements	115
Section 13.10	Successors	115
Section 13.11	Severability	116
Section 13.12	Counterpart Originals	116
Section 13.13	Table of Contents, Headings, etc.	116
Section 13.14	Currency Indemnity	116
Section 13.15	Prescription	116
Section 13.16	Legal Holidays	116
Section 13.17	Intercreditor Override	116

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER FOR NOTES
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE FOR NOTES
Exhibit D	FORM OF SUPPLEMENTAL INDENTURE

SCHEDULES

Schedule 1	SECURITY DOCUMENTS

iv

INDENTURE dated as of May 20, 2021, among Inspired Entertainment (Financing) PLC, a public limited company incorporated under the laws of England and Wales, having its registered office at First Floor, 107 Station Street, Burton On Trent, Staffs, DE14 1SZ, United Kingdom as the Issuer, the Guarantors (as defined herein), GLAS Trustees Limited as Trustee, GLAS Trust Corporation Limited as Security Agent and GLAS Trust Company LLC as Paying Agent, Transfer Agent and Registrar.

Each party agrees as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of (a) the Issuer’s 7.875% Senior Secured Notes due 2026 issued on the date hereof (the “Initial Notes”) and (b) an unlimited principal amount of additional Notes (other than the Initial Notes) having identical terms and conditions as the Initial Notes (the “Additional Notes”) that may be issued on any later issue date subject to the conditions and in compliance with the covenants set forth herein. Unless the context otherwise requires, in this Indenture references to the “Notes” include the Initial Notes and any Additional Notes that are actually issued.

Article 1.

Definitions and Incorporation

by Reference

Section 1.01 Definitions.

“Acquired Indebtedness” means, with respect to any specified Person, Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such other Person becomes a Restricted Subsidiary, (2) assumed in connection with the acquisition of assets by such Person, (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary or such acquisition. Subject to Section 4.22, Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Additional Assets” means:

(1)	any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(2)	the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

1

“Agents” means each Paying Agent, Transfer Agent, Authenticating Agent and Registrar, and “Agent” means any one of them.

“Agreed Security Principles” means the principles as set out in Schedule 12 to the Revolving Credit Facility, as in effect on the Issue Date, as applied mutatis mutandis with respect to the Notes in good faith by the Company.

“Applicable Premium” means, with respect to any Note on any date of redemption, the greater of:

(1)	1% of the principal amount of such Note; and

(2)	the excess (to the extent positive) of:

(a)	the present value at such redemption date of (i) the redemption price of such Note at June 1, 2023 (such redemption price (expressed in percentage of principal amount), being set forth in Section 3.07(e) (excluding accrued but unpaid interest to the redemption date)), plus (ii) all required interest payments due on such Note to and including such date (excluding accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Gilt Rate at such redemption date plus 50 basis points; over

(b)	the outstanding principal amount of such Note,

as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate. For the avoidance of doubt, calculation of the Applicable Premium shall not be a duty or obligation of the Trustee or any Paying Agent.

“Applicable Procedures” means, with respect to any transfer or exchange of or for Book-Entry Interests in any Global Note, the rules and procedures of Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases (other than operating leases entered into in the ordinary course of business), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction. Notwithstanding the preceding provisions of this definition, the following items shall not be deemed to be Asset Dispositions:

(1)	a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(2)	a disposition of cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

(3)	a disposition of inventory or other assets (including gaming terminals and amusement machines) in the ordinary course of business;

(4)	a disposition of obsolete, surplus or worn out equipment or other assets or equipment or other assets that are no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(5)	transactions permitted under Section 5.01 or a transaction that constitutes a Change of Control;

2

(6)	an issuance or sale of Capital Stock (including treasury shares) by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or by the Company as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(7)	any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by a responsible financial or chief accounting officer of the Company) of less than £5.0 million;

(8)	any Restricted Payment that is permitted to be made, and is made, under Section 4.04 and the making of any Permitted Payment or Permitted Investment;

(9)	dispositions in connection with Permitted Liens;

(10)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)	the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sublicenses, leases or subleases of other property, in each case, in the ordinary course of business;

(12)	foreclosure, condemnation or any similar action with respect to any property or other assets;

(13)	the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable in the ordinary course of business;

(14)	any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(15)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(16)	any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(17)	any disposition with respect to property built, owned or otherwise acquired by the Company or any Restricted Subsidiary pursuant to customary sale and lease-back transactions, asset securitizations and other similar financings permitted by this Indenture;

(18)	sales or dispositions of receivables in connection with any Qualified Receivables Financing or any factoring transaction or in the ordinary course of business;

(19)	any disposition of cash and Cash Equivalents and investments and merchandise in connection with prize, jackpot, deposit, payment processing and player account management operations, in each case, in the ordinary course of business;

3

(20)	the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the covenant described under Section 4.06; and

(21)	any disposition pursuant to a contractual arrangement existing at the Issue Date.

“Associate” means (i) any Person engaged in a Similar Business of which the Company or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture engaged in a Similar Business entered into by the Company or any Restricted Subsidiary.

“Authority” means The International Stock Exchange Authority Limited, or such other relevant authority relating to the stock exchange upon which the Notes are listed from time to time.

“Bankruptcy Law” means (a) the UK Insolvency Act 1986, as amended, or any other bankruptcy, insolvency, liquidation or similar laws of general application in the United Kingdom, (b) Title 11 of the United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law for the relief of debtors, or (c) any other relevant law in any jurisdiction or organization or similar foreign law or any amendment to, succession to or change in any such law.

“Book-Entry Interest” means a beneficial interest in a Global Note held by or through a Participant.

“Board of Directors” means (1) with respect to the Company or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors (excluding employee representatives, if any) on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). For the purposes of Section 4.08, the audit committee of the Company’s Board of Directors may constitute the Board of Directors for such covenant.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or London, United Kingdom are authorized or required by law to close; provided, however, that for any payments to be made under this Indenture, such day shall also be a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system is open for the settlement of payments.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP; provided, however, that no obligation will be deemed a “Capitalized Lease Obligation” if such obligation would not have been required to be capitalized and reflected as a liability on a balance sheet under GAAP as in effect on December 31, 2018. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

4

“Cash Equivalents” means:

(1)	securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a Permissible Jurisdiction, Switzerland or Norway or, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(2)	certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof (a “Deposit”) held by any lender party to any Credit Facility which is also a party to the Intercreditor Agreement or any Additional Intercreditor Agreement or by any bank or trust company whose commercial paper is rated at least “A-3” or the equivalent thereof by S&P or at least “P-3” or the equivalent thereof by Moody’s or at least “F-3” or the equivalent thereof by Fitch (or if at the time none of such agencies are issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (c) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of £250 million;

(3)	deposits in connection with the gaming business of the Company or its Subsidiaries in the ordinary course of business and consistent with past practice held by a bank or a trust company organized, or authorized to operate as a bank or trust company, under the laws of a Permissible Jurisdiction, the United States, Canada, Switzerland, Norway or the British Channel Islands;

(4)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1) and (2) entered into with any bank meeting the qualifications specified in clause (2) above;

(5)	commercial paper rated at the time of acquisition thereof at least “A-3” or the equivalent thereof by S&P or at least “P-3” or the equivalent thereof by Moody’s or at least “F-3” or the equivalent thereof by Fitch or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(6)	readily marketable direct obligations issued by any state of the United States of America, any province of Canada or Switzerland, any Permissible Jurisdiction, Switzerland or Norway or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from Moody’s or S&P or Fitch (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(7)	Indebtedness or preferred stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s or “BBB-” or higher from Fitch (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;

(8)	bills of exchange issued in the United States, Canada, a Permissible Jurisdiction, Switzerland or Norway eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); and

5

(9)	interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (8) above.

“Change of Control” means:

(1)	the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all the assets of the Company and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary.

“Clearstream” means Clearstream Banking S.A. as currently in effect or any successor securities clearing agency.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means the property and assets of any Person over which a Lien has been granted to secure the obligations of the Issuer or any Guarantor under the Notes, the Note Guarantees and this Indenture pursuant to the Security Documents.

“Common Depositary” means a common depository of Euroclear and Clearstream, their respective nominees and their respective successors.

“Company” means Inspired Entertainment, Inc. until a successor replaces it in accordance with the provisions of this Indenture, after which, “Company” shall mean such successor.

“Conditional Gaming Payments” means any payment obligations owed by the Company or any Restricted Subsidiary pursuant to any law, regulation or agreement under which a percentage of the income of any gaming machine must be paid out to a third party.

“Consolidated EBITDA” for any period means with respect to the Company, without duplication, the Consolidated Net Income of the Company for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)	Consolidated Interest Expense and Receivables Fees;

(2)	Consolidated Income Taxes;

(3)	consolidated depreciation expense;

(4)	consolidated amortization and impairment expense (including goodwill and contingencies for bad debt) including any adjustments arising under ASC Topic 805 (Business Combinations) relating to changes in accounting for earn-out obligations;

6

(5)	any expenses, charges or other costs related to any offering of Capital Stock, Investment, acquisition (including one-time amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business; provided that such payments are made in connection with such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), disposition, recapitalization, plant or business relocation, corporate reorganization, integration, cost savings plan or program, transition, business optimization, inventory optimization program, software development costs, retention, expansion, system design, implementation or establishment costs or the Incurrence of any Indebtedness permitted by this Indenture (in each case whether or not successful) (including any such fees or charges related to the Refinancing) in each case, as determined in good faith by a responsible financial or chief accounting officer of the Company;

(6)	any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Company or any of the Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by a responsible financial or chief accounting officer of the Company);

(7)	any minority interest expense (whether paid or not) consisting of income attributable to minority equity interests of third parties in a Subsidiary of the Company in such period;

(8)	fines, penalties or similar amounts charged to the income statement for such period relating to a Relevant Regulator, other regulators or authorities or pursuant to court orders, judgments or decisions (excluding, for the avoidance of doubt, any taxes paid to a Relevant Regulator or similar authorities in the ordinary course of business and any gains or losses on litigation settlements, indemnification provisions or similar agreements, or insurance);

(9)	the amount of any realized net loss (and less the amount of any realized net gain) resulting from Hedging Obligations and the application of ASC Topic 805 (Business Combinations);

(10)	current cash service costs attributable to a post-employment benefit scheme and any expenses related to pensions including service costs and pension interest costs;

(11)	research, development or other similar costs; and

(12)	other non-cash charges, write-downs or items reducing Consolidated Net Income (excluding any such non-cash charge, write-down or item to the extent it represents an accrual of or reserve for cash outlays in any future period) or other non-cash items classified by the Company as extraordinary, exceptional, unusual or nonrecurring items less other non-cash items of income increasing Consolidated Net Income (other than non-cash items increasing Consolidated Net Income pursuant to clauses (1) through (11) of the definition of Consolidated Net Income and excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period).

Notwithstanding the foregoing, the provision for taxes and the depreciation, amortization, non-cash items, charges and write-downs of a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent that the net income (loss) of such Subsidiary was included in calculating Consolidated Net Income for the purposes of this definition.

7

For the purposes of this definition and the definitions of Consolidated Income Taxes, Consolidated Interest Expense, Consolidated Net Income and Consolidated Net Leverage Ratio, calculations will be as determined in good faith by a responsible financial or chief accounting officer of the Company and, in addition to the other adjustments, may, without duplication, include the full run rate effect of anticipated expense and cost reduction and other synergies, including, without limitation, as a result of, or that would result from, any actions taken, committed to be taken or with respect to which substantial steps have been taken, by the Company or any Restricted Subsidiary, including, without limitation, in connection with any cost reduction and other synergies or cost savings plan or program or in connection with any transaction, Investment, acquisition, disposition, restructuring, corporate reorganization, plant or business relocation or otherwise; provided that the amount of such anticipated expense and cost reduction and other synergies shall be limited to those reasonably expected to be achieved within 12 months of the Calculation Date and shall not exceed in the aggregate 25.0% of Consolidated EBITDA (calculated prior to giving effect to such anticipated expense and cost reduction and other synergies), as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, unless otherwise specified, Consolidated EBITDA shall be determined on a pro forma basis for the adjustments set forth in clauses (1), (2) and (3) under the definition of “Fixed Charge Coverage Ratio”, including the pro forma application of proceeds of Indebtedness being incurred in connection with such determination, as per the most recent four fiscal quarters for which financial statements are available immediately preceding such determination.

“Consolidated Income Taxes” means taxes or other payments, including deferred Taxes, based on income, profits or capital (including withholding taxes) of any of the Company and its Restricted Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any Governmental Authority.

“Consolidated Interest Expense” means, for any period (in each case, determined on the basis of GAAP), the consolidated net interest income/expense of the Company and its Restricted Subsidiaries, whether paid or accrued, including any pension liability interest cost, plus or including (without duplication) any interest, costs and charges consisting of:

(1)	interest expense attributable to Capitalized Lease Obligations;

(2)	amortization of debt discount and premium (for the avoidance of doubt, debt issuance costs, commissions, fees and expenses are not included);

(3)	(i) the net payments (if any on Interest Rate Agreements and Currency Agreements in respect of Indebtedness) and (ii) non-cash interest expense (excluding any non-cash interest expense attributable under GAAP to foreign exchange translations or movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments and any deemed finance charge under GAAP in respect of any pension liabilities and other provisions);

(4)	dividends on other distributions in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary (other than dividend and other distributions payable solely in Capital Stock of the Company (other than Disqualified Stock)), to the extent held by Persons other than the Company or a Subsidiary of the Company;

(5)	the consolidated interest expense that was capitalized during such period; and

(6)	interest actually paid by the Company or any Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person,

but excluding any non-cash interest or other expense associated with Deeply Subordinated Debt.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

8

“Consolidated Leverage” means the sum of the aggregate outstanding Indebtedness of the Company and the Restricted Subsidiaries on a consolidated basis excluding Hedging Obligations except to the extent provided in Section 4.06(h)(3).

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)	subject to the limitations contained in clause (3) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2)	solely for the purpose of determining the amount available for Restricted Payments under Section 4.04(a)(C)(i), any net income (loss) of any Restricted Subsidiary (other than the Issuer or the Subsidiary Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer or a Guarantor that holds the Equity Interests of such Restricted Subsidiary by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Notes or this Indenture, and (c) restrictions not prohibited by Section 4.05), except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3)	any extraordinary, exceptional, unusual or nonrecurring gain, loss, income or expense or any expenses or accruals in respect of any restructuring, redundancy or severance expense or any costs related to the Refinancing, in each case, as determined in good faith by the Company;

(4)	the cumulative effect of a change in accounting principles;

(5)	any non-cash compensation charge or expense arising from any grant of Capital Stock or other equity based awards or profit sharing schemes or compensation or payments to departing management and any non-cash deemed finance charges in respect of any pension liabilities or other provisions;

(6)	all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(7)	any unrealized gains or losses in respect of Hedging Obligations and the application of ASC Topic 815 (Derivatives and Hedging) or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

9

(8)	any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(9)	any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary;

(10)	any purchase accounting effects including adjustments to inventory, property and equipment, software and other intangible assets and deferred revenues in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of any consummated acquisition or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(11)	any goodwill and other intangible asset impairment charge, amortization and write-off thereof (including any charges resulting from the application of ASC Topics 350 (Intangibles – Goodwill and Other), 360 (Property, Plant and Equipment) or 480 (Distinguishing Liabilities from Equity) or any successor thereto);

(12)	accruals and reserves that are established within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition in accordance with GAAP; and

(13)	the impact of capitalized, accrued or accreting or pay–in–kind interest or principal on Deeply Subordinated Debt.

“Consolidated Net Leverage” means Consolidated Leverage less the aggregate amount of cash and Cash Equivalents of the Company and its Restricted Subsidiaries on a consolidated basis as of such date.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Net Leverage as of such date to (y) the Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Company are available; provided, however, that for the purposes of calculating Consolidated EBITDA for such period, if, as of such date of determination:

(1)	since the beginning of such period the Company or any Restricted Subsidiary has disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate the Consolidated Net Leverage Ratio is such a Sale, Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)	since the beginning of such period, the Company or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Restricted Subsidiary (or any Person that thereby becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary), or otherwise has acquired any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a “Purchase”), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

10

(3)	since the beginning of such period, any Person (that became a Restricted Subsidiary or was merged or otherwise combined with or into the Company or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For the purposes of this definition and the definitions of Consolidated EBITDA, Consolidated Income Taxes, Consolidated Interest Expense and Consolidated Net Income, in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness (other than any revolving credit facility except to the extent the facility in respect of such revolving credit facility has been repaid and the related commitment terminated and not replaced) and the use of the proceeds therefrom as if such transaction had occurred on the first day of the relevant period; provided, however, that the pro forma calculation pursuant to this paragraph shall not give effect to (i) any Indebtedness incurred on the date of determination pursuant to Section 4.06(b) (other than for the purposes of the calculation of the Consolidated Net Leverage Ratio under clause (11) of the definition of Permitted Payments or (ii) the discharge on the date of determination of any Indebtedness to the extent that such discharge results from the proceeds incurred pursuant to Section 4.06(b).

“Consolidated Senior Secured Net Leverage Ratio” means the Consolidated Net Leverage Ratio, but calculated by excluding all Indebtedness other than Secured Indebtedness; provided, however, that the pro forma calculation of the Consolidated Net Leverage Ratio shall not give effect to (i) any Secured Indebtedness incurred on the date of determination pursuant to Section 4.06(b) or (ii) the discharge on the date of determination of any Secured Indebtedness to the extent that such discharge results from the proceeds of Secured Indebtedness incurred pursuant to Section 4.06(b) other than, in each case, Secured Indebtedness incurred, or discharged with the proceeds of Secured Indebtedness incurred, pursuant to Section 4.06(b)(5).

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

11

“Credit Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, arrangements, instruments, trust deeds, note purchase agreements, indentures or other arrangements (including the Revolving Credit Facility or commercial paper facilities and overdraft facilities) with banks, lenders, financial institutions or investors providing for revolving credit loans, term loans, notes, bonds, debentures, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit, bank guarantees or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Revolving Credit Facility or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement to which such Person is a party or beneficiary.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Deeply Subordinated Debt” means any funds provided to the Company pursuant to an agreement, note, security or other instrument, other than Capital Stock, that is designated as “Shareholder Liabilities” under the Intercreditor Agreement and pursuant to its terms (a) is subordinated in right of payment to all Indebtedness of the Company or any Restricted Subsidiary and subject to payment blockage and enforcement standstill periods, (b) (i) does not mature or require any amortization, redemption or other repayment of principal, (ii) does not require payment of any cash interest or any similar cash amounts, (iii) contains no change of control or similar provisions and (iv) does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment (other than as a result of insolvency proceedings of the Company), in each case, prior to the 91st day following the earlier of (A) the Stated Maturity of the Notes and all other amounts due under this Indenture and (B) the date on which there are no Notes outstanding, (c) does not provide for or require any security interest or encumbrance over any asset of the Company or any Restricted Subsidiary and (d) does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Notes or compliance by the Issuer with its obligations under the Notes and this Indenture.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Registered Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto and bearing the Private Placement Legend, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

12

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash, Cash Equivalents or Temporary Cash Investments received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 4.07 hereof.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Company having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Company shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(3)	is or may become (in accordance with its terms) redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock,

in each case on or prior to 91 days after the earlier of (a) the Stated Maturity of the Notes and (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock, (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 4.04, (iii) any Capital Stock held by any future, current or former employee, director, manager or consultant (or their respective Affiliates) of such Person under any stockholders’ agreement, management equity plan, stock option plan or any other management or employee benefit plan shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Person and such repurchase is subject to compliance with Section 4.04 and (iv) warrants outstanding on the Issue Date to purchase common stock of the Company will not constitute Disqualified Stock.

“Equity Offering” means (x) a sale of Capital Stock of the Company (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (y) the sale of Capital Stock or other securities of any shareholder of the Company, the proceeds of which are contributed to the equity of the Company or any of the Restricted Subsidiaries (other than contribution to equity through the issuance of Disqualified Stock or through an Excluded Contribution, any such sale the proceeds of which are utilized pursuant to Section 4.06(b)(12)).

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

13

“Euroclear” means Euroclear Bank SA/NV, or any successor securities clearing agency.

“European Union” means all members and member states of the European Union as of the Issue Date.

“Exchange” means The International Stock Exchange, or such other relevant stock exchange upon which the Notes are listed from time to time.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company as capital contributions to the equity (other than through the issuance of Disqualified Stock) of the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company.

“Existing Senior Facilities” means the term loans and revolving facility made available to certain of the Guarantors as borrowers, and guaranteed by the Company and the Subsidiary Guarantors, under the Existing Senior Facilities Agreement.

“Existing Senior Facilities Agreement” means the senior facilities agreement originally dated September 27, 2019, as amended and restated pursuant to an amendment and restatement agreement dated June 25, 2020, between, among others, the Company, the Subsidiary Guarantors, the lenders, bookrunners and arrangers party thereto and Lucid Agency Services Limited as agent.

“fair market value,” wherever such term is used in this Indenture (except in relation to an enforcement action or distressed disposals pursuant to the Intercreditor Agreement or any Additional Intercreditor Agreement and except as otherwise specifically provided in this Indenture), means, with respect to any asset or property, the sale value that would be obtained in an arm’s length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined, unless otherwise specified, in good faith by a responsible financial or chief accounting officer of the Company.

“Finance Subsidiary” means any Restricted Subsidiary, the primary purpose of which is to finance the business operations of the Company or Subsidiary Guarantors.

“Fitch” means Fitch Ratings Ltd or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person on any determination date, the ratio of the Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Company are available to the Consolidated Interest Expense of such Person for such period. In the event that the specified Person or any of its Subsidiaries that are Restricted Subsidiaries (including any Persons that became a Restricted Subsidiary or was merged or otherwise combined with or into the Company or any Restricted Subsidiary since the beginning of such period) has Incurred, repaid, repurchased, defeased or otherwise acquired, retired or discharged any Indebtedness (other than any revolving credit facility except to the extent the facility in respect of such revolving credit facility has been repaid and the related commitment terminated and not replaced) subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and prior to or, except as provided in the proviso below, on the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by a responsible financial or chief accounting officer of the Company) as if such Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of such Indebtedness had occurred on the first day of the period for which the Fixed Charge Coverage Ratio is being calculated; provided that the pro forma calculation of the Fixed Charge Coverage Ratio shall not give effect to (i) any Indebtedness incurred on the date of determination pursuant to Section 4.06(b) or (ii) the discharge on the date of determination of any Indebtedness to the extent that such discharge results from the proceeds incurred pursuant to Section 4.06(b) other than, in each case, Indebtedness incurred or discharged with the proceeds of Indebtedness incurred pursuant to Section 4.06(b)(5).

14

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	if since the beginning of such period the Company or any Restricted Subsidiary has disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio is such a Sale, (a) Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period; and (b) the Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any of the Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the Company and the continuing such Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and the continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(2)	if since the beginning of such period, the Company or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary), or otherwise has acquired any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a “Purchase”), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period;

(3)	if since the beginning of such period, any Person (that became a Restricted Subsidiary or was merged or otherwise combined with or into the Company or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period;

(4)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months, or, if shorter, at least equal to the remaining term of such Indebtedness);

15

(5)	interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP; and

(6)	in making such computation, the Consolidated Interest Expense of such Person attributable to interest or any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based on the average daily balance of such Indebtedness during the applicable period.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time (other than where specifically provided for in this Indenture); provided that, except for Section 4.02, (i) at any date after the Issue Date, the Company may make an irrevocable election to establish that “GAAP” shall mean GAAP as in effect on a date that is on or prior to the date of such election, and (ii) leases shall be accounted for under GAAP in effect on December 31, 2018. Except as otherwise set forth in this Indenture, all ratios and calculations based on GAAP contained in this Indenture shall be computed in accordance with GAAP.

“Gilt Rate” means, as of any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which the Notes are defeased or satisfied and discharged, of UK Government Obligations with a fixed maturity (as compiled by the Office for National Statistics and published in the most recent Financial Statistics that have become publicly available at least two Business Days in London prior to such date (or, if such statistics are no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to June 1, 2023; provided that if the period from such date to June 1, 2023 is less than one year, the weekly average yield on actually traded UK Government Obligations denominated in sterling adjusted to a fixed maturity of one year shall be used; provided, further, that in no case shall the Gilt Rate be less than zero.

 “Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means the Rule 144A Global Notes and the Regulation S Global Notes.

“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means (a) as of the Issue Date, the Initial Guarantors and (b) thereafter, any other Person that Guarantees the Notes in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

16

“Hedging Agreement” means any Interest Rate Agreement or Currency Agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Hedging Agreement.

“Holder” means the registered holder of the Notes.

“Incur” means, subject to Section 4.22, issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of indebtedness of such Person for borrowed money;

(2)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence), in each case only to the extent that the underlying obligation in respect of which the instrument was issued would constitute Indebtedness;

(4)	the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), where the deferred payment is arranged primarily as a means of raising finance, which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto, unless such arrangements are entered into customarily by customers of the Company or its Subsidiaries;

(5)	Capitalized Lease Obligations of such Person;

(6)	the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;

(8)	the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

17

(9)	to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The term “Indebtedness” shall not include Deeply Subordinated Debt, warrants outstanding on the Issue Date to purchase common stock of the Company, any current or future lease, concession or license of property, including any gaming machines or amusement machines (or Guarantee thereof), which would be considered an operating lease under GAAP as in effect on December 31, 2018, any asset retirement obligations, any deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Issue Date or in the ordinary course of business. For the avoidance of doubt and notwithstanding the above, the term “Indebtedness” excludes any accrued expenses, trade payables or any liability in respect of any credit for goods and services raised in the ordinary course of business outstanding no more than 120 days after its customary date of payment and any financial liability to a financial institution in respect of the provision of supply chain financing outstanding no more than 120 days after the customary date of payment for the goods and services in respect of which such supply chain financing has been provided.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amounts of funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Indenture, and (other than with respect to letters of credit or Guarantees, Indebtedness specified in clause (7) or (8) above or as otherwise set forth in this Indenture) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of GAAP.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)	Contingent Obligations Incurred in the ordinary course of business, daylight exposures, obligations under or in respect of Qualified Receivables Financings including Standard Securitization Undertakings and accrued liabilities Incurred in the ordinary course of business that are not more than 120 days past due;

(ii)	in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that if, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days of such payment becoming contractually due and payable;

(iii)	for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension-related or post-employment liabilities or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(iv)	deferred payments or similar amounts owed in respect of gaming taxes or concessions or other similar arrangements (or Guarantees thereof by either the Company or a Restricted Subsidiary, or arranged or provided by a third party on behalf of the Company or a Restricted Subsidiary) and any Conditional Gaming Payments;

(v)	Guarantees of the Company or a Restricted Subsidiary in respect of rent or leases of premises incurred or undertaken in the ordinary course of business; or

18

(vi)	any obligations attributable to the exercise of appraisal rights and settlement of any claims or actions (whether actual, contingent or potential) with respect thereto.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

“Indirect Participant” means a Person who holds a Book-Entry Interest in a Global Note through a Participant.

“Initial Guarantors” means the Company, DMWSL 633 Limited, DMWSL 632 Limited, DMWSL 631 Limited, Inspired Gaming (USA) Inc., Gaming Acquisitions Limited, Inspired Gaming Group Limited, Inspired Gaming (Holdings) Limited, Inspired Gaming (International) Limited, Inspired Gaming (UK) Limited, Inspired Gaming (Greece) Limited and Playnation Limited.

“Intercreditor Agreement” means the intercreditor agreement to be dated on or about the Issue Date between, among others, the Company, the agent under the Revolving Credit Facility, the Trustee and the Security Agent.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of Section 4.04:

(1)	“Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

19

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	securities issued or directly and fully Guaranteed or insured by a Permissible Jurisdiction or Switzerland, Norway or any agency or instrumentality thereof (other than Cash Equivalents);

(3)	debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or “A-” or higher from Fitch or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and

(4)	investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Investment Grade Status” shall occur when the Notes receive any two of the following:

(1)	a rating of “BBB-” or higher from S&P;

(2)	a rating of “Baa3” or higher from Moody’s; and

(3)	a rating of “BBB-” or higher from Fitch,

or the equivalent of such rating by any such rating organization or, if no rating of Moody’s, S&P or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Issue Date” means May 20, 2021.

“Issuer” means Inspired Entertainment (Financing) PLC until a successor replaces it in accordance with the provisions of this Indenture, after which, “Issuer” shall mean such successor.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease under GAAP as in effect on December 31, 2018 constitute a “Lien”.

“Limited Condition Acquisition” means any acquisition or Investment, including by way of merger, amalgamation or consolidation, by the Company or one or more of its Restricted Subsidiaries the consummation of which is not conditioned upon the availability of, or on obtaining, third-party financing; provided that Consolidated EBITDA, other than for purposes of calculating any ratios in connection with the Limited Condition Acquisition and the related transactions, shall not include any Consolidated EBITDA of or attributable to the target company or assets involved in any such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

20

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of the Company or any Restricted Subsidiary:

(1)	(a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Company or any of its Subsidiaries with (in the case of this sub-clause (b)) the approval of the Board of Directors;

(2)	in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(3)	not exceeding £2.0 million in the aggregate outstanding at any time.

“Management Investors” means the officers, directors, employees and other members of the management of or consultants to the Company or any of its Subsidiaries, or spouses, family members or relatives thereof, or any trust, partnership or other entity for the benefit of or the beneficial owner of which (directly or indirectly) is any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Restricted Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of 3(a)(62) under the Exchange Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid or required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any Tax Sharing Agreements), as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness secured by any assets subject to such Asset Disposition, or in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent for such Asset Disposition, which by applicable law are required to be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders (other than the Company or any of its Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)	the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

21

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Deeply Subordinated Debt, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions, tax sharing arrangements and any Tax Sharing Agreements).

“Note Guarantee” means the Guarantee by a Guarantor of the Issuer’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Notes Documents” means this Indenture, the Notes (including Additional Notes), the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement.

“Offering Memorandum” means the final offering memorandum dated May 13, 2021, in relation to the Notes.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, any director, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, any Managing Director, the Secretary, or any Assistant Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Participant” means, with respect to Euroclear or Clearstream, a Person who has an account with Euroclear or Clearstream, respectively.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks equally in right of payment to the Notes or any Note Guarantees, as the case may be (without giving effect to collateral arrangements).

“Paying Agent” means any Person authorized by the Issuer to pay the principal of (and premium, if any) or interest on any Note on behalf of the Issuer.

“Permissible Jurisdiction” means any member state of the European Union or the United Kingdom.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents or Temporary Cash Investments between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 4.07.

“Permitted Business” means (1) any businesses in activities engaged in by the Company or any of its Subsidiaries on the Issue Date or (2) any businesses that are related, complementary, incidental, ancillary or similar to the foregoing or are reasonable extensions or developments of any thereof.

22

“Permitted Collateral Liens” means (a) Liens on the Collateral that are described in one or more of clauses (2) through (6), (8) through (14), (16) through (22) and (25) through (28) of the definition of “Permitted Liens”; (b) Liens on the Collateral to secure Indebtedness of the Issuer or a Guarantor that is permitted to be Incurred under Sections 4.06(b)(1), 4.06(b)(2) (in the case of Section 4.06(b)(2), to the extent such Guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this definition of Permitted Collateral Liens), 4.06(b)(4)(a), 4.06(b)(6), 4.06(b)(11) or 4.06(b)(12) or any Refinancing Indebtedness in respect of such Indebtedness; provided, however, that (i) each of the parties thereto will have entered into the Intercreditor Agreement or any Additional Intercreditor Agreement and (ii) all property and assets (including, without limitation, the Collateral) securing such Indebtedness also secure the Notes or the Note Guarantees on a senior or pari passu basis; provided with respect to Indebtedness incurred under Sections 4.06(b)(1) and 4.06(b)(6) (in the case of Section 4.06(b)(6) in respect of (x) Interest Rate Agreements and (y) Currency Agreements in respect of Indebtedness to the extent the aggregate net amount which would be payable by the Company or any Restricted Subsidiary under such Currency Agreements as a result of termination or closing out under such Currency Agreements (and designated under an Intercreditor Agreement or any Additional Intercreditor Agreement as a “Designated Super Senior Hedging Amount”) does not exceed £25.0 million), such Lien may rank senior to the Liens securing the Notes with respect to distributions of proceeds of any enforcement of Collateral or distressed disposals; (c) Liens on the Collateral securing Secured Indebtedness incurred under 4.06(a) or 4.06(b)(5) and any Refinancing Indebtedness in respect of such Indebtedness; provided, however, that (i) each of the parties thereto will have entered into the Intercreditor Agreement or any Additional Intercreditor Agreement and (ii) all property and assets (including, without limitation, the Collateral) securing such Indebtedness also secure the Notes or the Note Guarantees on a senior or pari passu basis; (d) Liens on the Collateral that secure Indebtedness on a basis junior to the Notes or the Note Guarantees, as applicable; provided that, in the case of this clause (d), such property and assets (including the Collateral), also secures the Notes or the Note Guarantees on a senior basis; provided further that the holders of such Indebtedness (or their representative) accede to the Intercreditor Agreement or an Additional Intercreditor Agreement that ranks such Liens junior to the Liens securing the Notes regardless of the time such Liens are granted and (e) Liens on the “Shared Security” as defined in the Intercreditor Agreement or any Additional Intercreditor Agreement that secure “Future Senior Subordinated Liabilities” on the basis set forth in the Intercreditor Agreement or any Additional Intercreditor Agreement; provided that, in the case of this clause (e), such property and assets (including the Collateral), also secures the Notes or the Note Guarantees and such Liens securing “Future Senior Subordinated Liabilities” rank junior to the Liens on the same Collateral securing the Notes; provided further that the holders of such Indebtedness (or their representative) accede to the Intercreditor Agreement or an Additional Intercreditor Agreement that ranks such Liens junior to the Liens on the same Collateral securing the Notes, regardless of the time such Liens are granted.

“Permitted Investment” means (in each case, by the Company or any of its Restricted Subsidiaries):

(1)	Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Company or (b) a Person (including the Capital Stock of any such Person) and such Person will, upon the making of such Investment, become a Restricted Subsidiary;

(2)	Investments in another Person if as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(3)	Investments in cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

(4)	Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business;

23

(5)	Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	Management Advances;

(7)	Investments in Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor;

(8)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition (but excluding a Permitted Asset Swap), in each case that such sale or other disposition was an Asset Disposition, such transaction was made in compliance with Section 4.07;

(9)	Investments in existence on, or made pursuant to legally binding commitments in existence on, the Issue Date;

(10)	Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.06;

(11)	Investments, taken together with all other Investments made pursuant to this clause (11) and at any time outstanding, in an aggregate amount at the time of such Investment not to exceed the greater of (x) £20.0 million and (y) 33.0% of Consolidated EBITDA (measured at the time of making such Investment); provided that, if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) of the definition of “Permitted Investments” and not this clause;

(12)	pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.09;

(13)	any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock) or Deeply Subordinated Debt as consideration;

(14)	any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of Section 4.08(b) (except those described in clauses (1), (3), (6), (8), (9) and (11) thereof);

(15)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with this Indenture;

(16)	Guarantees of Indebtedness of the Company or its Restricted Subsidiaries permitted to be incurred by the Company and the relevant Restricted Subsidiary (as applicable) under Section 4.06 and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements not prohibited by Section 4.06;

(17)	loans or advances to gaming machine site owners or gaming machine sub-operators in the ordinary course of business;

24

(18)	Investments in respect of prize, jackpot, deposit, payment processing and player account management operations, including as may be placed in trust accounts;

(19)	Investments made in connection with funding contributions to post-employment benefit schemes or pension schemes, including contingent funding;

(20)	Investments in a Receivables Subsidiary or otherwise in connection with a Qualified Receivables Financing;

(21)	cash held as operational floats in gaming or amusement machines;

(22)	Investments in licenses, concessions, authorizations, franchises, permits or similar arrangements that are related to the Company’s or any Restricted Subsidiary’s business; and

(23)	Investments in the Notes or other Indebtedness of the Issuer or a Guarantor that is not subordinated to the Notes or any Note Guarantees and Investments pursuant to the Proceeds Loan.

“Permitted Liens” means, with respect to any Person:

(1)	Liens on assets or property of a Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor securing Indebtedness of any Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor;

(2)	pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, trade obligations or to secure surety, indemnity, judgment, appeal or performance bonds or guarantees, guarantees of government or regulatory contracts or obligations (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business (including, in each case, to secure letters of credit or similar instruments to assure payment of such obligation);

(3)	Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4)	Liens for taxes, assessments or other governmental charges not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)	Liens in favor of the issuer of surety, performance or other bonds, guarantees or letters of credit or bankers’ acceptances (not issued to support Indebtedness for borrowed money) issued pursuant to the request of and for the account of the Company or any Restricted Subsidiary in the ordinary course of its business;

(6)	encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company and its Restricted Subsidiaries or to the ownership of its properties that do not materially impair their use in the operation of the business of the Company and the Restricted Subsidiaries;

25

(7)	Liens on assets or property of the Company or any Restricted Subsidiary securing Hedging Obligations permitted under this Indenture;

(8)	licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(9)	Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)	Liens on assets or property of the Company or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and (b) any such Lien may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property;

(11)	Liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution;

(12)	Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13)	Liens existing on the Issue Date;

(14)	Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Company or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(15)	Liens on assets or property of the Company or any Restricted Subsidiary securing Indebtedness or other obligations of the Company or such Restricted Subsidiary owing to the Company or any Restricted Subsidiary, or Liens in favor of the Company or any Restricted Subsidiary;

26

(16)	Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(17)	any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(18)	(a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(19)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(20)	Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness or to consummate a transaction or other purpose for which such Indebtedness was Incurred and are held in an escrow account or similar arrangement pending application for such purpose;

(21)	Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, or liens over cash accounts securing cash management services (including overdrafts), to implement cash pooling arrangements or to cash–collateralize letters of credit;

(22)	Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(23)	Liens Incurred with respect to Indebtedness which does not exceed at any one time outstanding the greater of (x) £12.0 million and (y) 20.0% of Consolidated EBITDA (measured at the time of incurrence);

(24)	Permitted Collateral Liens;

(25)	Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(26)	Liens on Receivables Assets Incurred in connection with a Qualified Receivables Financing;

(27)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(28)	Liens over cash paid into an escrow account pursuant to any purchase price retention arrangement as part of any permitted disposal by the Company or a Restricted Subsidiary on condition that the cash paid into such escrow account in relation to a disposal does not represent more than 25% of the net proceeds of such disposal;

27

(29)	Liens on cash held as operational floats in gaming or amusement machines;

(30)	Liens created for the benefit of (or to secure) the Notes and the Note Guarantees; and

(31)	Liens on any proceeds loan made by any Finance Subsidiary to the Company or a Restricted Subsidiary in connection with any future incurrence of Indebtedness permitted under this Indenture securing that Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“pounds sterling”, “sterling” or “£” means the lawful currency of the United Kingdom.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Priority Indebtedness” means Indebtedness (other than Indebtedness Incurred pursuant to Sections 4.06(b)(1), 4.06(b)(2) (but only with respect to any of the other clauses identified in this definition), 4.06(b)(3), 4.06(b)(4), 4.06(b)(5), 4.06(b)(6), 4.06(b)(7), 4.06(b)(8), 4.06(b)(9), 4.06(b)(10) and 4.06(b)(13) and without double counting) (a) directly issued by or that has the benefit of a Guarantee of any Restricted Subsidiary of the Company that is not the Issuer, a Subsidiary Guarantor or a Finance Subsidiary outstanding at any time or (b) incurred by the Company or any Restricted Subsidiary (other than a Restricted Subsidiary, the primary purpose of which is to finance the business operations of the Company and the Subsidiary Guarantors) and secured by a Lien on property or assets that do not secure the Notes or any Note Guarantee on an equal and ratable or priority basis.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Proceeds Loan” means the loan between the Issuer, as lender, and Gaming Acquisitions Limited, as borrower, for the amount of the proceeds received by the Issuer from the offering of the Notes on the Issue Date, and all loans directly or indirectly replacing or refinancing such loan or any portion thereof.

“Proceeds Loan Agreement” means the proceeds loan agreement, dated on or around the Issue Date, by and between the Issuer and Gaming Acquisitions Limited pursuant to which the Proceeds Loan was made, as the same may be amended from time to time in accordance with the terms of this Indenture.

“Public Offering” means any offering of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include an offering pursuant to Rule 144A or Regulation S under the Securities Act to professional market investors or similar persons).

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

28

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions: (1) the Board of Directors of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary, (2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at fair market value (as determined in good faith by the Company), and (3) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Indebtedness under a Credit Facility or Indebtedness in respect of the Notes shall not be deemed a Qualified Receivables Financing.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Receivables Assets” means any assets that are or will be the subject of a Qualified Receivables Financing.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries), or (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is subject to terms that are substantially equivalent in effect to a guarantee of any losses on securitized or sold receivables by the Company or any Restricted Subsidiary, (iii) is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (iv) subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

29

(2)	with which neither the Company nor any Restricted Subsidiary has any contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(3)	to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, amend, extend, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing” has the meaning given to it in the Offering Memorandum.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date of this Indenture or Incurred in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)	if the Indebtedness being refinanced constitutes Subordinated Indebtedness, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or later than the final Stated Maturity of the Indebtedness being refinanced or, if shorter, the Notes;

(2)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness (including reasonable tender premiums or consent fees, as determined in good faith by a responsible financial or chief accounting officer of the Company), defeasance costs, accrued interest and costs, expenses and fees Incurred in connection therewith); and

(3)	if the Indebtedness being refinanced is expressly subordinated in right of payment to the Notes or the Note Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced,

30

provided, however, that Refinancing Indebtedness shall not include (x) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary and (y) Indebtedness of a Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor that refinances Indebtedness of the Issuer, the Company or a Subsidiary Guarantor.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note, bearing the Global Note Legend and the Private Placement Legend and having the “Schedule of Exchanges of Interests in the Global Note” attached thereto, deposited with and registered in the name of the Common Depositary or its nominee that will be issued in an initial amount equal to the principal amount of the Notes initially resold in reliance on Regulation S, substantially in the form of Exhibit A hereto.

“Relevant Regulator” means (i) the Gambling Commission of Great Britain, or such other governmental authority having supervisory authority in the United Kingdom with respect to the Company and its Restricted Subsidiaries; (ii) L’Agenzia delle dogane e dei Monopoli, or such other governmental authority having supervisory authority in Italy with respect to the Company and its Restricted Subsidiaries; (iii) the Hellenic Gaming Commission, or such other governmental authority having supervisory authority in Greece with respect to the Company and its Restricted Subsidiaries; and (iv) with respect to the operations of the Company and its Restricted Subsidiaries in a jurisdiction other than the United Kingdom, Italy and Greece, such other governmental authority having supervisory authority in such other jurisdiction of gaming machines and remote gaming with respect to the Company or such relevant Restricted Subsidiary.

“Responsible Officer,” when used with respect to the Trustee, means any managing director, director, associate director, vice president, assistant treasurer, or trust officer within the Trusts & Securities Services Department of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Reversion Date” means, after the Notes have achieved Investment Grade Status, the date, if any, that such Notes shall cease to have such Investment Grade Status.

“Revolving Credit Facility” means the revolving credit facility made available pursuant to the Revolving Credit Facility Agreement.

“Revolving Credit Facility Agreement” means the super senior revolving credit facilities agreement to be dated on or about the Issue Date entered into by, among others, the Issuer, Gaming Acquisitions Limited and Inspired Gaming (UK) Limited, as borrowers and the Initial Guarantors, as guarantors, and Global Loan Agency Services Limited, as agent, providing for borrowings in an aggregate principal amount of up to £20.0 million.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

31

“Rule 144A Global Note” means a Global Note, bearing the Global Note Legend and the Private Placement Legend and having the “Schedule of Exchanges of Interests in the Global Note” attached thereto, deposited with and registered in the name of the Common Depositary or its nominee that will be issued in an initial amount equal to the principal amount of the Notes initially resold in reliance on Rule 144A, substantially in the form of Exhibit A hereto.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means (without double counting) any Indebtedness of the Company or a Restricted Subsidiary secured by a Lien on any portion of the Collateral on a basis pari passu with or senior to the security in favor of the Notes other than (x) Indebtedness Incurred under Sections 4.06(b)(2), 4.06(b)(3), 4.06(b)(4)(e), 4.06(b)(6), 4.06(b)(7), 4.06(b)(8), 4.06(b)(9), 4.06(b)(10) and 4.06(b)(13) and (y) Liens granted in accordance with clause (a) of the definition of “Permitted Collateral Liens”.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Security Agent” means GLAS Trust Corporation Limited until a successor replaces it in accordance with the applicable provisions of this Indenture, the Security Documents, the Intercreditor Agreement or any Additional Intercreditor Agreement and thereafter means the successor thereof.

“Security Documents” means any security documents and other instruments and documents executed and delivered pursuant to this Indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or for the ratable benefit of the Holders and the Trustee or notice of such pledge, assignment or grant is given.

“Senior Management” means the officers, directors, and other members of senior management of the Company or any of its Subsidiaries.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 of Regulation S-X, promulgated under the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Issue Date, and (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing, including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

32

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Sterling Equivalent” means, with respect to any monetary amount in a currency other than pounds sterling, at any time of determination thereof, the amount of pounds sterling obtained by converting such currency other than pounds sterling involved in such computation into pounds sterling at the spot rate for the purchase of pounds sterling with the applicable currency other than pounds sterling as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by a responsible financial or chief accounting officer of the Company) on the date of such determination.

“Subordinated Indebtedness” means, with respect to any Person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the Notes or the Note Guarantees pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2)	any partnership, joint venture, limited liability company or similar entity of which:

	(a)	more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

	(b)	such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means any Restricted Subsidiary of the Company that provides a Note Guarantee.

“TARGET Settlement Day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) payment system is open for the settlement of payments.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest and penalties applicable thereto) that are imposed or levied by any government or other taxing authority and “Tax” shall be construed accordingly.

“Tax Sharing Agreement” means any tax sharing or profit and loss pooling or similar agreement with customary or arm’s–length terms entered into with any Unrestricted Subsidiary, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of this Indenture, including any tax grouping or tax consolidation arrangement.

33

“Temporary Cash Investments” means any of the following:

(1)	any investment in

	(a)	direct obligations of, or obligations Guaranteed by, (i) the United States of America or Canada, (ii) any Permissible Jurisdiction, (iii) Switzerland or Norway, (iv) any country in whose currency funds are being held specifically pending application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country with such funds or (v) any agency or instrumentality of any such country or member state; or

	(b)	direct obligations of any country recognized by the United States of America rated at least “A” by S&P or at least “A2” by Moody’s or at least “A” by Fitch (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s or Fitch then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(2)	overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by:

	(a)	any lender under any Credit Facility which is also a party to the Intercreditor Agreement or any Additional Intercreditor Agreement;

	(b)	any institution authorized to operate as a bank in any of the countries or member states referred to in subclause (1)(a) above; or

	(c)	any bank or trust company organized under the laws of any such country or member state or any political subdivision thereof, in each case, having capital and surplus aggregating in excess of £250 million (or the foreign currency equivalent thereof) and whose long-term debt is rated at least “A” by S&P or at least “A2” by Moody’s or at least “A” by Fitch (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s or Fitch then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) or (2) above entered into with a Person meeting the qualifications described in clause (2) above;

(4)	Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P or “F-2” (or higher) according to Fitch (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s or Fitch then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(5)	Investments in securities maturing not more than one year after the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States of America, Canada, any Permissible Jurisdiction or Switzerland, Norway or by any political subdivision or taxing authority of any such state, commonwealth, territory, country or member state, and rated at least “BBB-” by S&P or at least “Baa3” by Moody’s or at least “BBB-” by Fitch (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s or Fitch then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

34

(6)	bills of exchange issued in the United States, Canada, a Permissible Jurisdiction, Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(7)	any money market deposit accounts issued or offered by a commercial bank organized under the laws of a country that is a member of the Organization for Economic Co-operation and Development, in each case, having capital and surplus in excess of £250 million (or the foreign currency equivalent thereof) or whose long term debt is rated at least “A” by S&P or at least “A2” by Moody’s or at least “A” by Fitch (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s or Fitch then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(8)	investment funds investing 95% of their assets in securities of the type described in clauses (1) through (7) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution); and

(9)	investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the U.S. Investment Company Act of 1940, as amended.

“Trustee” means GLAS Trustees Limited as trustee until a successor replaces it in accordance with the applicable provisions of this Indenture, the Security Documents, the Intercreditor Agreement or any Additional Intercreditor Agreement and thereafter means the successor thereof.

“Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended.

“UK Government Obligations” means direct obligations of, or obligations Guaranteed by, the United Kingdom, and the payment for which the United Kingdom pledges its full faith and credit.

“Uniform Commercial Code” means the New York Uniform Commercial Code.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company in the manner provided in Section 4.23); and

(2)	any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Voting Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Company or another Wholly Owned Subsidiary) is owned by the Company or another Wholly Owned Subsidiary.

35

Section 1.02 Other Definitions.

Term	Defined in Section
“Additional Amounts”	4.17(a)
“Additional Intercreditor Agreement”	4.15(a)
“Additional Notes”	Preamble
“Affiliate Transaction”	4.08(a)
“Asset Disposition Offer”	4.07(b)
“Asset Disposition Offer Amount”	4.07(e)
“Asset Disposition Offer Period”	4.07(e)
“Asset Disposition Purchase Date”	4.07(e)
“Authenticating Agent”	2.02
“Authentication Order”	2.02
“Authorized Agent”	13.06
“Change in Tax Law”	3.08(a)
“Change of Control Offer”	4.12(b)
“Change of Control Payment”	4.12(b)
“Change of Control Payment Date”	4.12(b)
“Covenant Defeasance”	8.03
“cross-acceleration provision”	6.01(a)(6)(B)
“Event of Default”	6.01(a)
“Excess Proceeds”	4.07(b)
“guarantee provision”	6.01(a)(11)
“Initial Default”	6.01(c)
“Initial Lien”	4.09
“Initial Notes”	Preamble
“judgment default provision”	6.01(a)(9)
“Legal Defeasance”	8.02
“payment default”	6.01(a)(6)(A)
“Payor”	4.17(a)
“Permitted Payments”	4.04(b)
“recognized stock exchange”	4.11
“Registrar”	2.03
“Relevant Taxing Jurisdiction”	4.17(a)
“Restricted Payment”	4.04(a)
“security default provision”	6.01(a)(10)
“Successor Person”	5.01(a)
“Suspension Event”	4.18
“Tax Redemption Date”	3.08(a)
“Transfer Agent”	2.03

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” or “include” means including or include without limitation;

(5) words in the singular include the plural, and in the plural include the singular;

(6) “will” shall be interpreted to express a command;

36

(7) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(8) provisions apply to successive events and transactions;

(9) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(10) unless otherwise provided in this Indenture or in any Note, the words “execute,” “execution,” “signed,” and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any Note or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act.

Article 2.

The Notes

Section 2.01 Form and Dating.

(a) General. Each series of the Notes and the Trustee’s or the Authenticating Agent’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Issuer shall approve the form of the Notes and any notation, legend or endorsement thereon. Each Note will be dated the date of its authentication. The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by a Registrar or the Paying Agent in accordance with instructions given by the Holder thereof as required by Section 2.06.

(c) Rule 144A Global Notes and Regulation S Global Notes. The Notes shall initially be issued in the form of registered notes in global form without interest coupons, as follows:

(1) The Notes sold within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act shall initially be issued in the form of Rule 144A Global Notes, which shall be deposited with and registered in the name of a nominee of the Common Depositary for the accounts of Euroclear and Clearstream. The aggregate principal amount of any Rule 144A Global Note may from time to time be increased or decreased by adjustments made on Schedule A to each such Global Note, as hereinafter provided.

(2) The Notes sold outside the United States pursuant to Regulation S under the Securities Act shall initially be issued in the form of Regulation S Global Notes, which shall be deposited with and registered in the name of a nominee of the Common Depositary for the accounts of Euroclear and Clearstream. The aggregate principal amount of any Regulation S Global Note may from time to time be increased or decreased by adjustments made on Schedule A to each such Global Note, as hereinafter provided.

37

(d) Definitive Registered Notes. Definitive Registered Notes issued upon transfer of a Book-Entry Interest or a Definitive Registered Note, or in exchange for a Book-Entry Interest or a Definitive Registered Note, shall be issued in accordance with this Indenture.

Notes issued in definitive registered form will be substantially in the form of Exhibit A hereto (excluding the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” in the form of Schedule A attached thereto).

(e) Book-Entry Provisions. The Applicable Procedures shall be applicable to Book-Entry Interests in the Global Notes that are held by Participants through Euroclear or Clearstream.

(f) Denomination. The Notes shall be issued in minimum denominations of £100,000 and in integral multiples of £1,000 in excess thereof.

Section 2.02 Execution and Authentication.

At least one Officer must sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note shall not be valid until authenticated by the manual or facsimile signature of the authorized signatory of the Trustee or the Authenticating Agent. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture. Notwithstanding the foregoing, if any Note shall have been authenticated and delivered hereunder but never issued and sold by the Issuer, the Issuer shall deliver such Note to the Paying Agent or Registrar for cancellation as provided for in Section 2.11.

Pursuant hereto, the Trustee or the Authenticating Agent will, upon receipt of a written order of the Issuer signed by at least one Officer and delivered to the Authenticating Agent (an “Authentication Order”), authenticate, or cause the relevant Authenticating Agent to authenticate, (i) the Initial Notes in the form of Global Notes and, at any time and from time to time upon delivery of an Authentication Order with the terms of such notes set out in an Officer’s Certificate, the Trustee or the Authenticating Agent will authenticate any Additional Notes in the form of Global Notes; or (ii) the Definitive Registered Notes from time to time issued only in exchange for a like aggregate amount of Global Notes or Definitive Registered Notes that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuer pursuant to one or more Authentication Orders, except as provided in Section 2.07.

The Trustee may appoint one or more authenticating agents (each, an “Authenticating Agent”) acceptable to the Issuer to authenticate Notes. An Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An Authenticating Agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer. The Trustee hereby appoints Global Loan Agency Services Limited as the Authenticating Agent for the Notes. Global Loan Agency Services Limited has accepted such appointment and the Issuer hereby confirms that such appointment is acceptable to it.

38

Section 2.03 Registrar, Transfer Agent and Paying Agent.

The Issuer will maintain one or more Paying Agents for the Notes. The initial Paying Agent for the Notes will be GLAS Trust Company LLC.

The Issuer will also maintain one or more registrars (each, a “Registrar”) and a transfer agent (the “Transfer Agent”). The initial Registrar and the initial Transfer Agent will be GLAS Trust Company LLC. The Registrar will maintain a register for the Notes reflecting ownership of Definitive Registered Notes outstanding from time to time and will make payments on and facilitate transfers of Definitive Registered Notes on behalf of the Issuer.

Each such initial Agent hereby accepts such appointment.

The Issuer may change any Paying Agent, Registrar or Transfer Agent for the Notes without prior notice to the Holders of the Notes. The Issuer, the Company or any Subsidiary of the Company may act as Paying Agent or Registrar in respect of the Notes. For so long as the Notes are admitted to trading on the Official List of the Exchange and the rules and regulations of the Authority so require, the Issuer will publish a notice of any change of Paying Agent, Registrar or Transfer Agent to the extent and in the manner permitted by such rules and regulations. In addition, for so long as any Notes are represented by Global Notes, all notices to Holders will be delivered to Euroclear and Clearstream, which will give such notices to the holders of Book-Entry Interests.

Section 2.04 Paying Agent to Hold Money.

The Issuer will require each Paying Agent (other than the Trustee or an Affiliate of the Trustee) not a party to this Indenture to agree in writing that the Paying Agent will hold all money held by the Paying Agent for the payment of principal of, premium or Additional Amounts, if any, or interest on, the Notes, and will notify the Trustee of any Default by the Issuer in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer, the Company or a Subsidiary of the Company) will have no further liability for the money. If the Issuer, the Company or a Subsidiary of the Company acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent unless the Issuer, the Company or such Subsidiary is subject to insolvency, bankruptcy or reorganization proceedings (including, without limitation, its bankruptcy, voluntary or judicial liquidation, composition with creditors, reprieve from payment, controlled management, fraudulent conveyance, general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally), in which case a Paying Agent (other than the Issuer, the Company or such Subsidiary) will act as Paying Agent for the Notes. The Issuer shall before 10:00 a.m., London time, on the Business Day prior to the day on which the Paying Agent is to receive payment, procure that the bank effecting payment for it confirms by facsimile or tested SWIFT MT100 message to the Paying Agent the payment instructions relating to such payment. For the avoidance of doubt, the Paying Agent and the Trustee shall be held harmless and have no liability with respect to payments or disbursements to be made by the Paying Agent and Trustee (i) for which payment instructions are not made or that are not otherwise deposited by the respective times set forth in this Section 2.04; and (ii) until they have confirmed receipt of funds sufficient to make the relevant payment.

Section 2.05 Holder Lists.

The Registrar(s) will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee or the Paying Agent is not the Registrar, the Issuer will furnish to the Trustee (but only if the Trustee so requires) and each Paying Agent at least two Business Days before each interest payment date and at such other times as the Trustee or the Paying Agent may request in writing, a list of the names and addresses of the Holders of Notes in such form and as of such date as the Trustee or the Paying Agent may reasonably require.

39

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Prior to 40 days after the Issue Date, ownership of interests in the Global Notes will be limited to persons that have accounts with Euroclear or Clearstream or persons that may hold interests through such Participants. Ownership of interests in the Book-Entry Interests and transfers thereof will be subject to the restrictions on transfer and certification requirements set forth herein. In addition, transfers of Book-Entry Interests between Participants in Euroclear or Participants in Clearstream will be effected by Euroclear or Clearstream, as applicable, pursuant to customary procedures and subject to the applicable rules and procedures established by Euroclear or Clearstream, as applicable, and their respective Participants.

Owners of the Book-Entry Interests will receive Definitive Registered Notes only in the following circumstances:

(1) if Euroclear or Clearstream notifies the Issuer that it is unwilling or unable to continue to act as depositary and the Issuer fails to appoint a successor;

(2) Euroclear or Clearstream so requests following an Event of Default; or

(3) if any holder of a Book-Entry Interest requests such exchange in writing through Euroclear or Clearstream following an Event of Default

Upon the occurrence of any of the preceding events in clauses Section 2.06(a)(1), (2) or (3) above, the Issuer shall issue or cause to be issued Definitive Registered Notes in such names as Euroclear or Clearstream, as applicable, shall instruct the Registrar or Transfer Agent, and such Definitive Registered Notes will bear the Private Placement Legend as provided in Section 2.06(f)(1) hereof, unless that legend is not required thereby or by applicable law.

Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a). Book-Entry Interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c). Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note.

(b) General Provisions Applicable to Transfer and Exchange of Book-Entry Interests in the Global Notes. The transfer and exchange of Book-Entry Interests shall be effected through Euroclear or Clearstream, in accordance with the provisions of this Indenture and the Applicable Procedures.

In connection with all transfers and exchanges of Book-Entry Interests (other than transfers of Book-Entry Interests in connection with which the transferor takes delivery thereof in the form of a Book-Entry Interest in the same Global Note), the relevant Transfer Agent (copied to the Registrar) must receive: (i) a written order from a Participant or an Indirect Participant given to Euroclear or Clearstream in accordance with the Applicable Procedures directing Euroclear or Clearstream to debit from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (ii) a written order from a Participant or an Indirect Participant given to Euroclear or Clearstream in accordance with the Applicable Procedures directing Euroclear or Clearstream to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (iii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited or debited with such increase or decrease, if applicable.

40

In connection with a transfer or exchange of a Book-Entry Interest for a Definitive Registered Note, the relevant Transfer Agent (copied to the Registrar) must receive: (i) a written order from a Participant or an Indirect Participant given to Euroclear or Clearstream in accordance with the Applicable Procedures directing Euroclear or Clearstream to debit from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (ii) a written order from a Participant directing the Registrar to cause to be issued a Definitive Registered Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (iii) instructions containing information regarding the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to above.

In connection with any transfer or exchange of Definitive Registered Notes, the Holder of such Notes shall present or surrender to the relevant Transfer Agent or Registrar the Definitive Registered Notes duly endorsed or accompanied by a written instruction of transfer in a form satisfactory to such Transfer Agent or Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, in connection with a transfer or exchange of a Definitive Registered Note for a Book-Entry Interest, the relevant Transfer Agent (copied to the relevant Registrar) must receive a written order directing Euroclear or Clearstream to credit the account of the transferee in an amount equal to the Book-Entry Interest to be transferred or exchanged.

Upon satisfaction of all of the requirements for transfer or exchange of Book-Entry Interests in Global Notes contained in this Indenture, the relevant Transfer Agent (copied to the relevant Registrar), as specified in this Section 2.06, shall endorse the relevant Global Note(s) with any increase or decrease and instruct Euroclear or Clearstream to reflect such increase or decrease in its systems.

Transfers of Book-Entry Interests shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers and exchanges of Book-Entry Interests for Book-Entry Interests also shall require compliance with either Section 2.06(b)(1) or Section 2.06(b)(2), as applicable, as well as Section 2.06(b)(3), if applicable:

(1) Transfer of Book-Entry Interests in the Same Global Note. Book-Entry Interests may be transferred to Persons who take delivery thereof in the form of a Book-Entry Interest in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, ownership of Book-Entry Interests in any Regulation S Global Note will be limited to Persons that have accounts with Euroclear or Clearstream or Persons who hold interests through Euroclear or Clearstream, and any sale or transfer of such interest to U.S. persons shall not be permitted during the Restricted Period unless such resale or transfer is made pursuant to Rule 144A. No written orders or instructions shall be required to be delivered to the Trustee to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Book-Entry Interests in Global Notes. A holder may transfer or exchange a Book-Entry Interest in Global Notes in a transaction not subject to Section 2.06(b)(1) only if the relevant Transfer Agent (copied to the Registrar) receives either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to Euroclear or Clearstream in accordance with the Applicable Procedures directing Euroclear or Clearstream to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

(ii) instructions given by Euroclear or Clearstream in accordance with the Applicable Procedures containing information regarding the Participant’s account to be credited with such increase; or

41

(B) both:

(i) a written order from a Participant or an Indirect Participant given to Euroclear or Clearstream in accordance with the Applicable Procedures directing Euroclear or Clearstream to cause to be issued a Definitive Registered Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

(ii) instructions given by Euroclear or Clearstream to the relevant Registrar containing information specifying the identity of the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to in Section 2.06(b)(1), the principal amount of such securities and the ISIN, Common Code or other similar number identifying the Notes, provided that any such transfer or exchange is made in accordance with the transfer restrictions set forth in the Private Placement Legend.

(3) Transfer of Book-Entry Interests to Another Global Note. A Book-Entry Interest in any Global Note may be transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in another Global Note if the transfer complies with the requirements of Section 2.06(b)(2) and the relevant Registrar or the relevant Transfer Agent receives the following:

(A) if the transferee will take delivery in the form of a Book-Entry Interest in a Rule 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transferee will take delivery in the form of a Book-Entry Interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(c) Transfer or Exchange of Beneficial Interests for Definitive Registered Notes. If any holder of a Book-Entry Interest in a Global Note proposes to exchange such Book-Entry Interest for a Definitive Registered Note or to transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Definitive Registered Note, then, upon receipt by the relevant Transfer Agent and the relevant Registrar of the following documentation:

(A) in the case of a transfer on or before the expiration of the Restricted Period by a holder of a Book-Entry Interest in a Regulation S Global Note, a certificate to the effect set forth in Exhibit B hereto, including the certifications in either item (1) or item (2) thereof;

(B) in the case of a transfer after the expiration of the Restricted Period by a holder of a Book-Entry Interest in a Regulation S Global Note, the transfer complies with Section 2.06(b);

(C) in the case of a transfer by a holder of a Book-Entry Interest in a Rule 144A Global Note to a QIB in reliance on Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(D) in the case of a transfer by a holder of a Book-Entry Interest in a Rule 144A Global Note in reliance on Regulation S, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(E) in the case of a transfer by a holder of a Book-Entry Interest in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof; or

(F) in the case of a transfer by a holder of a Book-Entry Interest in a Rule 144A Global Note in reliance on Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof,

42

the Paying Agent and/or the Registrar shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer shall execute and the Authenticating Agent shall authenticate and deliver to the Person designated in the instructions a Definitive Registered Note in the appropriate principal amount. Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such Book-Entry Interest shall instruct the relevant Registrar through instructions from Euroclear or Clearstream and the Participant or Indirect Participant. The Registrar or the Paying Agent shall deliver such Definitive Registered Notes to the Persons in whose names such Notes are so registered. Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Global Note pursuant to this Section 2.06(c) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(d) Transfer and Exchange of Definitive Registered Notes for Book-Entry Interests in the Global Notes. If any Holder of a Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a Global Note or to transfer such Definitive Registered Notes to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Global Note, then, upon receipt by the relevant Transfer Agent and the relevant Registrar of the following documentation:

(A) if the Holder of such Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2) thereof;

(B) if such Definitive Registered Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Definitive Registered Note is being transferred in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof, as applicable; and

(D) if such Definitive Registered Note is being transferred to the Issuer, the Company or any Subsidiary of the Company, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof, the Registrar will cancel the Definitive Registered Note, and the Registrar will increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the Global Note, in the case of clause (B) above, the applicable Rule 144A Global Note, in the case of clause (C) above, the applicable Regulation S Global Note, and in the case of clause (D) above, the applicable Rule 144A Global Note.

(e) Transfer and Exchange of Definitive Registered Notes for Definitive Registered Notes. Upon request by a Holder of Definitive Registered Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the relevant Transfer Agent or the relevant Registrar will register the transfer or exchange of Definitive Registered Notes of which registration the Issuer will be informed of by such Transfer Agent or such Registrar (as the case may be). Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the relevant Transfer Agent or the relevant Registrar the Definitive Registered Notes duly endorsed and accompanied by a written instruction of transfer in a form satisfactory to such Transfer Agent or such Registrar duly executed by such Holder or its attorney, duly authorized to execute the same in writing. In the event that the Holder of such Definitive Registered Notes does not transfer the entire principal amount of Notes represented by any such Definitive Registered Note, the relevant Transfer Agent or the relevant Registrar will cancel or cause to be cancelled such Definitive Registered Note and the Issuer (who has been informed of such cancellation) shall execute and the Authenticating Agent shall authenticate and deliver to the requesting Holder and any transferee Definitive Registered Notes in the appropriate principal amounts. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

43

Any Definitive Registered Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Definitive Registered Note if the relevant Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transfer will be made in reliance on Regulation S, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(f) Legends. The following legends will appear on the face of all Global Notes and Definitive Registered Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend. Each Global Note and each Definitive Registered Note (and all Notes issued in exchange therefor or in substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (A “QUALIFIED INSTITUTIONAL BUYER”) WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) OR (B) IT IS NOT A “U.S. PERSON” AND IS ACQUIRING THIS SECURITY IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”) AND (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, [IN THE CASE OF REGULATION S NOTES ONLY: PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY)] [IN THE CASE OF 144A NOTES ONLY: PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY)] ONLY (A) TO THE ISSUER, THE GUARANTORS OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) TO NON-U.S. PERSONS PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS, AND FURTHER SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND (III) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.”

44

A purchaser of Notes, will also be deemed to acknowledge that the foregoing restrictions apply to holders of beneficial interests in these Notes as well as to holders of these Notes.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE PAYING AGENT OR REGISTRAR MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, AND (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE PAYING AGENT FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE.”

(g) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuer will execute and an Authenticating Agent will authenticate Global Notes and Definitive Registered Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made by the Issuer or the Registrar to a Holder of a Book-Entry Interest in a Global Note, a Holder of a Global Note or a Holder of a Definitive Registered Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve, documentary or other similar tax or governmental charge that may be imposed in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.07 and 4.12 hereof).

45

(3) No Transfer Agent or Registrar will be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Registered Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Registered Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Registered Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Issuer shall be required to register the transfer into its register kept at its registered office of any Definitive Registered Notes: (A) for a period of 15 calendar days prior to any date fixed for the redemption of such Notes; (B) for a period of 15 calendar days immediately prior to the date fixed for selection of such Notes to be redeemed in part; (C) for a period of 15 calendar days prior to the record date with respect to any interest payment date applicable to such Notes; or (D) which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Disposition Offer. Any such transfer will be made without charge to the Holder, other than any Taxes payable in connection with such transfer or exchange.

(6) The Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(7) All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer, the Trustee or the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted initially by facsimile with originals to be delivered as soon as practicable thereafter to the Trustee.

Section 2.07 Replacement Notes.

If Definitive Registered Notes are issued and a holder thereof claims that such a Definitive Registered Note has been lost, destroyed or wrongfully taken, or if such Definitive Registered Note is mutilated and is surrendered to the Registrar or at the office of a Transfer Agent, the Issuer will issue and the Authenticating Agent will authenticate a replacement Definitive Registered Note if the Authenticating Agent’s and the Issuer’s requirements are met. The Issuer or the Trustee may require a holder requesting replacement of a Definitive Registered Note to furnish an indemnity bond sufficient in the judgment of both the Issuer and the Trustee to protect themselves and any Paying Agent appointed pursuant to this Indenture from any loss which any of them may suffer if a Definitive Registered Note is replaced. The Issuer may charge for any expenses incurred by it in replacing a Definitive Registered Note.

In case any such mutilated, destroyed, lost or stolen Definitive Registered Note has become or is about to become due and payable, or is about to be redeemed or purchased by the Issuer pursuant to the provisions of this Indenture, the Issuer, in its discretion, may, instead of issuing a new Definitive Registered Note, pay, redeem or purchase such Definitive Registered Note, as the case may be.

46

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Authenticating Agent, except for those canceled by it or the Registrar, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Registrar in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Registrar receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If a Paying Agent (other than the Issuer, the Company, a Subsidiary of the Company or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Acts by Holders.

In determining whether the Holders of the required aggregate principal amount of the Notes have concurred in any direction, waiver or consent, any Notes owned by the Issuer or by any Person directly or indirectly controlled, or controlled by, or under direct or indirect common control with, the Issuer will be disregarded and deemed not to be outstanding.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate, or cause an Authenticating Agent to authenticate, temporary Notes. Temporary Notes will be substantially in the form of Definitive Registered Notes but may have variations that the Issuer considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer will prepare and the Trustee or the Authenticating Agent will authenticate Definitive Registered Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Issuer at any time may deliver Notes to the Paying Agent for cancellation. Each Paying Agent and any Transfer Agent will forward to the Registrar any Notes surrendered to them for registration of transfer, exchange or payment. The Registrar or the Paying Agent (other than the Issuer, the Company or a Subsidiary of the Company) and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Notes will be delivered to the Issuer upon request. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Paying Agent for cancellation. For so long as the Notes are admitted to trading on the Official List of the Exchange and the rules and regulations of the Authority so require, the Issuer undertakes to promptly inform the Exchange of any such cancellation in accordance with such rules and regulations.

47

Section 2.12 Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid. Notwithstanding the foregoing, if the Issuer pays the defaulted interest prior to the date that is 30 days after the date of default in payment of interest, no special record date will be set and payment will be made to the Holders as of the original record date. For so long as the Notes are admitted to trading on the Official List of the Exchange and the rules and regulations of the Authority so require, the Issuer undertakes to promptly inform the Exchange of any such special record date in accordance with such rules and regulations.

Section 2.13 ISIN or Common Code Number.

The Issuer in issuing the Notes may use an “ISIN” or “Common Code” number and, if so, such ISIN or Common Code number shall be included in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the ISIN or Common Code number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange shall not be affected by any defect in or omission of such numbers.

The Issuer will promptly notify the Trustee and the Paying Agent of any change in the ISIN or Common Code number.

Section 2.14 Deposit of Moneys.

No later than 10:00 a.m. (London time) on the Business Day for each due date of the principal of, interest and premium (if any) on any Note and the Stated Maturity date of the Notes, the Issuer shall deposit with the Paying Agent in immediately available funds money sufficient to make cash payments, if any, due on such day or date, as the case may be, in a timely manner which permits the Trustee or relevant Paying Agent to remit payment to the Holders on such day or date, as the case may be. Subject to actual receipt of such funds as provided by this Section 2.14 by the designated Paying Agent, such Paying Agent shall make payments on the Notes in accordance with the provisions of this Indenture. The Issuer shall promptly notify the Trustee and the Paying Agents of its failure to so act.

Section 2.15 Agents.

(a) Actions of Agents. The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several.

(b) Agents of Trustee. The Issuer and the Agents acknowledge and agree that in the event of a Default or Event of Default, the Trustee may, by notice in writing to the Issuer and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee. Prior to receiving such written notice from the Trustee, the Agents shall be the agents of the Issuer and need have no concern for the interests of the Holders.

(c) Funds held by Agents. The Agents will hold all funds as agent subject to the terms of this Indenture and as a result, such money will not be held in accordance with the rules established by the Financial Conduct Authority in the Financial Conduct Authority’s Handbook of rules and guidance from time to time in relation to client money.

48

Section 2.16 Series of Notes.

(a) The Initial Notes and, if issued, any Additional Notes will be treated as a single class for all purposes under this Indenture, including, without limitation, with respect to waivers, amendments, redemptions and offers to purchase, except as otherwise provided for in this Indenture; provided that, unless the Additional Notes are fungible with the original Notes for U.S. federal income tax purposes, such Additional Notes will not be issued with the same identification number as the original Notes.

(b) Cancellation and/or Adjustment of Global Notes. At such time as all Book-Entry Interests in a particular Global Note have been exchanged for Definitive Registered Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Registrar or Paying Agent in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any Book-Entry Interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note or for Definitive Registered Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Paying Agent or the relevant Registrar to reflect such reduction; and if the Book-Entry Interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the relevant Registrar or the Paying Agent to reflect such increase.

Article 3.
Redemption And Prepayment

Section 3.01 Notices to Trustee and Paying Agent.

If the Issuer elects to redeem Notes pursuant to the redemption provisions of Sections 3.07 or 3.08 of this Indenture and paragraph 5 of the Notes, it must furnish to the Trustee and the Paying Agent, at least 10 days but not more than 60 days (or such shorter period agreed by the Trustee) before a redemption date an Officer’s Certificate setting forth:

(1) the section of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date and the record date;

(3) the principal amount of Notes to be redeemed;

(4) the redemption price;

(5) any conditions precedent to such redemption and whether such conditions precedent may be waived; and

(6) the ISIN and Common Code numbers of the Notes, as applicable.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

(a) If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Registrar will select the Notes for redemption or purchase in compliance with the requirements of the principal securities exchange, if any, on which the Notes are listed, as certified to the Registrar by the Issuer, and in compliance with the requirements of Euroclear or Clearstream, or if the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through Euroclear or Clearstream or Euroclear or Clearstream prescribes no method of selection, on a pro rata basis; provided, however, that no Note of £100,000 in aggregate principal amount or less shall be redeemed in part and only Notes in integral multiples of £1,000 will be redeemed. The Registrar will not be liable for any selections made by it in accordance with this Section 3.02.

49

(b) Notices of purchase or redemption will be given to each Holder pursuant to Sections 3.03 and 13.01.

(c) In relation to Definitive Registered Notes, a new Note in principal amount equal to the unpurchased or unredeemed portion of any Note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of a Global Note, a notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. On or after any purchase or redemption date, unless the Issuer defaults in payment of the purchase or redemption price, interest shall cease to accrue on Notes or portions thereof tendered for purchase or called for redemption.

Section 3.03 Notice of Redemption.

(a) So long as the Notes are admitted to trading on the Official List of the Exchange and the rules and regulations of the Authority so require, any notice of redemption to the Holders of the relevant Notes shall be published to the extent and in the manner permitted by such rules and regulations, and in addition to such publication, not less than 10 days nor more than 60 days prior to the redemption date, the Issuer shall mail, or at the expense of the Issuer, cause to be mailed, such notice to Holders by first-class mail, postage prepaid, at their respective addresses as they appear on the registration books of the relevant Registrar, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12 hereof. For Notes which are represented by Global Notes, all notices may be given to Holders by delivery of the relevant notices to Euroclear and Clearstream for distribution to Holders.

(b) The notice of redemption will identify the Notes to be redeemed and corresponding ISIN or Common Code numbers, as applicable, and will state:

(1) the redemption date and the record date;

(2) the redemption price and the amount of accrued interest, if any, and Additional Amounts, if any, to be paid;

(3) the name and address of the Paying Agent(s) to which the Notes are to be surrendered for redemption;

(4) if any Global Note is being redeemed in part, the portion of the principal amount of such Global Note to be redeemed and that, after the redemption date upon surrender of such Global Note, the principal amount thereof will be decreased by the portion thereof redeemed pursuant thereto;

(5) if any Definitive Registered Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed, and that, after the redemption date, upon surrender of such Note, a new Definitive Registered Note or Definitive Registered Notes in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Definitive Registered Note;

(6) that Notes called for redemption must be surrendered to the relevant Paying Agent to collect the redemption price, plus accrued and unpaid interest, if any, and Additional Amounts, if any;

(7) any conditions precedent to such redemption and whether such conditions precedent may be waived;

(8) that, subject to the satisfaction or waiver, if applicable, of any condition precedent to such redemption, unless the Issuer defaults in making such redemption payment, interest, and Additional Amounts, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

50

(9) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(10) that no representation is made as to the correctness or accuracy of the ISIN and Common Code numbers, as applicable, listed in such notice or printed on the Notes.

(c) If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption.

(d) At the Issuer’s request and expense, the Paying Agent shall give the notice of redemption in the Issuer’s name and at its expense. In such event, the Issuer shall provide the Paying Agent with the information required at least three Business Days before the notice of redemption.

(e) Neither the Registrar nor the Paying Agent will be liable for selection made by it as contemplated in Section 3.02.

Section 3.04 Effect of Notice of Redemption.

A redemption or notice of redemption may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent and may be given prior to the commencement of the relevant period. In addition, if such redemption or purchase is subject to the satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date as so delayed, or such notice may be rescinded at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied. Subject to the foregoing, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.

Section 3.05 Deposit of Redemption or Purchase Price.

(a) No later than 10:00 a.m. (London time) on the date of redemption or purchase, the Issuer will deposit with the Paying Agent money sufficient to pay the redemption or purchase price of, accrued interest, Applicable Premium, if any, and Additional Amounts, if any, on all Notes to be redeemed or purchased on that date. The Paying Agent will promptly return to the Issuer any money deposited with the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, accrued interest and Additional Amounts, if any, on all Notes to be redeemed or purchased.

(b) If the Issuer complies with the provisions of Section 3.05(a), on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

51

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuer will issue and, upon receipt of an Authentication Order, the Authenticating Agent will authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided that any Note shall be in a minimum principal amount of £100,000 and in integral multiples of £1,000 in excess thereof.

Section 3.07 Optional Redemption.

(a) Except as set forth in this Section 3.07 and Section 3.08, the Notes are not redeemable at the option of the Issuer.

(b) At any time and from time to time prior to June 1, 2023, the Issuer may redeem the Notes with the Net Cash Proceeds received by the Company from any Equity Offering occurring after the Issue Date, upon not less than 10 nor more than 60 days’ prior notice to the Holders, at a redemption price equal to 107.875% plus accrued and unpaid interest to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes); provided that;

(1) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering; and

(2) not less than 50% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes) remains outstanding immediately thereafter.

(c) At any time prior to June 1, 2023, the Issuer may redeem the Notes in whole or in part, at its option, upon not less than 10 days’ nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium and accrued and unpaid interest to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(d) At any time prior to June 1, 2023, the Issuer may redeem during each twelve-month period commencing on the Issue Date up to 10% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes) at its option, upon not less than 10 days’ nor more than 60 days’ prior notice, at a redemption price equal to 103% of the principal amount redeemed, plus accrued and unpaid interest to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(e) At any time and from time to time on or after June 1, 2023, the Issuer may redeem the Notes in whole or in part, at its option, upon not less than 10 days’ nor more than 60 days’ prior notice, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

Redemption Prices
From June 1, 2023 to May 31, 2024	103.938%
From June 1, 2024 to May 31, 2025	101.969%
From June 1, 2025 and thereafter	100.000%

52

(f) In connection with any tender offer for the Notes including a Change of Control Offer which for the purpose of this Section 3.07(f) shall be a “tender offer,” if Holders of Notes of not less than 90% in aggregate principal amount of the applicable outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making such a tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right upon not less than ten nor more than 60 days’ prior notice, given not more than 30 days following such tender offer expiration date, to redeem the Notes that remain outstanding in whole, but not in part, following such purchase at a price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest thereon, to, but excluding, such redemption date.

Section 3.08 Redemption for Taxation Reasons.

(a) The Issuer may redeem the Notes in whole, but not in part, at any time upon giving not less than 10 days’ nor more than 60 days’ prior written notice to the Holders (which notice will be irrevocable) at a redemption price equal to 100% of the outstanding principal amount thereof, together with accrued and unpaid interest, if any, to but not including the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Issuer determines in good faith that, as a result of:

(1) any change in, or amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined below) affecting taxation; or

(2) any change in or amendment to the general application or an official written position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including, without limitation, pursuant to a holding, judgment or order by a court of competent jurisdiction or change in published administrative practice) of a Relevant Taxing Jurisdiction (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), the Payor (as defined under Section 4.17) is, or on the next interest payment date in respect of the Notes would be, required to pay any Additional Amounts (but, in the case of a Guarantor, only if the payment giving rise to such requirement cannot be made by the Issuer or a Guarantor who can make such payment without the obligation to pay Additional Amounts), and such obligation cannot be avoided by taking reasonable measures available to such Payor (including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable). Such Change in Tax Law must be announced and become effective (or, in the case of an amendment or change described in clause (2) above, become effective or be promulgated, as applicable) on or after the Issue Date (or if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Issue Date, such later date). Notice of redemption for taxation reasons will be published in accordance with the procedures described under Section 3.02. Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 60 days prior to the earliest date on which the Payor would be obliged to make such payment of Additional Amounts if a payment in respect of the Notes were then due and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption of the Notes pursuant to the foregoing, the Issuer will deliver to the Trustee (a) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and that it would not be able to avoid the obligation to pay Additional Amounts by taking reasonable measures available to it (including, in the case of a Guarantor, that the payment giving rise to such requirement cannot be made by the Issuer or another Guarantor who can make such payment without the obligation to pay Additional Amounts) and (b) a written opinion of an independent legal or tax counsel of recognized standing to the effect that the Payor has been or will become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee will accept and shall be entitled to rely on such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the Holders.

53

(b) Section 3.08(a) will apply mutatis mutandis to the laws and official positions of any jurisdiction in which any successor to a Payor is incorporated or organized and/or otherwise considered to be resident for tax purposes or any political subdivision or Governmental Authority thereof or therein having the power to tax. Any redemption and notice described above will be subject to the receipt by any Paying Agent of sufficient funds from a Payor to pay the full redemption price payable to Holders on or before the Tax Redemption Date.

Article 4.
Covenants

Section 4.01 Payment of Notes.

The Issuer will pay or cause to be paid the principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal, premium, if any, interest and Additional Amounts, if any, will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds no later than 10:00 a.m. (London time) on each due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest and Additional Amounts, if any, then due and the Paying Agent is not prohibited from paying such moneys to the Holders pursuant to the terms of this Indenture. If the Issuer, the Company or any of the Company’s Subsidiaries acts as Paying Agent, principal of, premium on, if any, interest and Additional Amounts, if any, on the Notes, shall be considered paid on the due date if the entity acting as Paying Agent complies with Section 2.04.

The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% per annum higher than the then applicable interest rate on the Notes to the extent lawful. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Amounts, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 4.02 Reports.

(a) For so long as any Notes are outstanding, the Company will provide to the Trustee the following reports:

(1) within 120 days after the end of the Company’s fiscal year beginning with the first fiscal year ending after the Issue Date, annual reports containing, to the extent applicable, the following information: (a) audited consolidated balance sheets of the Company as of the end of the two most recent fiscal years and audited consolidated statements of income and cash flow of the Company for the two most recent fiscal years, including complete footnotes to such financial statements and the report of the independent auditors on the financial statements; (b) unaudited pro forma income statement information and balance sheet information of the Company (which, for the avoidance of doubt, shall not include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year; (c) an operating and financial review of the audited financial statements, including a discussion of the results of operations, financial condition, EBITDA, and liquidity and capital resources of the Company, and a discussion of material commitments and contingencies and critical accounting policies; (d) a summary description of the business and material affiliate transactions; and (e) a summary description of material recent developments (including any Board of Director changes at the Company);

54

(2) within 60 days following the end of the first, second and third fiscal quarter in each fiscal year of the Company (starting with the fiscal quarter ending March 31, 2021), all quarterly reports of the Company containing the following information: (a) an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed statements of income and cash flow for the most recent quarter year-to-date period ending on the unaudited condensed balance sheet date, and the comparable prior year periods, together with condensed footnote disclosure; (b) unaudited pro forma income statement information and balance sheet information (which, for the avoidance of doubt, shall not include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the relevant quarter; (c) an operating and financial review of the unaudited financial statements, including a discussion of the results of operations, financial condition, EBITDA and material changes in liquidity and capital resources, and a discussion of material changes not in the ordinary course of business in commitments and contingencies since the most recent report; and (d) material recent developments (including any Board of Director changes at the Company); and

(3) promptly after the occurrence of any material acquisition, disposition, restructuring, or similar transaction or any senior executive officer changes at the Company or change in auditors of the Company or any other material event that the Company or any of its Restricted Subsidiaries announces publicly, a report containing a description of such event.

Furthermore, within ten Business Days subsequent to the date of the publication of the reports described in Sections 4.02(a)(1) and (2), the Company shall hold a conference call for current and prospective holders of the Notes in which at least one member of the senior management of the Company shall participate. Any such conference call may be the same call as with the Company’s lenders or equity or other investors. Notice of such conference calls shall be deemed a report required by Section 4.02(a)(3) and will state the date, time and dial-in number and shall be published at least one Business Day in advance of such conference call.

(b) All financial statements and pro forma financial information shall be prepared in accordance with GAAP as in effect on the date of such report or financial statement (or otherwise on the basis of GAAP as then in effect) and on a consistent basis for the periods presented; provided, however, that the reports set forth in Sections 4.02(a)(1), 4.02(a)(2) and 4.02(a)(3) may, in the event of a change in applicable GAAP, present earlier periods on a basis that applied to such periods. Except as provided for in this Section 4.02, no report need include separate financial statements for any Subsidiaries of the Company. The filing by the Company of an Annual Report on Form 10-K within the time period specified in Section 4.02(a)(1) will satisfy such provision, and the filing by the Company of a Quarterly Report on Form 10-Q within the time periods specified in Section 4.02(a)(2) will satisfy such provision.

(c) At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, constitutes a Significant Subsidiary of the Company, then the annual and quarterly financial information required by Sections 4.02(a)(1) and 4.02(a)(2) shall include either (i) a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries or (ii) stand-alone audited or unaudited financial statements, as the case may be, of such Unrestricted Subsidiary or Unrestricted Subsidiaries (as a group or otherwise) together with an unaudited reconciliation to the financial information of the Company and its Subsidiaries, which reconciliation shall include the following items: revenues, EBITDA, net income, cash, total assets, total debt, shareholders equity, capital expenditures and interest expense.

55

(d) Substantially concurrently with the issuance to the Trustee of the reports specified in Sections 4.02(a)(1), 4.01(a)(2) and 4.01(a)(3), the Company shall also (a) use its commercially reasonable efforts (i) to post copies of such reports on such website as may be then maintained by the Company and its Subsidiaries or (ii) otherwise to provide substantially comparable availability of such reports (as determined by the Company in good faith) or (b) to the extent the Company determines in good faith that it cannot make such reports available in the manner described in the preceding clause (a) owing to applicable law or after the use of its commercially reasonable efforts, furnish such reports to the Holders and, upon request, prospective purchasers of the Notes. The Company will also make available copies of all reports required by Sections 4.02(a)(1) through 4.02(a)(3), if and for so long as the Notes are admitted to trading on the Official List of the Exchange and the rules and regulations of the Authority so require, to the extent and in the manner permitted by such rules and regulations. The Company will be taken to have delivered reports hereunder and otherwise complied with the requirements to disseminate reports if such reports are available on the SEC’s Electronic Data Gathering Analysis and Retrieval system or any successor system.

(e) In addition, so long as the Notes remain outstanding and during any period during which the Company is not subject to Section 13 or 15(d) of the Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b), the Company shall furnish to the Holders and, upon their request, prospective purchasers of the Notes, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(f) Delivery of reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of any such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s, any Guarantor’s or any other Person’s compliance with any of its covenants under this Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s, any Guarantor’s or any other Person’s compliance with the covenants described herein or with respect to any reports or other documents filed under this Indenture.

Section 4.03 Compliance Certificate; Notice of Defaults.

(a) The Issuer shall to deliver to the Trustee, within 120 days after the end of each fiscal year commencing with the fiscal year ending December 31, 2021, an Officer’s Certificate indicating whether the signers thereof knows of any Default that occurred during the previous year.

(b) The Issuer shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events of which it is aware which would constitute a Default or an Event of Default hereunder, their status and what action the Issuer is taking or proposes to take in respect thereof.

56

Section 4.04 Limitation on Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any other payment or distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(A) dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company or in Deeply Subordinated Debt; and

(B) dividends or distributions by a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or another Restricted Subsidiary so such holders receive no more than their pro rata share of such dividend or distribution);

(2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect shareholder of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3) make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (a) any such payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement or in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (b) any Indebtedness Incurred pursuant to Section 4.06(b)(3));

(4) make any payment (other than by capitalization of interest or payment in the form of additional Deeply Subordinated Debt) on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, any Deeply Subordinated Debt; or

(5) make any Restricted Investment in any Person;

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (5) are referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default shall have occurred and be continuing (or would result immediately thereafter therefrom);

(B) the Company is not able to Incur an additional £1.00 of Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.06(a)(1) after giving effect, on a pro forma basis, to such Restricted Payment; or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Issue Date (and not returned or rescinded) (including Permitted Payments permitted by Sections 4.04(b)(5) (without duplication of amounts paid pursuant to any other clause of Section 4.04(b)), 4.04(b)(6), 4.04(b)(9) and 4.04(b)(11), but excluding all other Restricted Payments permitted by Section 4.04(b)) would exceed the sum of (without duplication):

(i) 50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the first fiscal year commencing immediately after the Issue Date, to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Company are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);

57

(ii) 100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or Deeply Subordinated Debt subsequent to the Issue Date or otherwise contributed to the equity (other than through the issuance of Disqualified Stock) of the Company subsequent to the Issue Date (other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary, (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on Section 4.04(b)(6) and (z) Net Cash Proceeds from Excluded Contributions);

(iii) 100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary from the issuance or sale (other than to the Company or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) by the Company or any Restricted Subsidiary subsequent to the Issue Date of any Indebtedness that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock) or Deeply Subordinated Debt (plus the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary upon such conversion or exchange) but excluding (x) Net Cash Proceeds to the extent that any Restricted Payment has been made from such proceeds in reliance on Section 4.04(b)(6) and (y) Excluded Contributions;

(iv) an amount equal to:

(A) 100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary in connection with any repurchases, redemptions or other acquisitions or retirements of any such Restricted Investment, proceeds realized upon the sale or other disposition to a Person other than the Company or a Restricted Subsidiary of any such Restricted Investment, repayments of loans or advances or other transfers of assets (including by way of dividend, distribution, interest payments or returns of capital) to the Company or any Restricted Subsidiary;

(B) 100% of the fair market value of the Investment in an Unrestricted Subsidiary as of the date such entity becomes a Restricted Subsidiary (valued as provided in the definition of “Investment”) upon the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or its merger, consolidation, amalgamation with or into, or liquidation into, the Company or a Restricted Subsidiary; and

58

(C) 100% of the fair market value of property or assets received by the Company or any Restricted Subsidiary upon the transfer or conveyance of substantially all the assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary,

which amount, in each case under this clause (C)(iv), constituted a Restricted Payment made after the Issue Date; provided, however, that no amount will be included in Consolidated Net Income for purposes of the preceding clause (C)(i) to the extent that it is (at the Company’s option) included under this clause (C)(iv); and

(v) 100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or of marketable securities received by the Company or any of its Restricted Subsidiaries in connection with:

(A) the sale or other disposition (other than to the Company or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock of an Unrestricted Subsidiary of the Company; and

(B) any dividend or distribution made by an Unrestricted Subsidiary to the Company or a Restricted Subsidiary;

provided, however, that no amount will be included in Consolidated Net Income for purposes of the preceding clause (C)(i) to the extent that it is (at the Company’s option) included under this clause (C)(v).

(b) The provisions of Section 4.04(a) will not prohibit any of the following (collectively, “Permitted Payments”):

(1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Deeply Subordinated Debt or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock), Deeply Subordinated Debt or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or through an Excluded Contribution) of the Company; provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Capital Stock or such contribution will be excluded from Section 4.04(a)(C)(ii) and will not be considered Excluded Contributions;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made in exchange for, or out of the proceeds of the substantially concurrent Incurrence of (other than to a Subsidiary), Refinancing Indebtedness or other Subordinated Indebtedness permitted to be Incurred pursuant to Section 4.06;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made in exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 4.06, and that in each case, constitutes Refinancing Indebtedness;

59

(4) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness:

(A) (i) from Net Available Cash to the extent permitted under Section 4.07, but only if the Company shall have first complied with the terms of Section 4.07 and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness and (ii) at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest;

(B) to the extent required by the agreement governing such Subordinated Indebtedness, following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only (i) if the Company shall have first complied with Section 4.12 and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness and (ii) at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest; or

(C) (i) consisting of Acquired Indebtedness (other than Indebtedness Incurred (x) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (y) otherwise in connection with or contemplation of such acquisition) and (ii) at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest and any premium required by the terms of any Acquired Indebtedness;

(5) any dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this Section 4.04;

(6) the purchase, repurchase, redemption, defeasance or other acquisition, cancellation or retirement for value of Capital Stock of the Company (including any options, warrants or other rights in respect thereof) and loans, advances, payments, dividends or distributions by the Company, or payments to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of the Company (including any options, warrants or other rights in respect thereof) to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of the Company (including any options, warrants or other rights in respect thereof), in each case from Management Investors; provided that such payments, loans, advances, dividends or distributions do not exceed an amount (net of repayments of any such loans or advances) equal to (x) £2.0 million plus (y) £1.0 million per calendar year (with unused amounts in any calendar year being carried over to the succeeding calendar year) plus (z) the Net Cash Proceeds received by the Company or its Restricted Subsidiaries since the Issue Date (including through receipt of proceeds from the issuance or sale of its Capital Stock) from, or as a contribution to the equity (in each case under this clause (6), other than through the issuance of Disqualified Stock) of the Company from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds have not otherwise been designated as Excluded Contributions and are not included in any calculation under Section 4.04(a)(C)(ii);

(7) the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Section 4.06;

60

(8) purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents all or a portion of the exercise price thereof;

(9) other payments by the Company or any Restricted Subsidiary in amounts equal to (without duplication): amounts constituting or to be used for purposes of making payments (i) of fees and expenses Incurred in connection with the Refinancing or disclosed in the Offering Memorandum under the caption “Use of Proceeds” or (ii) to the extent specified in Sections 4.08(b)(2), 4.08(b)(3), 4.08(b)(5), 4.08(b)(7) and 4.08(b)(11);

(10) (i) the repurchase or redemption of warrants to purchase common stock of the Company outstanding on the Issue Date at a price no greater than $0.01 per warrant; and (ii) the purchase, redemption, acquisition cancellation or other retirement for nominal value per right of common stock or Preferred Stock purchase rights in any stockholder rights purchase plan that may be adopted by the Company;

(11) so long as no Default or Event of Default has occurred and is continuing (or would result from), (i) Restricted Payments in an aggregate amount outstanding at any time not to exceed the greater of (x) £20.0 million and (y) 33.0% of Consolidated EBITDA, and (ii) any Restricted Payment if the Consolidated Net Leverage Ratio would not exceed 2.25 to 1.0 on a pro forma basis after giving effect to any such Restricted Payment;

(12) payments by the Company to holders of Capital Stock of the Company in lieu of the issuance of fractional shares of such Capital Stock; provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 4.04 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors);

(13) Investments in an aggregate amount outstanding at any time not to exceed the aggregate cash amount of Excluded Contributions, or consisting of non-cash Excluded Contributions, or Investments to the extent made in exchange for or using as consideration Investments previously made under this Section 4.04(b)(13);

(14) the making of any payments and any reimbursements as described in the section “Use of Proceeds” in the Offering Memorandum on or about the Issue Date;

(15) dividends or other distributions of Capital Stock of Unrestricted Subsidiaries; and

(16) payment of any Receivables Fees and purchases of Receivables Assets pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing.

(c) For purposes of determining compliance with this Section 4.04, in the event that a Restricted Payment or Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Payments described in Sections 4.04(b)(1) through (16) above, or is permitted pursuant to Section 4.06(a) or constitutes a Permitted Investment, the Company will be entitled to classify such Restricted Payment or Investment (or portion thereof) on the date of its payment or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or portion thereof) in any manner that complies with this covenant, including as a Permitted Investment and into one or more clauses or provisions.

(d) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith.

61

Section 4.05 Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a) The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;

(2) make any loans or advances to the Company or any Restricted Subsidiary; or

(3) sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary,

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b) The provisions of Section 4.05(a) will not prohibit:

(1) any encumbrance or restriction pursuant to (a) any Credit Facility or (b) any other agreement or instrument, in each case, in effect at or entered into on the Issue Date;

(2) any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company or was merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary entered into or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause (2), if another Person is the Successor Person, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such Person becomes the Successor Person;

(3) any encumbrance or restriction:

(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract;

(B) contained in mortgages, pledges, charges or other security agreements permitted under this Indenture or securing Indebtedness of the Company or a Restricted Subsidiary permitted under this Indenture to the extent such encumbrances or restrictions restrict the transfer of the property or assets subject to such mortgages, pledges, charges or other security agreements; or

62

(C) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(4) any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions on the property so acquired or any encumbrance or restriction pursuant to a joint venture agreement that imposes restrictions on the transfer of the assets of the joint venture;

(5) any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(6) customary provisions in leases, licenses, joint venture agreements and other similar agreements and instruments entered into in the ordinary course of business;

(7) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority, including pursuant to the terms of any license, concession, authorization, franchise, permit or similar arrangement;

(8) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(9) any encumbrance or restriction pursuant to Currency Agreements or Interest Rate Agreements;

(10) any encumbrance or restriction arising pursuant to an agreement or instrument (x) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of Section 4.06 (other than any refinancing Indebtedness which is subject to Section 4.05(b)(13) below) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than (i) the encumbrances and restrictions contained in the Revolving Credit Facility and the Intercreditor Agreement, together with the Security Documents associated therewith as in effect on the Issue Date or (ii) is customary in comparable financings (as determined in good faith by the Company) or where the Company determines when such Indebtedness is Incurred that such encumbrances or restrictions will not adversely affect, in any material respect, the Issuer’s ability to make principal or interest payments on the Notes (as determined in good faith by a responsible financial or chief accounting officer of the Company), or (y) constituting an Additional Intercreditor Agreement;

(11) any encumbrance or restriction existing by reason of any lien permitted under Section 4.09 and the Intercreditor Agreement or any Additional Intercreditor Agreement;

(12) restrictions effected in connection with a Qualified Receivables Financing that, in the good faith determination of the Board of Directors of the Company, are necessary or advisable to effect such Qualified Receivables Financing; or

(13) any agreement, encumbrance or restriction that extends, renews, refinances or replaces any encumbrance or restriction referred to in Sections 4.05(b)(1) through 4.05(b)(12) above or this Section 4.05(b)(13) or contained in any amendment, supplement or other modification to an agreement referred to in Sections 4.05(b)(1) through 4.05(b)(12) above or this Section 4.05(b)(13); provided, however, that such encumbrances and restrictions contained in any such agreement, encumbrance or restriction are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions so extended, refinanced, replaced, amended, supplemented or modified, or will not adversely affect, in any material respect, the Issuer’s ability to make principal or interest payments on the Notes (as determined in good faith by a responsible financial or chief accounting officer of the Company).

63

Section 4.06 Limitation on Indebtedness.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that:

(1) the Company and any Restricted Subsidiary may Incur Indebtedness if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.0 to 1.0; and

(2) to the extent that the Indebtedness is Secured Indebtedness, the Company and any Restricted Subsidiary may Incur such Secured Indebtedness if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds therefrom), the Consolidated Senior Secured Net Leverage Ratio for the Company and its Restricted Subsidiaries would have been no greater than 3.5 to 1.0.

(b) Section 4.06(a) will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness Incurred pursuant to any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility), and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding (i) the greater of (x) £20.0 million and (y) 33.0% of Consolidated EBITDA (measured at the time of incurrence), plus (ii) in the case of any refinancing of any Indebtedness permitted under this clause (1) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(2) (A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary, in each case, so long as the Incurrence of such Indebtedness is permitted under the terms of this Indenture (other than pursuant to this Section 4.06(b)(2)); provided that, if the Indebtedness being guaranteed is subordinated in right of payment to the Notes or a Note Guarantee, then the guarantee must be subordinated in right of payment to the same extent as the Indebtedness guaranteed; or

(B) without limiting Section 4.09, Indebtedness arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness is permitted under the terms of this Indenture (other than pursuant to this Section 4.06(b)(2));

(3) Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary (including the Proceeds Loan); provided, however, that:

(A)

(i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary; and

64

(ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary,

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this Section 4.06(b)(3) by the Company or such Restricted Subsidiary, as the case may be; and

(B) if the Issuer or a Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be unsecured and (i) except in respect of the intercompany current liabilities Incurred in the ordinary course of business in connection with cash management positions of the Company and its Restricted Subsidiaries, (ii) only to the extent legally permitted, and (iii) except as otherwise permitted under the Intercreditor Agreement or any Additional Intercreditor Agreement, expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes or the relevant Note Guarantee, as applicable;

(4) Indebtedness represented by (A) the Notes (other than any Additional Notes), (B) any Indebtedness of the Company or any of its Restricted Subsidiaries (other than Indebtedness described in Sections 4.06(b)(1), 4.06(b)(3) and 4.06(b)(4)(A)) outstanding on the Issue Date after completion of the Refinancing, (C) Refinancing Indebtedness Incurred in respect of any Indebtedness described in Sections 4.06(b)(4)(A), 4.06(b)(4)(B), 4.06(b)(4)(C) or 4.06(b)(5) or Incurred pursuant to Section 4.06(a), and (E) Management Advances;

(5) Indebtedness outstanding on the date on which any Person becomes a Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company or any Restricted Subsidiary or Indebtedness of any Person incurred to provide all or any portion of the funds used to consummate such transaction or series of related transactions; provided, however, with respect to this clause (5), that at the time of the acquisition or other transaction pursuant to which such Indebtedness was deemed to be Incurred (i)(x) the Company would have been able to Incur £1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.06(a)(1), after giving pro forma effect to the Incurrence of such Indebtedness pursuant to this Section 4.06(b)(5) or (y) on a pro forma basis, the Fixed Charge Coverage Ratio of the Company would not be less than it was immediately prior to such acquisition or other transaction pursuant to which Indebtedness was Incurred under this Section 4.06(b)(5) and (ii) if such Indebtedness is Secured Indebtedness, (x) the Company would have been permitted to Incur £1.00 of additional Indebtedness pursuant to Section 4.06(a)(2) or (y) on a pro forma basis, the Consolidated Senior Secured Net Leverage Ratio would not be greater than it was immediately prior to such acquisition or other transaction

(6) Indebtedness under Currency Agreements and Interest Rate Agreements entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries and not for speculative purposes (as determined in good faith by a responsible financial or chief accounting officer of the Company);

(7) Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plan or equipment used in the business of the Company or a Restricted Subsidiary or Indebtedness otherwise Incurred to finance the purchase, lease, rental or cost of design, construction, installation or improvement of property (real or personal) or equipment that is used or useful in the business of the Company or a Restricted Subsidiary, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and in each case any Refinancing Indebtedness in respect thereof, in an aggregate outstanding principal amount that, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (7) and then outstanding, does not exceed at any time outstanding the greater of (x) £10.0 million and (y) 17.0% of Consolidated EBITDA (measured at the time of incurrence);

65

(8) Indebtedness in respect of (a) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, VAT or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or in respect of any governmental requirement, (b) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business or in respect of any governmental requirement; provided, however, that upon the drawing of such letters of credit or similar instruments, the obligations are reimbursed within 30 days following such drawing, (c) the financing of insurance premiums in the ordinary course of business and (d) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(9) Indebtedness arising from agreements providing for customary guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that in the case of a disposition, the maximum liability of the Company and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(10) (A) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(B) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(C) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries; and

(D) Indebtedness incurred by the Company or a Restricted Subsidiary in connection with bankers acceptances, discounted bills of exchange, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(11) Indebtedness in an aggregate outstanding principal amount that, when taken together with the aggregate principal amount of all other Indebtedness Incurred pursuant to this Section 4.06(b)(11) and then outstanding, will not exceed the greater of (x) £20.0 million and (y) 33.5% of Consolidated EBITDA (measured at the time of incurrence);

66

(12) Indebtedness in an aggregate outstanding principal amount that, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this Section 4.06(b)(12) (including any Refinancing Indebtedness in respect thereof) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its Deeply Subordinated Debt or its Capital Stock (other than Disqualified Stock or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution) of the Company, in each case, subsequent to the Issue Date; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under Sections 4.04(a), 4.04(b)(1) and 4.04(b)(6) to the extent the Company and the Restricted Subsidiaries incur Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this Section 4.06(b)(12) to the extent the Company or any of its Restricted Subsidiaries makes a Restricted Payment under Sections 4.04(a), 4.04(b)(1) and 4.04(b)(6)(z) in reliance thereon; and

(13) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing.

(c) Notwithstanding the foregoing, the aggregate principal amount of any Priority Indebtedness at any time outstanding will not exceed the greater of (x) £10.0 million and (y) 17.0% of Consolidated EBITDA (measured at the time of incurrence).

(d) Neither the Issuer nor any Guarantor will incur any Indebtedness (including pursuant to Section 4.06(b)) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantor solely by virtue of being unsecured or by virtue of being secured with different collateral or by virtue of being secured on a junior priority basis or by virtue of the application of waterfall or other payment ordering provisions affecting different tranches of Indebtedness.

(e) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.06:

(1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Sections 4.06(a) and 4.06(b), the Company, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the clauses of Section 4.06(b) or Section 4.06(a);

(2) any Indebtedness Incurred under the Revolving Credit Facility on the Issue Date shall be deemed initially incurred under Section 4.06(b)(1) and may not be reclassified;

(3) except as provided in Section 4.06(e)(4), Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4) if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to Sections 4.06(b)(1), 4.06(b)(7), 4.06(b)(11) or 4.06(b)(12) or Section 4.06(a) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(5) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof; and

67

(6) Indebtedness permitted by this Section 4.06 need not be permitted solely by reference to one provision permitting such Indebtedness but may be divided and permitted in part by one such provision and in part by one or more other provisions of this Section 4.06 permitting such Indebtedness.

(f) Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock, the obligation to pay a premium in connection with a notice of redemption or the making of a mandatory offer or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.06.

(g) If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date.

(h) For purposes of determining compliance with any pounds sterling-denominated restriction on the Incurrence of Indebtedness, the Sterling Equivalent of the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or, at the option of the Company, first committed, in the case of Indebtedness Incurred under a revolving credit facility; provided that (1) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than pounds sterling, and such refinancing would cause the applicable pounds sterling-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such pounds sterling-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; (2) the Sterling Equivalent of the aggregate principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date; and (3) to the extent any such Indebtedness is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated covering principal on such Indebtedness, the amount of such Indebtedness subject to the Currency Agreement will be calculated taking into account the effect of such Currency Agreement.

(i) Notwithstanding any other provision of this Section 4.06, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this Section 4.06 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.07 Limitation on Sales of Assets and Subsidiary Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

68

(2) in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, other than Indebtedness) received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Temporary Cash Investments; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

(A) to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness of the Company or a Restricted Subsidiary), (i) to prepay, repay or purchase any Indebtedness of a non-Guarantor Restricted Subsidiary (other than the Issuer) or Indebtedness that is secured by assets that do not constitute Collateral (in each case, other than Subordinated Indebtedness of the Issuer or a Guarantor or Indebtedness owed to the Company or any Restricted Subsidiary) or Indebtedness that is secured by a Lien on the Collateral, which Lien ranks pari passu with or senior to the Liens securing the Notes and any Note Guarantees, under Section 4.06(b)(1) (or any Refinancing Indebtedness in respect thereof); provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a)(i), the Company or such Restricted Subsidiary will retire such Indebtedness; or (ii) unless included in (a)(i), to redeem, prepay, repay or purchase Notes (any such purchase of Notes may be conducted through open market transactions, negotiated transactions, one or more tender offers (which may include associated exit consents) or conducted through any other means) or Pari Passu Indebtedness that is secured in whole or in part by a Lien on the Collateral which Lien ranks pari passu with the Liens securing the Notes and any Note Guarantees, in each case of (i) and (ii), within 365 days from the later of (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash; or

(B) to the extent the Company or such Restricted Subsidiary elects to make a capital expenditure or invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by the Company or a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of (i) the date of such Asset Disposition and (ii) the receipt of such Net Available Cash; provided, however, that any such capital expenditure or reinvestment in Additional Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Company that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 180 days of such 365th day,

(or any combination of the foregoing); provided that pending the final application of any such Net Available Cash in accordance with clause (A) or clause (B) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture.

(b) Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in Section 4.07(a) will be deemed to constitute “Excess Proceeds” under this Indenture. On the 366th day after an Asset Disposition, or at such earlier date that the Issuer elects, if the aggregate amount of Excess Proceeds under this Indenture exceeds £5.0 million, the Issuer will be required within 30 days thereof to make an offer (“Asset Disposition Offer”) to all Holders of Notes, and, to the extent the Issuer elects, to all holders of other outstanding Pari Passu Indebtedness, to purchase, prepay or redeem the maximum aggregate principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Notes in an amount equal to (and, in the case of any such Pari Passu Indebtedness, an offer price of no more than) 100% of the principal amount of the Notes and 100% of the principal amount of such Pari Passu Indebtedness, as applicable (or, if issued with original issue discount, the accreted value of the Notes or such Pari Passu Indebtedness, as applicable), plus, in each case, accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in the Revolving Credit Facility and this Indenture or the agreements governing such Pari Passu Indebtedness, as applicable, and in the case of the Notes, in minimum denominations of £100,000 and in integral multiples of £1,000 in excess thereof.

69

(c) To the extent that the aggregate amount of the Notes and any such Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Indenture. If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and such other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and such Pari Passu Indebtedness. For the purposes of calculating the aggregate principal amount of any such Indebtedness not denominated in pounds sterling, such Indebtedness shall be calculated by converting any such aggregate principal amounts into their Sterling Equivalent determined as of a date selected by the Issuer that is within the Asset Disposition Offer Period (as defined below). Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(d) To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than pounds sterling, the amount thereof payable in respect of such Notes shall not exceed the net amount of funds in the currency in which such Notes are denominated that is actually received by the Issuer upon converting such portion into such currency.

(e) The Asset Disposition Offer, in so far as it relates to the Notes, will remain open for a period of not less than 20 Business Days following its commencement (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Issuer will purchase the aggregate principal amount of Notes and, to the extent it elects, Pari Passu Indebtedness required to be purchased pursuant to this Section 4.07 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer.

(f) On or before the Asset Disposition Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Indebtedness or portions of Notes and such Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn and, in the case of the Notes, in minimum denominations of £100,000 and in integral multiples of £1,000 in excess thereof.

(g) The Issuer will deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 4.07. The Issuer or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder of Notes an amount equal to the purchase price of the Notes so validly tendered and not properly withdrawn by such Holder, and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note (or amend the applicable Global Note), and the Trustee (or an authenticating agent), upon delivery of an Officer’s Certificate from the Issuer, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in an aggregate principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in an aggregate principal amount with a minimum denomination of £100,000 and in integral multiples of £1,000 in excess thereof. Any Note not so accepted will be promptly mailed or delivered (or transferred by book entry) by the Issuer to the Holder thereof.

70

(h) For the purposes of Section 4.07(a)(2), the following will be deemed to be cash:

(1) the assumption by the transferee of Indebtedness of the Company or Indebtedness of a Restricted Subsidiary (other than Subordinated Indebtedness of the Company or a Restricted Subsidiary) and the release of the Company or such Restricted Subsidiary from, or its indemnification against, all liability on such Indebtedness in connection with such Asset Disposition;

(2) securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from, or indemnified against any liability under, any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(4) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Company or any Restricted Subsidiary; and

(5) any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 4.07 that is at that time outstanding, not to exceed £10.0 million (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(i) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations (or rules of any exchange on which the Notes are then listed) in connection with the repurchase of Notes pursuant to this Indenture. To the extent that the provisions of any securities laws or regulations (or exchange rules) conflict with provisions of this Section 4.07, the Issuer will comply with the applicable securities laws and regulations (or exchange rules) and will not be deemed to have breached its obligations under this Indenture by virtue of any conflict.

Section 4.08 Limitation on Affiliate Transactions.

(a) The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service by the Company or any Restricted Subsidiary) with any Affiliate of the Company (any such transaction or series of transactions being an “Affiliate Transaction”) involving aggregate value in excess of £1.0 million unless:

(1) the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate;

71

(2) in the event such Affiliate Transaction involves an aggregate value in excess of £5.0 million, the terms of such transaction or series of transactions have been approved by the Board of Directors, resolving that such transaction complies with Section 4.08(a)(1); and

(3) in the event such Affiliate Transaction involves an aggregate consideration in excess of £15.0 million, the Company has received a written opinion from an Independent Financial Advisor that such Affiliate Transaction is fair, from a financial standpoint, to the Company and the Restricted Subsidiaries or that the terms are not materially less favorable than those that could reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate.

(b) The provisions of Section 4.08(a) will not apply to:

(1) any Restricted Payment permitted to be made pursuant to Section 4.04, any Permitted Payments (other than pursuant to Section 4.04(b)(9)(ii)) or any Permitted Investment (other than Permitted Investments as defined in clauses (1)(b), (2), (11) and (14) of the definition thereof);

(2) any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, amendment to (including amendments, extensions or reductions in exercise price and exercise period), or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company or any Restricted Subsidiary, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Company, in each case in the ordinary course of business;

(3) any Management Advances and any waiver or transaction with respect thereto;

(4) any transaction between or among the Company and any Restricted Subsidiary, or between or among Restricted Subsidiaries;

(5) the payment of reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Company or any Restricted Subsidiary (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(6) the Refinancing and the entry into and performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 4.08 or to the extent not more disadvantageous to the Holders in any material respect and the entry into and performance of any registration rights or other listing agreement in connection with any Public Offering; provided that such performance does not involve the payment of fees or commissions to Affiliates and does not involve the payment of underwriting fees, commissions or discounts on behalf of shares sold by Affiliates;

(7) execution, delivery and performance of any Tax Sharing Agreement, any arrangement pursuant to which the Company or any of the Restricted Subsidiaries is required or permitted to file a consolidated tax return, or the formation and maintenance of any consolidated group for tax, accounting or cash pooling or management purposes in the ordinary course of business;

72

(8) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business, which are fair to the Company or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the Senior Management of the Company or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(9) any transaction in the ordinary course of business between or among the Company or any Restricted Subsidiary and any Affiliate of the Company that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate;

(10) issuances or sales of Capital Stock (other than Disqualified Stock) of the Company or options, warrants or other rights to acquire such Capital Stock or Deeply Subordinated Debt; provided that (a) the interest rate and other financial terms of such Deeply Subordinated Debt are approved by a majority of the members of the Board of Directors of the Company in their reasonable determination and (b) any amendment, waiver or other transaction with respect to any Deeply Subordinated Debt is in compliance with the other provisions of this Indenture, the Intercreditor Agreement and any Additional Intercreditor Agreement;

(11) any transaction effected as part of a Qualified Receivables Financing;

(12) any agreement between any Person and any Affiliate of the Company existing at the time such Person is acquired by or merged into the Company or any Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition or merger (other than to effect such acquisition or merger) and any amendment thereto, so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the Board of Directors of the Company, when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition or merger;

(13) any agreement that provides customary registration rights to the holders of Capital Stock of the Company and the performance of such agreements;

(14) any agreement, instrument or arrangement as in effect as of the Issue Date or any transaction contemplated thereby, or any amendment thereto (so long as any such amendment is not materially adverse to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date as determined by the Board of Directors of the Company in good faith);

(15) transactions with Affiliates solely in their capacity as holders of Indebtedness, Capital Stock of the Company or any Restricted Subsidiary or Deeply Subordinated Debt, or as an underwriter, placement agent, initial purchaser, arranger or other potential provider or arranger of Indebtedness, so long as such transaction is with all holders or Persons of such class (and there are one or more significant non-Affiliates in such class) and such Affiliates are treated no more favorably than non-Affiliates of such class; and

(16) payments by the Company or any of its Restricted Subsidiaries for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, acquisitions, divestitures or investments, which payments are approved by the Board of Directors of the Company in good faith.

73

Section 4.09 Limitation on Liens.

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien upon any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned on the Issue Date or acquired after that date, or any interest therein or any income or profits therefrom, which Lien is securing any Indebtedness (such Lien, the “Initial Lien”), except (1) in the case of any property or asset that does not constitute Collateral, (A) Permitted Liens or (B) Liens on property or assets that are not Permitted Liens if the Notes and this Indenture (or any Note Guarantee in the case of Liens of a Guarantor) are secured equally and ratably with, or prior to, the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured, and (2) in the case of any property or asset that constitutes Collateral, Permitted Collateral Liens.

(b) Any such Lien created pursuant to Section 4.09(a)(1)(B) will be released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, and (ii) otherwise in accordance with Section 10.05.

Section 4.10 Impairment of Security Interest.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, take or omit to take any action that would have the result of materially impairing the security interest with respect to the Collateral (it being understood that, subject to the proviso below, the Incurrence of Permitted Collateral Liens shall under no circumstances be deemed to materially impair the security interest with respect to the Collateral) for the benefit of the Trustee and the Holders, and the Company shall not, and shall not permit any Restricted Subsidiary to, grant to any Person other than the Trustee acting through the Security Agent or to the Security Agent, as applicable, under relevant law, for the benefit of the Trustee and the Holders and the other beneficiaries described in the Security Documents, any Lien over any of the Collateral; provided that the Company and the Restricted Subsidiaries may Incur Permitted Collateral Liens and the Collateral may be amended, extended, renewed, restated, supplemented, transferred, discharged or released in accordance with this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or the applicable Security Documents.

(b) Notwithstanding Section 4.10(a), nothing in Section 4.10 shall restrict the discharge and release of any Lien in accordance with this Indenture, the Revolving Credit Facility, the Intercreditor Agreement, and any Additional Intercreditor Agreement. Subject to the foregoing, the Security Documents may be amended, extended, renewed, restated, supplemented or otherwise modified or released (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets) to (i) cure any ambiguity, omission, defect or inconsistency therein; (ii) provide for Permitted Collateral Liens; (iii) add to the Collateral; or (iv) make any other change thereto that does not adversely affect the Holders in any material respect; provided, however, that (except with respect to any amendment, extension, renewal, restatement, supplement, replacement, transfer, discharge or release in accordance with the applicable Security Document, this Indenture, the Intercreditor Agreement and any Additional Intercreditor Agreement), no Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified or released (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), unless contemporaneously with such amendment, extension, renewal, restatement, supplement or modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), the Company delivers to the Trustee and the Security Agent, any of (1) a solvency opinion, in form and substance reasonably satisfactory to the Trustee and the Security Agent, from an independent financial advisor or appraiser or investment bank of international standing that confirms the solvency of the Company and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), (2) a certificate from the Chief Financial Officer or the Board of Directors of the relevant Person that confirms the solvency of the Person granting the security interest after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or release (followed by an immediate retake of a Lien of at least equivalent ranking over the same assets), or (3) an Opinion of Counsel (subject to any qualifications customary for this type of opinion of counsel) confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or release (followed by an immediate retaking of a lien of at least equivalent ranking over the same assets), the Lien or Liens created under the Security Document, so amended, extended, renewed, restated, supplemented, modified or released and replaced are valid and perfected Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or release (followed by an immediate retake of a Lien of at least equivalent ranking over the same assets).

74

(c) In the event that the Company complies with the requirements of this Section 4.10, the Company or the Security Agent shall take all actions necessary to effect such amendment, extension, renewal, restatement, supplement, modification or release.

Section 4.11 Maintenance of Listing.

The Issuer will use its commercially reasonable efforts to maintain the listing of the Notes on the Official List of the Exchange for so long as any Notes are outstanding; provided that if at any time the Issuer determines that it will not maintain such listing, it will use commercially reasonable efforts to obtain prior to the delisting of the Notes from the Official List of the Exchange, and thereafter use its commercially reasonable efforts to maintain, a listing of the Notes on another “recognized stock exchange” as defined in Section 1005 of the Income Tax Act 2007 of the United Kingdom.

Section 4.12 Change of Control.

(a) If a Change of Control occurs, subject to the terms hereof, each Holder will have the right to require the Issuer to repurchase all or part (equal to £100,000 aggregate principal amount and integral multiples of £1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Issuer shall not be obliged to repurchase Notes as described under this Section 4.12 in the event and to the extent that it has unconditionally exercised its right to redeem all of the Notes as described under Section 3.07 and has not defaulted in the payment of the applicable redemption price or all conditions to such redemption have been satisfied or waived.

(b) Unless the Issuer has unconditionally exercised its right to redeem all the Notes pursuant to Section 3.07 and has not defaulted in the payment of the applicable redemption price or all conditions to such redemption have been satisfied or waived, no later than the date that is 30 days after any Change of Control, the Issuer will mail a notice (the “Change of Control Offer”) to each Holder of any such Notes, with a copy to the Trustee (or for Notes which are represented by Global Notes, such notice may be given to Holders by delivery of the notice to Euroclear and Clearstream for distribution to Holders):

(1) stating that a Change of Control has occurred or may occur and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest to, but not including, the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date) (the ‘Change of Control Payment’);

(2) stating the repurchase date (which shall be no earlier than 10 days nor later than 60 days from the date such notice is mailed or distributed, except that if a Change of Control Offer is made in advance of a Change of Control and conditional upon such Change of Control as stated below, the expected repurchase date will be stated and may be based on a date relative to the closing of the transaction that is expected to result in the Change of Control and may be tolled until the closing of such transaction) (the “Change of Control Payment Date”);

75

(3) describing the circumstances and relevant facts regarding the transaction or transactions that constitute the Change of Control;

(4) describing the procedures determined by the Issuer, consistent with this Indenture, that a Holder must follow in order to have its Notes repurchased; and

(5) if such notice is mailed or distributed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control.

(c) On the Change of Control Payment Date, if the Change of Control shall have occurred, the Issuer will, to the extent lawful:

(1) accept for payment all Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes so tendered;

(3) deliver or cause to be delivered to the Trustee an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer in the Change of Control Offer;

(4) in the case of Global Notes, deliver, or cause to be delivered, to the Paying Agent the Global Notes in order to reflect thereon the portion of such Notes or portions thereof that have been tendered to and purchased by the Issuer; and

(5) in the case of Definitive Registered Notes, deliver, or cause to be delivered, to the relevant Registrar for cancellation all Definitive Registered Notes accepted for purchase by the Issuer.

(d) If any Definitive Registered Notes have been issued, the relevant Paying Agent will promptly mail (or cause a direct bank transfer) to each Holder of Definitive Registered Notes so tendered the Change of Control Payment for such Notes, and the Trustee or an authenticating agent will promptly authenticate (or cause to be authenticated) and mail (or cause to be transferred by book entry) to each Holder of Definitive Registered Notes a new Note equal in aggregate principal amount to the unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in an aggregate principal amount that is at least £100,000 and integral multiples of £1,000 in excess thereof.

(e) If and for so long as the Notes are admitted to trading on the Official List of the Exchange and the rules and regulations of the Authority so require, the Issuer will publish a public announcement with respect to the results of any Change of Control Offer to the extent and in the manner permitted by such rules and regulations.

(f) The provisions of this Section 4.12 will be applicable whether or not any other provisions of this Indenture are applicable.

(g) The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.12 applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

76

(h) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, with a purchase date to occur upon, or within a specified period of time not to exceed 15 days after, the consummation of such Change of Control.

(i) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations (or rules of any exchange on which the Notes are then listed) in connection with the repurchase of Notes pursuant to this Section 4.12. To the extent that the provisions of any securities laws or regulations (or exchange rules) conflict with provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations (or exchange rules) and will not be deemed to have breached its obligations, or require a repurchase of the Notes, under the provisions of this Section 4.12 by virtue of the conflict.

Section 4.13 Limitation on Lines of Business.

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Section 4.14 Future Note Guarantees.

(a) The Company will not cause or permit any of its Restricted Subsidiaries that are not the Issuer or a Subsidiary Guarantor, directly or indirectly, to borrow or Guarantee any Indebtedness under the Revolving Credit Facility or to Guarantee the payment of any other Indebtedness of the Issuer or a Guarantor Incurred under a Credit Facility unless such Restricted Subsidiary becomes a Guarantor on the date on which such other Guarantee is Incurred and, if applicable, executes and delivers to the Trustee a supplemental indenture in the form attached to this Indenture pursuant to which such Restricted Subsidiary will provide a Note Guarantee, which Note Guarantee will be senior to or rank pari passu with such Restricted Subsidiary’s Guarantee of such other Indebtedness.

(b) Each additional Note Guarantee will be limited as consistent with the Agreed Security Principles as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, thin capitalization, distributable reserves, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.

Section 4.15 Intercreditor Agreement and Additional Intercreditor Agreements.

(a) At the request of the Issuer, at the time of, or prior to, any Incurrence of indebtedness that is permitted to share the Collateral, the Issuer, any relevant Guarantor, the Trustee and the Security Agent may (without the consent of the Holders) amend the Intercreditor Agreement to reflect such additional indebtedness or enter into a new intercreditor agreement with the holders of such indebtedness (or their duly authorized representatives) (an “Additional Intercreditor Agreement”) on substantially the same terms as the Intercreditor Agreement, including with respect to enforcement instructions, distributions and releases of any Note Guarantees and Collateral; provided that any amendment to the Intercreditor Agreement or any Additional Intercreditor Agreement will not impose any personal obligations on the Trustee or the Security Agent or adversely affect the rights, duties, liabilities, indemnification or immunities of the Trustee or the Security Agent under this Indenture or the Intercreditor Agreement as in effect on the Issue Date.

77

(b) At the written direction of the Issuer and without the consent of the Holders, the Trustee and the Security Agent shall from time to time enter into one or more amendments to the Intercreditor Agreement or any Additional Intercreditor Agreement to: (1) cure any ambiguity, omission, defect or inconsistency of any such agreement; (2) increase the amount or types of indebtedness covered by the Intercreditor Agreement or any such Additional Intercreditor Agreement that may be Incurred by the Company or its Restricted Subsidiaries that is subject to the Intercreditor Agreement or any such Additional Intercreditor Agreement, respectively; provided that such indebtedness is Incurred in compliance with this Indenture; (3) add Guarantors or other Restricted Subsidiaries to the Intercreditor Agreement or any Additional Intercreditor Agreement; (4) further secure the Notes (including Additional Notes); (5) make provision for equal and ratable pledges of the Collateral to secure Additional Notes or to implement any Permitted Collateral Liens; or (6) make any other change that does not adversely affect the Holders of Notes in any material respect. The Issuer shall not otherwise direct the Trustee or Security Agent to enter into any amendment to the Intercreditor Agreement or any Additional Intercreditor Agreement without the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding, except as otherwise permitted under Article 9 or as permitted by the terms of the Intercreditor Agreement or such Additional Intercreditor Agreement, as applicable, and the Issuer may only direct the Trustee or Security Agent to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or Security Agent or, in the opinion of the Trustee or Security Agent, adversely affect their respective rights, duties, liabilities or immunities under this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement.

(c) Each Holder, by accepting such Note, will be deemed to have:

(1) appointed and authorized the Trustee to give effect to provisions in the Intercreditor Agreement and any Additional Intercreditor Agreement;

(2) authorized the Trustee to become a party to any Additional Intercreditor Agreement;

(3) agreed be bound by the provisions of the Intercreditor Agreement and any Additional Intercreditor Agreement; and

(4) irrevocably appointed the Trustee to act on its behalf to enter into and comply with the provisions of the Intercreditor Agreement and any Additional Intercreditor Agreement.

Neither the Trustee nor the Security Agent shall be required to seek the consent of any Holders to perform its obligations under and in accordance with this covenant.

Section 4.16 Payment for Consent.

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

(b) Notwithstanding the foregoing, the Company and its Restricted Subsidiaries shall be permitted, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes, to exclude holders (1) (i) in any jurisdiction where the solicitation of such consent, waiver or amendment, including in connection with an exchange offer or offer to purchase for cash, or (ii) the payment of the consideration therefor (x) would require the Company or any of the Restricted Subsidiaries to file a registration statement, prospectus or similar document under any applicable securities laws (including, but not limited to, the United States federal securities laws, the laws of the European Union or its member states or the laws of the United Kingdom), which the Company in its sole discretion determines (acting in good faith) would be materially burdensome (it being understood that it would not be materially burdensome to file the consent documents used in other jurisdictions, any substantially similar documents or any summary thereof with the securities or financial services authorities in such jurisdictions) or (y) such solicitation would otherwise not be permitted under applicable law in such jurisdiction, or (2) (i) who are not “Qualified Institutional Buyers” as defined under Rule 144A of the Securities Act, or (ii) who are “U.S. Persons” as defined under Rule 902(k) of the Securities Act.

78

Section 4.17 Withholding Taxes.

(a) All payments made by or on behalf of the Issuer or any Guarantor (each, a “Payor”) under or in respect of the Notes or any Note Guarantee, as applicable, will be made free and clear of and without withholding or deduction for, or on account of, any Taxes unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(1) the United Kingdom, the United States or any political subdivision or Governmental Authority thereof or therein having power to tax;

(2) any jurisdiction from or through which payment on any such Note or Note Guarantee is made, or any political subdivision or Governmental Authority thereof or therein having the power to tax; or

(3) any other jurisdiction in which a Payor is incorporated, engaged in business for tax purposes, organized or otherwise considered to be a resident for tax purposes or have a permanent establishment for tax purposes, or any political subdivision or Governmental Authority thereof or therein having the power to tax (each of clause (1), (2) and (3), a “Relevant Taxing Jurisdiction”), will at any time be required by law to be made from any payments made by or on behalf of a Payor under or with respect to any Note or Note Guarantee, as applicable, including payments of principal, redemption price, purchase price, premium, if any, or interest, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), will equal the amounts which would have been received in respect of such payments under, or with respect to, any such Note in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:

(1) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder or the beneficial owner of a Note (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant Holder or beneficial owner, if the relevant Holder or beneficial owner is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including, without limitation, being resident for tax purposes, or being a citizen or resident or national or domiciliary of, or carrying on a business or maintaining a permanent establishment in, or being physically present in the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership or holding of such Note or the receipt of any payment or the exercise or enforcement of rights under or with respect to such Note, any Note Guarantee or this Indenture;

(2) any Taxes that are imposed or withheld by reason of the failure by the Holder or the beneficial owner of the Note to comply (to the extent it is legally entitled to do so) with a written request of the Payor or any other person through whom payment can be made addressed to the Holder, after reasonable notice, to provide certification, information, documents or other evidence concerning the nationality, residence or identity of the Holder or such beneficial owner or to make any declaration or similar claim or satisfy any other reporting requirement relating to such matters, in each case, that is required by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Taxes;

79

(3) any Taxes that are payable otherwise than by deduction or withholding from a payment of the principal of, premium, if any, or interest, if any, on the Notes or with respect to any Note Guarantee;

(4) any estate, inheritance, gift, value added, sales, use, transfer, personal property or similar Tax, assessment or other governmental charge;

(5) any Taxes imposed in connection with a Note presented for payment (where presentation is required for payment) by or on behalf of a Holder or beneficial owner who would have been able to avoid such Tax by presenting the relevant Note to, or otherwise accepting payment from, another Paying Agent in a member state of the European Union or the United Kingdom;

(6) any Taxes that are imposed or withheld pursuant to Sections 1471 through 1474 of the Code (or any amended or successor version of such sections that is substantively comparable and not materially more onerous to comply with), any regulations promulgated thereunder, any official interpretations thereof, any intergovernmental agreements entered into in connection with the implementation thereof and any laws or regulations implementing any such intergovernmental agreements or any agreement entered into pursuant to Section 1471(b)(1) of the Code; or

(7) any combination of items (1) through (6) above.

(b) Such Additional Amounts will also not be payable if the applicable payment made by the Payor with respect to any Note could have been made without such deduction or withholding if the Holder or beneficial owner had presented the Note for payment (where presentation is required for payment) within 30 days after the relevant payment was first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Notes been presented on the last day of such 30-day period).

(c) In addition, no Additional Amounts shall be paid with respect to any payment to any Holder who is a fiduciary or a partnership or any person other than the sole beneficial owner of such Notes to the extent that the beneficiary or settlor with respect to such fiduciary, the member of such partnership or the beneficial owner of such Notes would not have been entitled to Additional Amounts by reason of any of Sections 4.17(a)(1) to (7) inclusive above had such beneficiary, settlor, member or beneficial owner held such Notes directly.

(d) The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law. Upon request, the Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each taxing authority imposing such Taxes, in such form as provided in the ordinary course by the relevant taxing authority and as is reasonably available to the Payor and will provide such certified copies to the Trustee with a copy to the Paying Agent or Registrar or directly to the Holders. Such copies shall be made available by the Paying Agent or Registrar to the Holders upon reasonable request.

(e) If any Payor is or will be obligated to pay Additional Amounts under or with respect to any payment made under or with respect to any Note or Note Guarantee, then, at least 30 days prior to the date of such payment, the Payor will deliver to the Trustee and to the Paying Agent an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date (unless such obligation to pay Additional Amounts arises less than 45 days prior to the relevant payment date, in which case the Payor may deliver such Officer’s Certificate as promptly as practicable after the date that is 30 days prior to the payment date). The Trustee will be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary.

80

(f) Wherever in this Indenture there are mentioned, in any context:

(1) the payment of principal;

(2) purchase or redemption prices in connection with a purchase or redemption of Notes;

(3) interest; or

(4) any other amount payable on or with respect to any of the Notes or any Note Guarantee,

such reference shall be deemed to include payment of Additional Amounts as described under this Section 4.17 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(g) The Payor will pay (and indemnify the Holders for) any present or future stamp, court or documentary taxes, or any other property or similar taxes, charges or levies (including any interest and penalties related thereto) that arise in and are levied by any Relevant Taxing Jurisdiction on the execution, delivery, issuance, registration or enforcement of any Notes, the Note Guarantees, this Indenture, the Proceeds Loan Agreement, the Security Documents, the Intercreditor Agreement, any Additional Intercreditor Agreement or any other document or instrument in relation thereto (other than a transfer of the Notes other than the initial resale by the initial purchasers), and by any Relevant Taxing Jurisdiction on the receipt of any payments with respect thereto (limited, solely in the case of Taxes attributable to the receipt of any payments with respect thereto, to any Taxes that are not excluded under Sections 4.17(a)(1), 4.17(a)(2) or 4.17(a)(4) through 4.17(a)(6) above or any combination thereof). The foregoing obligations of this Section 4.17(g) will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is organized, engaged in business for tax purposes or otherwise resident for tax purposes, or any jurisdiction from or through which payment under or with respect to the Notes or Note Guarantees is made, or any political subdivision or Governmental Authority thereof or therein having the power to tax.

Section 4.18 Suspension of Covenants on Achievement of Investment Grade Status.

(a) If on any date following the Issue Date, the Notes have achieved Investment Grade Status and no Default or Event of Default has occurred and is continuing under this Indenture (a “Suspension Event”), then, the Company shall notify the Trustee of this fact and beginning on that day and continuing until the Reversion Date, the following sections of this Indenture will not apply to the Notes: Sections 4.04, 4.05, 4.06, 4.07, 4.08 and 5.01(a)(3) and, in each case, any related default provision of this Indenture will cease to be effective and will not be applicable to the Company and the Restricted Subsidiaries. Such covenants and any related default provisions will again apply according to their terms from the first day on which a Suspension Event ceases to be in effect. Such covenants will not, however, be of any effect with regard to actions of the Company and its Restricted Subsidiaries properly taken during the continuance of the Suspension Event, and Section 4.04 will be interpreted as if it has been in effect since the date of such Indenture except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. On the Reversion Date, all Indebtedness Incurred during the continuance of the Suspension Event will be classified, at the Company’s option, as having been Incurred pursuant to Sections 4.06(a) or 4.06(b) (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Event and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be incurred under Sections 4.06(a) or 4.06(b), such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.06(b)(4)(B).

81

(b) The Trustee shall have no duty to notify Holders of the fact that the Notes achieve Investment Grade Status or that the Reversion Date has occurred. The Issuer shall notify the Trustee in writing that the conditions under this covenant have been satisfied; provided that no such notification shall be a condition for the suspension of the covenants described under Section 4.18(a) to be effective

Section 4.19 Maintenance of Office or Agency.

The Issuer shall maintain the offices and agencies specified in Section 2.03 and Section 13.06. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the trust office of the Trustee (the address of which is specified in Section 13.01).

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain the offices or agencies specified in Sections 2.03 and 13.06. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Section 4.20 Limitations on the Issuer’s Activities.

(a) The Issuer will not engage in any business activity or undertake any other activity, other than any activity: (i) subject to compliance with the terms of this Indenture, related to the offering, sale, issuance, servicing, purchase, redemption, amendment, exchange, refinancing or retirement of or investment in the Notes and distributing, lending or otherwise advancing funds to the Company or any of its Restricted Subsidiaries (including the Proceeds Loan), and any other activities in connection therewith or complementary or useful thereto; (ii) undertaken with the purpose of, related to, or otherwise incidental to fulfilling its obligations or exercising its rights under the Notes, this Indenture, any other document relating to the Notes (including the Proceeds Loan Agreement), the Security Documents (including the Intercreditor Agreement and any Additional Intercreditor Agreement) or the Revolving Credit Facility; (iii) related to the establishment and maintenance of the Issuer’s corporate existence or otherwise comply with applicable law, including any transaction permitted under Section 5.01; (iv) related to using amounts received by the Issuer to make investments in cash or Cash Equivalents in a manner not otherwise prohibited by this Indenture; or (v) reasonably related to the foregoing.

(b) The Issuer will not (i) incur any indebtedness (except to the Company or a Restricted Subsidiary) other than, subject to compliance with the terms of this Indenture, the Notes and the Proceeds Loan or (ii) issue any Capital Stock (other than to the Company or a Restricted Subsidiary).

(c) The Issuer will not, and the Company will not permit the Issuer to, use the proceeds from the issuance of the Notes other than (i) to pay fees and expenses related to the offering of the Notes and (ii) to subscribe for the Proceeds Loan issued to Gaming Acquisitions Limited promptly upon the receipt of proceeds from the issuance of the Notes.

82

Section 4.21 Limitations on the Company’s Activities.

The Company will not own any material assets or property other than (a) the Capital Stock of (i) DMWSL 633 Limited; (ii) any direct Subsidiary of the Company for which, unless such Subsidiary is an Unrestricted Subsidiary, the Company provides a share pledge for the benefit of the holders of Notes over all of the Capital Stock of such Subsidiary held by it on substantially the same terms as the share pledge provided by it in respect of the Capital Stock of DMWSL 633 Limited (subject to the Agreed Security Principles); and (iii) any direct subsidiary of the Company that does not constitute a Significant Subsidiary (substituting 5% for 10% in the definition thereof); (b) intercompany Indebtedness and debit and credit balances with its Restricted Subsidiaries, provided that such intercompany Indebtedness and credit balances are subject to the Security Documents to the extent applicable; (c) properties and assets (including cash, Cash Equivalents, shares of Capital Stock of another Person and/or Indebtedness and other obligations) received by the Company from time to time in a transaction otherwise permitted under this Indenture and the Security Documents for the purpose of transferring such properties and assets to any Subsidiary or any other Person in accordance with the terms of this Indenture, so long as in any case such further transfer is made promptly by the Company and, after giving effect thereto, the Company is again in compliance with this covenant; (d) cash, Cash Equivalents and other Investments (i) received from any equity contribution or equity issuance of any kind, (ii) received or held following a drawdown under a Credit Facility or (iii) for cash management or liquidity purposes for a reasonable amount of time in advance of servicing interest or paying principal or other amounts in respect of any Indebtedness incurred by the Company pursuant to or in accordance with this Indenture or any other Indebtedness; (e) the ownership or lease of assets necessary for the provision of administration services, including: (i) the receipt or on-lending of monies to Restricted Subsidiaries in the manner described in (b) above; (ii) the entering into and performance of any rights or obligations in respect of contracts and agreements with its officers, directors, employees, consultants and other providers of goods and services; (iii) necessary to maintain its public listing; and (iv) for management services to its Subsidiaries of a type customarily provided by a holding company to its Subsidiaries, including legal, accounting and financial services; (f) Investments in the Notes or other Indebtedness in respect of which the Company is an obligor; or (g) deferred tax assets, income tax deposits or prepaid expenses; or (h) any other assets not specifically listed above and (i) which are ancillary to or related to those listed above, (ii) with a fair market value not exceeding £3 million or (iii) which are de minimis in nature.

Section 4.22 Financial Calculations for Limited Condition Acquisitions.

When calculating the availability under any basket or ratio under this Indenture, in each case in connection with a Limited Condition Acquisition, the date of determination of such basket or ratio and of any Default or Event of Default shall, at the option of the Company, be the date the definitive agreements for such Limited Condition Acquisition are entered into and such baskets or ratios shall be calculated on a pro forma basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and Liens and the use of proceeds thereof or any other repayment of Indebtedness calculated on the same basis as such pro forma treatment in the definitions of “Consolidated Net Leverage Ratio”, “Consolidated Senior Secured Net Leverage Ratio” or “Fixed Charge Coverage Ratio,” as applicable) as if they occurred at the beginning of the applicable reference period for purposes of determining the ability to consummate any such Limited Condition Acquisition (and not for purposes of any subsequent availability of any basket or ratio). For the avoidance of doubt, (x) if any of such baskets or ratios are exceeded as a result of fluctuations in such basket or ratio (including due to fluctuations in Consolidated EBITDA of the Company or the target company) subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Acquisition, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition and the related transactions are permitted hereunder and (y) such baskets or ratios shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided further that if the Company elects to have such determinations occur at the time of entry into such definitive agreement, any such transactions (including any Incurrence of Indebtedness and the use of proceeds thereof) shall be deemed to have occurred on the date the definitive agreements are entered into and outstanding thereafter for purposes of calculating any baskets or ratios under this Indenture after the date of such agreement and before the consummation of such Limited Condition Acquisition or the abandonment of such Limited Condition Acquisition.

83

Section 4.23 Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein but not including the Company) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2) such designation and the Investment of the Company in such Subsidiary complies with Section 4.04.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions.

(b) The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (1) no Default or Event of Default would result therefrom and (2)(x) the Company could Incur at least £1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.06(a)(1) or (y) the Fixed Charge Coverage Ratio would not be less than it was immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such designation. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation or an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

ARTICLE 5.

Merger and Consolidation

Section 5.01 The Company and the Issuer.

(a) Neither the Company nor the Issuer will consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of all or substantially all its assets in one transaction or a series of related transactions to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Person”) will be a Person organized and existing under the laws of any member state of the European Union, the United Kingdom, the United States of America, any State of the United States or the District of Columbia, Canada or any province of Canada or Switzerland, and the Successor Person (if not the Company or the Issuer, as applicable) expressly assumes (i) by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company or the Issuer, as applicable, under the Notes and this Indenture, and (ii) all the obligations of the Company or the Issuer, as applicable, under the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement, as the case may be;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Person or any Subsidiary of the Successor Person as a result of such transaction as having been Incurred by the Successor Person or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) in the case such transaction involves the Company, immediately after giving effect to such transaction, either (a) the Successor Person would be able to Incur at least an additional £1.00 of Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.06(a)(1) or (b) the Fixed Charge Coverage Ratio of the Successor Person would not be less than it was immediately prior to giving effect to such transaction; and

(4) the Company, the Issuer or the Successor Person, as the case may be, shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel to the effect that such supplemental indenture (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Person (in each case, in form and substance reasonably satisfactory to the Trustee); provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of Sections 5.01(a)(1), 5.01(a)(2) and 5.01(a)(3) above.

84

(b) For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(c) The Successor Person will succeed to, and be substituted for, and may exercise every right and power of, the Company or the Issuer, as applicable, under this Indenture and the predecessor company will be released from its obligations under this Indenture and the Notes or its Note Guarantee, if applicable, but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under this Indenture or the Notes

(d) Notwithstanding Sections 5.01(a)(2), 5.01(a)(3), 5.01(a)(4) and 5.02 (which do not apply to transactions referred to in this sentence) (1) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Issuer or the Company and (2) any Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company or any other Restricted Subsidiary. Notwithstanding Section 5.01(a)(3) (which does not apply to the transactions referred to in this sentence involving the Company), the Issuer or the Company, as applicable, may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Issuer or the Company, as applicable, reincorporating the Issuer or the Company, as applicable, in another jurisdiction or changing the legal form of the Issuer or the Company, as applicable.

Section 5.02 Subsidiary Guarantors.

(a) No Subsidiary Guarantor may:

(1) consolidate with or merge with or into any Person (whether or not such Subsidiary Guarantor is the surviving corporation);

(2) sell, convey, transfer, lease or otherwise dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person; or

(3) permit any Person to merge with or into such Subsidiary Guarantor, unless

(A) the other Person is a Subsidiary Guarantor (or becomes a Subsidiary Guarantor concurrently with the transaction); or

(B) (i) either (x) a Subsidiary Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Subsidiary Guarantor under its Note Guarantee, this Indenture, the Security Documents, the Proceeds Loan Agreement (if applicable) and, to the extent required by the Intercreditor Agreement and any Additional Intercreditor Agreement, such Intercreditor Agreement and Additional Intercreditor Agreement; and (ii) immediately after giving effect to the transaction, no Default or Event of Default has occurred and is continuing; or

(C) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by this Indenture and that results in the release of such Subsidiary Guarantor’ Note Guarantee under Section 11.04(a)(1).

85

(b) Notwithstanding Section 5.02(a)(3)(B)(ii) (which does not apply to transactions referred to in this sentence), (a) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to a Subsidiary Guarantor and (b) any Subsidiary Guarantor may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Issuer or any other Guarantor; and (c) a Subsidiary Guarantor may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Subsidiary Guarantor, reincorporating the Subsidiary Guarantor in another jurisdiction or changing the legal form of the Subsidiary Guarantor.

Article 6.

Defaults and Remedies

Section 6.01 Events of Default.

(a) Each of the following is an “Event of Default”:

(1) default in any payment of interest on any Note when due and payable, continued for 30 days;

(2) default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by the Issuer or the Company to comply with its obligations under Article 5;

(4) failure to comply for 30 days after written notice by the Trustee on behalf of the Holders or by the Holders of 25% in aggregate principal amount of the outstanding Notes with the Issuer’s obligation to make a Change of Control Offer pursuant to Section 4.12 or the Company’s or the Restricted Subsidiaries’ obligations under Article 4 (in each case, other than a default in performance, or breach of, a covenant or agreement specifically addressed in Sections 6.01(a)(1) through 6.01(a)(3) above);

(5) failure to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of 25% in aggregate principal amount of the outstanding Notes with the Company’s or the Restricted Subsidiaries’ other agreements contained in this Indenture, the Security Documents or the Notes (in each case, other than a default in performance, or breach of, a covenant or agreement specifically addressed in Sections 6.01(a)(1) through 6.01(a)(4) above);

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) other than Indebtedness owed to the Company or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

86

(A) is caused by a failure to pay principal at stated maturity on such Indebtedness, immediately upon the expiration of the grace period provided in such Indebtedness (“payment default”); or

(B) results in the acceleration of such Indebtedness prior to its maturity (“cross-acceleration provision”),

and, in each case, the aggregate principal amount of any such Indebtedness, together with the aggregate principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates £10.0 million or more;

(7) the Company, the Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A) commences judicial proceedings to be adjudicated bankrupt or insolvent under applicable Bankruptcy Law;

(B) consents to the institution of bankruptcy or insolvency proceedings against it under applicable Bankruptcy Law;

(C) consents to the appointment of a Custodian of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) admits in writing that it is unable to pay its debts as they become due.

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company, the Issuer, any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in a judicial proceeding in which the Company, the Issuer or any such Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, has been adjudicated bankrupt or insolvent under applicable Bankruptcy Law;

(B) appoints a Custodian of the Company, the Issuer, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company, the Issuer, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Company, the Issuer, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days;

(9) failure by the Company, the Issuer or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments currently due for payment aggregating in excess of £10.0 million (exclusive of any amounts that a solvent insurance company has acknowledged liability for), which judgments are not paid, discharged or stayed for a period of 60 days after the judgment becomes final (the “judgment default provision”);

87

(10) any security interest under the Security Documents shall, at any time, cease to be in full force and effect (other than in accordance with the terms of the relevant Security Document, the Intercreditor Agreement, any Additional Intercreditor Agreement or this Indenture) with respect to Collateral having a fair market value in excess of £5.0 million for any reason other than the satisfaction in full of all obligations under this Indenture or the release or amendment of any such security interest in accordance with the terms of this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or Security Document or any such security interest created thereunder shall be declared invalid or unenforceable or the Company or any other grantor of such Lien shall assert in writing that any such security interest is invalid or unenforceable and any such Default continues for 10 days (the “security default provision”); and

(11) the Note Guarantee of the Company, any Significant Subsidiary or group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements from the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee, this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement) or is declared invalid or unenforceable in a judicial proceeding or any Guarantor denies or disaffirms in writing its obligations under its Note Guarantee and any such Default continues for 10 days (the “guarantee provision”).

(b) However, a default under Sections 6.01(a)(3), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6) or 6.01(a)(9) will not constitute an Event of Default until the Trustee or the Holders of 25% in aggregate principal amount of the outstanding Notes notify the Issuer of the default and, with respect to Sections 6.01(a)(3), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6) and 6.01(a)(9), the Issuer does not cure such default within the time specified in Sections 6.01(a)(3), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6) or 6.01(a)(9), as applicable, after receipt of such notice.

(c) (i) If a Default occurs for a failure to deliver a required certificate in connection with another default (an “Initial Default”) then at the time such Initial Default is cured, such Default for a failure to report or deliver a required certificate in connection with the Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.02 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

Section 6.02 Acceleration.

(a) If an Event of Default (other than an Event of Default described in Sections 6.01(a)(7) or 6.01(a)(8) in respect of the Company or the Issuer) occurs and is continuing, the Trustee by notice to the Issuer or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by written notice to the Issuer and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.01(a)(6) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to Section 6.01(a)(6) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

88

(b) If an Event of Default described in Sections 6.01(a)(7) or 6.01(a)(8) in respect of the Company or the Issuer occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(c) The Holders of a majority in aggregate principal amount of the outstanding Notes under this Indenture may waive all past or existing Defaults or Events of Default (except with respect to nonpayment of principal, premium or interest which may only be waived with respect to any Notes held by a non-consenting Holder, with the consent of Holders of not less than 90% in aggregate principal amount of the outstanding Notes affected) and rescind any such acceleration with respect to such Notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Section 6.03 Other Rights and Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, premium on, if any, interest or Additional Amounts, if any, on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

Subject to Section 6.07 and Section 9.02 hereof, the Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any past or existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, interest or Additional Amounts, if any, on, the Notes (including in connection with a purchase of, or tender offer, or exchange offer for, Notes) (which may only be waived by 90% in aggregate principal amount of the outstanding Notes affected in accordance with Section 9.02(10)); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Except as otherwise set forth herein, the Holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. In the event an Event of Default has occurred and is continuing of which a Responsible Officer of the Trustee has received written notice, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under this Indenture, the Trustee will be entitled to indemnification and/or security satisfactory to it against all losses, liabilities and expenses caused by taking or not taking such action.

89

Section 6.06 Limitation on Suits.

Subject to the provisions of this Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing of which a responsible officer of the Trustee has written notice, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity and/or security (including by way of pre-funding) satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3) such Holders have offered in writing the Trustee security and/or indemnity (including by way of pre-funding) satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security and/or indemnity (including by way of pre-funding); and

(5) the Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Section 6.07 Rights of Holders of Notes to Receive Payment.

Subject to the Intercreditor Agreement and any Additional Intercreditor Agreement, the right of any Holder of a Note to receive payment of principal of, premium on, if any, interest or Additional Amounts, if any, on, the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of Holders holding not less than 90% of the then outstanding aggregate principal amount of Notes affected.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or Section 6.01(a)(2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium on, if any, interest and Additional Amounts, if any, remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, Additional Amounts, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any amounts due to the Trustee under Section 7.06.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

90

Section 6.10 Priorities.

Subject to the Intercreditor Agreement and any Additional Intercreditor Agreement, to the extent applicable, if the Trustee or the Security Agent collects any money pursuant to this Article 6 or from the enforcement of any Security Document, it shall pay out (or in the case of the Security Agent, it shall pay to the Trustee to pay out) the money in the following order:

First: to the Trustee, the Security Agent, and their agents and attorneys (including the Agents) for amounts due under Section 7.06, including payment of all compensation, disbursements, expenses and liabilities incurred, and all advances made, by the Trustee and the Security Agent (as the case may be) and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, interest and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest and Additional Amounts, if any, respectively; and

Third: to the Issuer, to any Guarantor or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Section 6.12 Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined in a final judgment adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, any Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

91

Section 6.13 Waiver of Stay or Extension Laws.

The Issuer (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Section 6.14 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.15 Delay or Omission Not Waiver.

No delay or omission of the Trustee or any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.16 Enforcement by Holders.

Holders of the Notes may not enforce this Indenture or the Notes except as provided in this Indenture, the Intercreditor Agreement and any Additional Intercreditor Agreement and may not enforce the Security Documents except as provided in such Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement.

Section 6.17 Voting Record Date.

The Issuer may set a record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted by Section 6.04 or Section 6.05.

Article 7.

Trustee

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it hereunder and use the same degree of care and skill that a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee, the Security Agent and the Agents will be determined solely by the express provisions of this Indenture and the Trustee, the Security Agent and the Agents need perform only those duties that are specifically set forth in this Indenture, the Intercreditor Agreement and any Additional Intercreditor Agreement and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee, the Security Agent or the Agents; and

92

(2) in the absence of bad faith on its part, the Trustee and the Security Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and the Security Agent and conforming to the requirements of this Indenture. However, the Trustee and the Security Agent will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) None of the Trustee, Paying Agent or the Security Agent may be relieved from liabilities for their own respective grossly negligent action, their own respective grossly negligent failure to act, or their own respective willful misconduct, except that:

(1) this Section 7.01(c) does not limit the effect of Section 7.01(b);

(2) the Trustee, Paying Agent and the Security Agent will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee or the Security Agent was grossly negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.02, 6.04 or 6.05 hereof; provided, however, that the Trustee’s conduct does not constitute willful misconduct or gross negligence.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee or the Security Agent is subject to Sections 7.01(a) through (c).

(e) No provision of this Indenture or the Notes will require the Trustee or the Security Agent to expend or risk its own funds or incur any liability. Neither the Trustee nor the Security Agent will be under any obligation to exercise any of their respective rights and powers under this Indenture or the Notes at the request of any Holders, unless such Holder has offered to the Trustee and the Security Agent security and indemnity (including by way of pre-funding) satisfactory to them against any loss, liability or expense. No provision of this Indenture shall require the Trustee to indemnify the Security Agent.

(f) The Trustee and the Security Agent will not be liable for interest on any money received by it except as the Trustee and the Security Agent may agree in writing with the Issuer. Money held whether in trust or otherwise by the Trustee and the Security Agent need not be segregated from other funds except to the extent required by law.

(g) The Trustee shall not be deemed to have notice or any knowledge of any matter (including without limitation Defaults or Events of Default) unless a Responsible Officer assigned to and working in the Trustee’s corporate trust and agency department has actual knowledge thereof or unless written notice thereof is received by the Trustee in accordance with the terms of this Indenture and such notice clearly references the Notes, the Issuer or this Indenture.

93

Section 7.02 Rights of Trustee and the Security Agent.

(a) The Trustee and the Security Agent may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee and the Security Agent need not investigate any fact or matter stated in the document.

(b) Before the Trustee or the Security Agent acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. Neither the Trustee nor the Security Agent will be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel, as the case may be. The Trustee and the Security Agent may consult with counsel or other professional advisors and the written advice of such counsel, professional advisor or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by them hereunder in good faith and in reliance thereon.

(c) The Trustee and the Security Agent may act through their attorneys and agents and will not be responsible for the acts, omissions, misconduct or negligence of any agent appointed with due care or the supervision thereof.

(d) Neither the Trustee nor the Security Agent will be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture; provided, however, that the Trustee’s conduct does not constitute willful misconduct or gross negligence.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.

(f) The Trustee and the Security Agent will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee and the Security Agent indemnity and/or security (including by way of pre-funding) satisfactory to them against the losses, liabilities and expenses that might be incurred by them in compliance with such request or direction.

(g) The Trustee and the Security Agent shall have no duty to inquire as to the performance of the covenants of the Company and/or its Restricted Subsidiaries. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except: (i) any Event of Default occurring pursuant to Section 6.01(a)(1) or Section 6.01(a)(2) (provided it is acting as Paying Agent); and (ii) any Default or Event of Default of which a Responsible Officer shall have received written notification. Delivery of reports, information and documents to the Trustee under Section 4.02 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s or any Restricted Subsidiary’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(h) The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes.

(i) The rights, privileges, indemnities, protections, immunities and benefits given to the Trustee, including its right to be indemnified and/or secured (including by way of pre-funding) to its satisfaction, are extended to, and shall be enforceable by the Trustee in each of its capacities hereunder and under the Notes, and by each agent (including the Security Agent and the Agents), custodian and other person employed to act hereunder. Absent willful misconduct or gross negligence, the Trustee, the Security Agent and the Agents shall not be liable for acting in good faith on instructions believed by it to be genuine and from the proper party.

(j) In the event the Trustee and the Security Agent receive inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the then outstanding Notes, pursuant to the provisions of this Indenture, subject to the terms of the Intercreditor Agreement and any Additional Intercreditor Agreement, the Trustee and the Security Agent, in their sole discretion, may determine what action, if any, will be taken and shall not incur any liability for their failure to act until such inconsistency or conflict is, in their reasonable opinion, resolved.

94

(k) In no event shall the Trustee or the Security Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by acts of war or terrorism involving the United States, the United Kingdom or any member state of the European Union or any other national or international calamity or emergency (including, but not limited to, natural disasters, acts of God, civil unrest, local or national disturbance or disaster, outbreaks of disease, pandemics or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility), it being understood that the Trustee or the Security Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(l) Neither the Trustee nor the Security Agent is required to give any bond or surety with respect to the performance or its duties or the exercise of its powers under this Indenture or the Notes.

(m) The permissive right of the Trustee and the Security Agent to take the actions permitted by this Indenture shall not be construed as an obligation or duty to do so.

(n) The Trustee and the Security Agent will not be liable to any person if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(o) The Trustee and the Security Agent shall not under any circumstances be liable for any consequential loss (being loss of business, goodwill, opportunity or profit of any kind) of the Issuer, the Company, any Restricted Subsidiary or any other Person (or, in each case, any successor thereto), even if advised of it in advance and even if foreseeable.

(p) The Trustee and the Security Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee and the Security Agent, in their discretion, may make such further inquiry or investigation into such facts or matters as they may see fit, and, if the Trustee and the Security Agent shall determine to make such further inquiry or investigation, they shall be entitled to examine the books, records and premises of the Issuer personally or by agent or attorney, at all times during business hours.

(q) The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(r) No provision of this Indenture shall require the Trustee and the Security Agent to do anything which, in their opinion, may be illegal or contrary to applicable law or regulation.

(s) The Trustee and the Security Agent may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in their opinion, based upon legal advice in the relevant jurisdiction, be contrary to any law of that jurisdiction or, to the extent applicable, the State of New York.

(t) The Trustee and the Security Agent may retain professional advisors to assist them in performing their duties under this Indenture. The Trustee and the Security Agent may consult with such professional advisors or with counsel, and the advice or opinion of such professional advisors or counsel with respect to legal or other matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by them hereunder in good faith and in accordance with the advice or opinion of such counsel.

95

(u) At any time that the security granted pursuant to the Security Documents has become enforceable and the Holders have given a direction to the Trustee to enforce such Collateral, the Trustee is not required to give any direction to the Security Agent with respect thereto unless it has been indemnified and secured (including by way of pre-funding) in accordance with Section 7.01(e). In any event, in connection with any enforcement of such security, the Trustee is not responsible for:

(1) any failure of the Security Agent to enforce such security within a reasonable time or at all;

(2) any failure of the Security Agent to pay over the proceeds of enforcement of the Collateral;

(3) any failure of the Security Agent to realize such security for the best price obtainable;

(4) monitoring the activities of the Security Agent in relation to such enforcement;

(5) taking any enforcement action itself in relation to such Collateral;

(6) agreeing to any proposed course of action by the Security Agent which could result in the Trustee incurring any liability for its own account; or

(7) paying any fees, costs or expenses of the Security Agent.

(v) The Trustee and the Security Agent may assume without inquiry in the absence of actual knowledge that the Issuer, the Company and each Subsidiary Guarantor are duly complying with their obligations contained in this Indenture and the other Notes Documents required to be performed and observed by them, and that no Default or Event of Default or other event which would require repayment of the Notes has occurred.

(w) The duties and obligations of the Trustee and the Security Agent shall be subject to the provisions of the Intercreditor Agreement and any Additional Intercreditor Agreement to the extent applicable.

Section 7.03 Individual Rights of Trustee and the Security Agent.

The Trustee and the Security Agent, each in their respective individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Holders or any Affiliate of the Issuer with the same rights they would have if they were not Trustee and Security Agent. However, in the event that the Trustee or the Security Agent acquires any conflicting interest it must eliminate such conflict within 90 days or resign. The Trustee is also subject to Section 7.09 hereof.

Section 7.04 Trustee’s and Security Agent’s Disclaimer.

None of the Trustee, the Security Agent or any Agent will be responsible for nor makes any representation as to the validity or adequacy of this Indenture, the Notes, any Note Guarantee, the Security Documents, the Intercreditor Agreement or any Additional Intercreditor Agreement, they shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, they will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and they will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default occurs and is continuing and the Trustee is given notice in writing of such occurrence by the Issuer, the Trustee must give notice of the Default to the Holders within 60 days after being notified by the Issuer. Except in the case of a Default in the payment of principal of, or premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the interests of the Holders.

96

Section 7.06 Compensation and Indemnity.

(a) The Issuer or, upon the failure of the Issuer to pay, any Guarantor, jointly and severally, will pay to the Trustee, the Security Agent and the Agents from time to time compensation for its acceptance of this Indenture and services hereunder as shall be agreed in writing from time to time between them. The Trustee’s, the Security Agent’s and the Agent’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse the Trustee, the Security Agent and the Agents promptly upon request for all disbursements, advances and expenses properly incurred or made by it in addition to the compensation for its services. Such expenses will include the properly incurred compensation, disbursements and expenses of the Trustee’s, the Security Agent’s and the Agent’s agents and counsel.

(b) The Issuer and any Guarantors, jointly and severally, will indemnify the Trustee, the Security Agent and the Agents and their officers, directors, employees and agents against any and all claims, damages, demands, charges, losses, liabilities or expenses incurred by them arising out of or in connection with the acceptance or administration of their duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuer and any Guarantors (including this Section 7.06) and defending themselves against any claim (whether asserted by the Issuer, any Guarantor, any Holder or any other Person) or liability in connection with the exercise or performance of any of their powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to their gross negligence, willful misconduct or fraud. The Trustee, the Security Agent and the Agents will notify the Issuer promptly of any claim for which they may seek indemnity. Failure by the Trustee, the Security Agent and the Agents to so notify the Issuer will not relieve the Issuer or any Guarantors of their obligations hereunder. Except where the interests of the Issuer and any Guarantors, on the one hand, and the Trustee, on the other hand, may be adverse, the Issuer or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Issuer will pay the properly incurred fees and expenses of such counsel. Neither the Issuer nor any Guarantor need pay for any settlement made without its written consent, which consent will not be unreasonably withheld.

(c) The obligations of the Issuer and any Guarantors under this Section 7.06 will survive the satisfaction and discharge of this Indenture, any rejection or termination of this Indenture under any Bankruptcy Law or the resignation or removal of the Trustee, the Security Agent or the Agents.

(d) To secure the Issuer’s and any Guarantors’ payment obligations in this Section 7.06, the Trustee and the Security Agent will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, interest or Additional Amounts, if any, on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(6) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) The indemnity contained in this Section 7.06 shall survive the discharge or termination of this Indenture and shall continue for the benefit of the Trustee, the Security Agent or any Agent notwithstanding its resignation or retirement.

97

Section 7.07 Removal, Resignation and Replacement of Trustee or the Security Agent.

(a) A resignation or removal of the Trustee or the Security Agent and appointment of a successor Trustee or Security Agent will become effective only upon the successor Trustee’s or Security Agent’s acceptance of appointment as provided in this Section 7.07.

(b) The Trustee or the Security Agent may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee or the Security Agent by so notifying the Trustee or the Security Agent, as applicable, and the Issuer in writing and may appoint a successor Trustee or Security Agent, as applicable. The Issuer shall remove the Trustee or the Security Agent, as applicable, or any Holder who has been a bona fide Holder for not less than six months may petition any court for removal of the Trustee or the Security Agent, as applicable, and appointment of a successor Trustee or Security Agent, as applicable, if:

(1) solely with respect to the Trustee, the Trustee fails to comply with Section 7.09;

(2) the Trustee or the Security Agent, as applicable, is adjudged bankrupt or insolvent;

(3) a receiver or other public officer takes charge of the Trustee or Security Agent, as applicable, or its property;

(4) the Trustee or the Security Agent, as applicable otherwise becomes incapable of acting as Trustee or the Security Agent, as applicable hereunder;

(5) solely with respect to the Trustee, the Trustee has or acquires a conflict of interest not eliminated in accordance with Section 7.03; or

(6) solely with respect to the Trustee, the Issuer elects to qualify this Indenture under the Trust Indenture Act pursuant to Section 9.01(6) hereof; provided that a successor Trustee shall have been appointed prior to such election.

(c) If the Trustee or the Security Agent resigns or is removed or if a vacancy exists in the office of Trustee or the Security Agent for any reason, the Issuer will promptly appoint a successor Trustee or Security Agent, as applicable. Within one year after the successor Trustee or Security Agent takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee or Security Agent to replace the successor Trustee or Security Agent appointed by the Issuer.

(d) If a successor Trustee or Security Agent does not take office within 60 days after the retiring Trustee or Security Agent, as applicable, resigns or is removed, (i) the retiring Trustee or Security Agent, as applicable (at the expense of the Issuer), the Issuer, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or Security Agent, as applicable, or (ii) the retiring Trustee or Security Agent, as applicable, may appoint a successor Trustee or Security Agent, as applicable at any time prior to the date on which a successor Trustee or Security Agent, as applicable takes office; provided that such appointment shall be reasonably satisfactory to the Issuer.

(e) If the Trustee or Security Agent, as applicable, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee or Security Agent, as applicable.

98

(f) A successor Trustee or Security Agent, as applicable will deliver a written acceptance of its appointment to the retiring Trustee or Security Agent, as applicable and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee or Security Agent, as applicable will become effective, and the successor Trustee or Security Agent, as applicable will have all the rights, powers and duties of the Trustee or Security Agent, as applicable under this Indenture. The successor Trustee or Security Agent, as applicable will mail a notice of its succession to Holders. The retiring Trustee or Security Agent, as applicable will promptly transfer all property held by it as Trustee or Security Agent, as applicable to the successor Trustee or Security Agent, as applicable; provided all sums owing to the Trustee or Security Agent, as applicable hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Notwithstanding replacement of the Trustee or Security Agent, as applicable pursuant to Section 7.07, the Issuer’s obligations under Section 7.06 hereof will continue for the benefit of the retiring Trustee or Security Agent, as applicable.

Section 7.08 Successor Trustee or Security Agent, by Merger, etc.

(a) If the Trustee or Security Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee or Security Agent, as applicable.

(b) In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by consolidation, merger or conversion to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 7.09 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States, England and Wales or within the European Union that is authorized to exercise corporate trustee power that is a corporation which is generally recognized as a corporation which customarily performs such corporate trustee roles and provides such corporate trustee services in transactions similar in nature to the offering of the Notes as described in the Offering Memorandum.

Section 7.10 Agents.

Any Agent may resign and be discharged from its duties under this Indenture at any time by giving thirty (30) days’ prior written notice of such resignation to the Trustee and Issuer. The Trustee or Issuer may remove any Agent at any time by giving thirty (30) days’ prior written notice to any Agent. Upon such notice, a successor Agent shall be appointed by the Issuer, who shall provide written notice of such to the Trustee. Such successor Agent shall become the Agent hereunder upon the resignation or removal date specified in such notice. If the Issuer is unable to replace the resigning Agent within thirty (30) days after such notice, the Agent shall deliver any funds then held hereunder in its possession to the Trustee or may apply to a court of competent jurisdiction for the appointment of a successor Agent or for other appropriate relief. The costs and expenses (including its counsels’ fees and expenses) incurred by the Agent in connection with such proceeding shall be paid by the Issuer. Upon receipt of the identity of the successor Agent, the Agent shall deliver any funds then held hereunder to the successor Agent, less the Agent’s fees, costs and expenses or other obligations owed to the Agent. Upon its resignation and delivery of any funds, the Agent shall be discharged of and from any and all further obligations arising in connection with this Indenture, but shall continue to enjoy the benefit of Section 7.06. The Agents shall act solely as agents of the Issuer, except in the event of a Default or Event of Default, in which case the Trustee may, by notice in writing to the Issuer and the relevant Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee.

99

Article 8.

Legal Defeasance and Covenant Defeasance

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth in this Article 8.

Section 8.02 Legal Defeasance.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.05 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including any Note Guarantees) on the date the conditions set forth in Section 8.05 are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including any Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.06 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, any Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium on, if any, interest or Additional Amounts, if any, on, such Notes when such payments are due from the trust referred to in Section 8.05 hereof;

(2) the Issuer’s obligations with respect to the Notes under Article 2 hereof;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(4) this Article 8.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

If the Issuer exercises its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes.

Section 8.03 Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.05 hereof, be released from each of their obligations under the covenants contained in Article 4 (other than Sections 4.01, 4.03, 4.15, 4.17 and 4.19) and Sections 5.01(a)(2), 5.01(a)(3) and 5.02(a)(3)(B)(ii) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of the Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuer and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(a)(3) (with respect to Sections 5.01(a)(2), 5.01(a)(3) and 5.02(a)(3)(B)(ii)), 6.01(a)(4) (with respect to Article 4 (other than Sections 4.01, 4.03, 4.15, 4.17 and 4.19)), 6.01(a)(6), 6.01(a)(9), 6.01(a)(10) and 6.01(a)(11) will not constitute Events of Default.

100

Section 8.04 Survival of Certain Obligations.

Notwithstanding Sections 8.02 and 8.03, the Issuer’s obligations under Section 2.03, 2.04, 2.05, 2.06, 2.07, 2.10, 4.17(g), 7.06, 7.07 and under this Article 8 shall survive until the Notes have been paid in full. Thereafter, the Issuer’s obligations under Sections 7.06 and 8.08 shall survive.

Section 8.05 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or Section 8.03 hereof, the Issuer must irrevocably deposit in trust with the Trustee (or such entity designated by the Trustee for this purpose) for the benefit of the Holders, cash in pounds sterling, UK Government Obligations denominated in pounds sterling or a combination thereof, in such amounts as will be sufficient, in the good faith opinion of the Issuer, to pay and discharge the principal of, premium, if any, and interest, on the outstanding Notes to redemption or maturity and must deliver to the Trustee:

(1) an Opinion of Counsel in the United States to the effect that Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and in the case of legal defeasance only, such Opinion of Counsel in the United States must be based on a ruling of the U.S. Internal Revenue Service or other change in applicable U.S. federal income tax law since the issuance of the Notes);

(2) an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Issuer; and

(3) an Officer’s Certificate and an Opinion of Counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to legal defeasance or covenant defeasance, as the case may be, have been complied with.

Section 8.06 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.07 hereof, cash in pounds sterling or UK Government Obligations denominated in pounds sterling or a combination thereof, including the proceeds thereof, deposited with the Trustee (or such entity designated by the Trustee for this purpose, collectively for purposes of this Section 8.06, the “Trustee”) pursuant to Section 8.05 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, interest and Additional Amounts, if any, but such money need not be segregated from other funds except to the extent required by law.

101

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash in pounds sterling or UK Government Obligations denominated in pounds sterling or a combination thereof deposited pursuant to Section 8.05 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any cash in pounds sterling or UK Government Obligations denominated in pounds sterling or a combination thereof held by it as provided in Section 8.05 hereof which, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent legal defeasance or covenant defeasance.

Section 8.07 Repayment to Issuer.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium on, if any, interest or Additional Amounts, if any, on, any Note and remaining unclaimed for two years after such principal, premium, if any, interest or Additional Amounts, if any, has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be made available to the newswire service of Bloomberg or, if Bloomberg does not operate, any similar agency and, for so long as the Notes are admitted to trading on the Official List of the Exchange and the rules and regulations of the Authority so require, publish such notice to the extent and in the manner permitted by such rules and regulations, such notice to state that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

Section 8.08 Reinstatement.

If the Trustee or Paying Agent is unable to apply any pounds sterling or UK Government Obligations denominated in pounds sterling or a combination thereof in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and any Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium on, if any, interest or Additional Amounts, if any, on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

102

Article 9.

Amendment, Supplement and Waiver

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02 hereof, without the consent of any Holder, the Issuer, the Trustee and the other parties thereto, as applicable, may amend or supplement any Notes Document to:

(1) cure any ambiguity, omission, defect, error or inconsistency, conform any provision of this Indenture to the “Description of the Notes” as set forth in the Offering Memorandum or reduce the minimum denomination of the Notes;

(2) provide for the assumption by a successor Person of the obligations of the Issuer or any Guarantor under any Notes Document;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(4) add to the covenants for the benefit of the Holders, directly or indirectly, or surrender any right or power conferred upon the Company or any Restricted Subsidiary;

(5) make any change that does not adversely affect the rights of any Holder in any material respect;

(6) at the Issuer’s election, comply with any requirement of the SEC in connection with the qualification of this Indenture under the Trust Indenture Act, if such qualification is required;

(7) make such provisions as necessary (as determined in good faith by the Issuer) for the issuance of Additional Notes;

(8) to provide for any Restricted Subsidiary to provide a Note Guarantee in accordance with Sections 4.06 and 4.14, to add, directly or indirectly, Note Guarantees; to add, directly or indirectly, security to or for the benefit of the Notes; or to effectuate or confirm and evidence the release, termination, discharge or retaking of any Note Guarantee or Lien (including the Collateral and the Security Documents) or any amendment in respect thereof with respect to or securing the Notes, directly or indirectly, when such release, termination, discharge, retaking or amendment is provided for under this Indenture, the relevant Security Documents, the Intercreditor Agreement or any Additional Intercreditor Agreement;

(9) to evidence and provide for the acceptance and appointment under this Indenture and the Intercreditor Agreement of a successor Trustee or Security Agent pursuant to the requirements thereof or to provide for the accession by the Trustee or Security Agent to any Notes Document; or

(10) in the case of the Security Documents, to mortgage, pledge, hypothecate or grant a security interest in favor of the Security Agent for the benefit of the Holders and the Trustee, in any property which is required by this Indenture to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Security Agent, or to the extent necessary to grant a security interest for the benefit of any Person; provided that the granting of such security interest is not prohibited by this Indenture and Section 4.10 is complied with.

In formulating its opinion on such matters, the Trustee shall be entitled to request and rely on such evidence as it deems appropriate, including an Officer’s Certificate and an Opinion of Counsel.

The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment of any Notes Document. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under this Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

103

Section 9.02 With Consent of Holders of Notes.

Except as otherwise set forth in Section 9.01 and this Section 9.02, the Notes Documents may be amended, supplemented or otherwise modified with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) and, subject to Section 6.04 and Section 6.07 hereof, any default or compliance with any provisions thereof may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes). However, without the consent of Holders holding not less than 90% of the then outstanding aggregate principal amount of Notes affected (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes), an amendment or waiver may not, with respect to any such Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment or waiver;

(2) reduce the stated rate of or extend the stated time for payment of interest on any such Note;

(3) reduce the principal of or extend the Stated Maturity of any such Note;

(4) reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as described under Sections 3.07 or 3.08;

(5) make any such Note payable in currency other than that stated in such Note (except to the extent the currency stated in the Notes has been succeeded or replaced pursuant to applicable law);

(6) impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes;

(7) make any change in Section 4.17 that adversely affects the right of any Holder of such Notes in any material respect or amends the terms of such Notes in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder unless the Issuer agrees to pay Additional Amounts, if any, in respect thereof;

(8) release (i) the security interest in substantially all the Collateral granted for the benefit of the Holders or (ii) substantially all the Guarantors from any of their obligations under their Note Guarantees, in each case, other than pursuant to the terms of this Indenture or the relevant Security Document, the Intercreditor Agreement and any applicable Additional Intercreditor Agreement;

(9) adversely change the ranking of the Notes in right of payment; or

(10) waive a Default or Event of Default with respect to the non-payment of principal, premium or interest on the Notes (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration).

For the avoidance of doubt, no amendment to or deletion of, or actions taken in compliance with, the covenants described under Articles 4 and 5 shall be deemed to impair or affect any rights of holders of the Notes to receive payment of principal of, or premium, if any, or interest on, the Notes.

Section 9.03 [Reserved].

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date on which the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

104

Section 9.05 Notation on or Exchange of Notes.

The Trustee may, but is not required to, place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated or otherwise in accordance with the procedures of Euroclear or Clearstream, as applicable. The Issuer in exchange for all Notes may issue and the Trustee or the Authenticating Agent, as the case may be, shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee and Security Agent to Sign Amendments, etc.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee and the Security Agent of the documents described in Section 7.02(b) hereof, the Trustee and the Security Agent will join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and the Security Agent will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.07 Notice of Amendments, etc.

For so long as the Notes are admitted to trading on the Official List of the Exchange and the rules and regulations of the Authority so require, the Issuer will inform the Authority of any of the foregoing amendments, supplements and waivers and publish a notice of any of the foregoing amendments, supplements and waivers to the extent and in the manner permitted by such rules and regulations.

Article 10.

Collateral and Security

Section 10.01 Security Documents.

(a) The due and punctual payment of the principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes and any Note Guarantees when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, interest and Additional Amounts, if any (to the extent permitted by law), on the Notes, any Note Guarantees and performance of all other obligations of the Issuer and any Guarantors to the Holders or the Trustee and the Security Agent under this Indenture, the Notes and any Note Guarantees according to the terms hereunder or thereunder, are secured by security interests granted in the Collateral as provided in the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement and, on the Issue Date, the Liens in the Collateral under the Security Documents set forth in Schedule 1 hereof. The Issuer will deliver to the Trustee copies of all documents delivered to the Security Agent pursuant to the Security Documents, and the Issuer and any Guarantors will, and the Issuer will cause each of its Restricted Subsidiaries to, do or cause to be done all such filings, acts and things as may be necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee that the Trustee and the Holders hold duly created, enforceable and perfected Liens as contemplated hereby and by the Security Documents, so as to render the same available for the security and benefit of this Indenture and of the Notes and any Note Guarantees secured thereby, according to the intent and purposes herein expressed. Subject to the Agreed Security Principles, the Intercreditor Agreement and any Additional Intercreditor Agreement, the Issuer and any Guarantors will take, upon request of the Trustee, any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the obligations of the Issuer hereunder, a valid and enforceable first priority Lien in and on all the Collateral ranking in right and priority of payment as set forth in this Indenture, the Revolving Credit Facility, the Intercreditor Agreement and any Additional Intercreditor Agreement and subject to no other Liens other than as permitted by the terms of this Indenture, the Intercreditor Agreement and any Additional Intercreditor Agreement. The parties hereby acknowledge and agree that any security may be subject to restrictions and limitations as described under the Agreed Security Principles.

105

(b) Each of the Issuer, the Trustee and the Holders agree that the Security Agent shall be the joint creditor (together with the Holders) of each and every obligation of the parties hereto under the Notes and this Indenture, and that accordingly the Security Agent will have its own independent right to demand performance by the Issuer of those obligations, except that such demand shall only be made with the prior written consent of the Trustee or as otherwise permitted under the Intercreditor Agreement or any Additional Intercreditor Agreement. However, any discharge of such obligation to the Security Agent, on the one hand, or to the Trustee or the Holders, as applicable, on the other hand, shall, to the same extent, discharge the corresponding obligation owing to the other.

(c) Each Holder, by accepting a Note, shall irrevocably, and shall be deemed to have irrevocably: (i) affirmed the Trustee’s and the Security Agent’s individual and joint authority to enter into, acting also in the name and on behalf of such Holder, the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement entered into in compliance with Section 4.15 or any other document to which either Person is a party and (ii) authorizes and directs the Security Agent to perform its obligations and exercise its rights under the documents set out in Section 10.01(c)(i) in accordance therewith; (iii) consents and agrees to the terms of the Intercreditor Agreement and any Additional Intercreditor Agreement, and the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Liens and authorizing the Security Agent to enter into any Security Document on its behalf) as the same may be in effect or may be amended from time to time in accordance with its terms; and (iv) authorizes the Trustee to serve as its Indenture trustee or agent (or in both capacities) in entering into the documents set out in Section 10.01(c)(i) (to the extent applicable) on their behalf and to be bound by and party to the terms of those documents. Each Holder, by accepting a Note, appoints the Security Agent as its trustee under the Security Documents and authorizes it to act on such Holder’s behalf. The Trustee, by signing this Indenture, and each Holder, by accepting a Note, expressly agree and acknowledge that the Security Agent is authorized to act under the Security Documents in the name and on behalf of the Trustee and the Holders, with the full authority and powers of the Trustee thereunder and to exercise such rights, powers and discretions as are specifically delegated to it by the terms of the Security Documents, including the power to enter into the Security Documents, as trustee or agent (or in both capacities) in the name and on behalf of the Holders and the Trustee, together with all rights, powers and discretions as are reasonably incidental thereto or necessary to give effect to the terms of this Indenture.

Section 10.02 Release of Collateral and Charged Property.

(a) Notwithstanding the Security Documents, upon receipt by the Security Agent of an Officer’s Certificate and an Opinion of Counsel stating that such request complies with Section 10.05, and subject to the terms of the Intercreditor Agreement and any Additional Intercreditor Agreement, the Security Agent is authorized to release the Collateral, acting in the name and on behalf of each Person secured thereunder, and to carry out each perfection formality necessary and/or appropriate for the purposes of such release.

106

Section 10.03 Authorization of Actions to Be Taken by the Trustee under the Security Documents.

Subject to the provisions of Section 7.01 and Section 7.02 hereof, the terms of the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents, the Trustee may, in its sole discretion and without the consent of the Holders:

(a) direct, on behalf of the Holders, the Security Agent to, take all actions it deems necessary or appropriate in order to:

(1) enforce any of the terms of the Security Documents, the Revolving Credit Facility, the Intercreditor Agreement or any Additional Intercreditor Agreement; and

(2) collect and receive any and all amounts payable in respect of the obligations of the Issuer or any Guarantor hereunder; and

(b) take all actions it deems necessary or appropriate in order to collect and receive any and all amounts payable in respect of the obligations of the Issuer hereunder.

Subject to the provisions hereof, the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement, the Trustee will have power to institute and maintain, or direct the Security Agent to institute and maintain, such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents, the Intercreditor Agreement, any Additional Intercreditor Agreement or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).

Section 10.04 Authorization of Receipt of Funds by the Trustee under the Security Documents.

The Trustee or the Security Agent is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents to make further distributions of such funds to the Holders according to the provisions of this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement.

Section 10.05 Termination of Security Interest; Activity with Respect to Collateral.

The Collateral will be automatically and unconditionally released (and thereupon will terminate and be discharged and be of no further force and effect) in the following circumstances:

(1) in connection with any sale, assignment, transfer, conveyance, exchange or other disposition of any Collateral, directly or indirectly, to any Person other than the Company or any of its Restricted Subsidiaries that is not prohibited by this Indenture;

(2) upon payment in full of principal, interest and all other obligations in respect of the Notes issued under this Indenture;

(3) in the case of any Guarantor that is released from its Note Guarantee (with respect to the Liens securing such Note Guarantee granted by such Guarantor and any Liens on Capital Stock of such Guarantor) in accordance with this Indenture;

(4) if any Restricted Subsidiary is designated as an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture, the release of the property, assets and Capital Stock of such Restricted Subsidiary;

(5) upon legal defeasance, covenant defeasance or satisfaction and discharge of this Indenture as provided under Article 8 and Section 12.01;

(6) as a result of a transaction permitted by Article 5 that results in the release of such Person’s obligations under this Indenture and the Notes or its Note Guarantee, if applicable;

107

(7) as described under Article 9;

(8) as described under Section 4.10;

(9) automatically without any action by the Trustee or the Security Agent, if the Lien granted in favor of Indebtedness that gave rise to the obligation to grant the Lien over such Collateral pursuant to Section 4.09(a)(1)(B) is released (other than pursuant to the repayment and discharge thereof); provided that after the release there is no other Indebtedness secured by a Lien on the property and assets that was the subject of the Initial Lien that would result in the requirement for the Notes and any Note Guarantee to be secured equally and ratably with, or prior to, such Lien, and such release would otherwise be permitted by another clause above; or

(10) as provided for in the Intercreditor Agreement or any Additional Intercreditor Agreement.

Each of these releases shall be effected by the Security Agent and the Trustee (to the extent required) without the consent of the Holders. Any release of a Lien on Collateral shall, if requested by the Issuer, be evidenced by the Security Agent. The Security Agent and the Trustee (to the extent required) shall take all necessary actions to effectuate the releases described above, subject to the protections and indemnifications in Article 7.

The Company and its Restricted Subsidiaries may also, without any release or consent by the Trustee or the Security Agent, conduct any other action not prohibited by the Security Documents, the Intercreditor Agreement or any Additional Intercreditor Agreement, including for the avoidance of doubt the cancellation of any treasury shares which may be the subject of any security interest.

Section 10.06 Security Agent.

(a) The Security Documents and the Collateral will be administered by the Security Agent, in each case pursuant to the Intercreditor Agreement and any Additional Intercreditor Agreement for the benefit of all holders of secured obligations.

(b) Any resignation or replacement of the Security Agent shall be made in accordance with the terms of this Indenture, the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement.

(c) By accepting a Note, the Holders shall be deemed to have agreed and acknowledged that the Security Agent will administer the Collateral in accordance with this Indenture, the Intercreditor Agreement and any Additional Intercreditor Agreement.

Article 11.

Note Guarantees

Section 11.01 The Note Guarantee and Future Note Guarantees.

(a) Subject to this Article 11, any and all Guarantors hereby, jointly and severally, unconditionally guarantee, to each Holder of a Note authenticated and delivered by the Authenticating Agent and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(1) the principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes, if lawful, and all other obligations of the Issuer to the Holders or the Trustee and the Security Agent hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

108

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, any and all Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) Subject to this Article 11, any and all Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder, the Trustee or the Security Agent is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by either to the Trustee or the Security Agent or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 11.02 Limitation on Liability.

(a) Notwithstanding any other provision of this Indenture, the obligations of any future Guarantor under any Note Guarantee shall be limited under the relevant laws applicable to such Guarantor and the granting of such Note Guarantee (including laws relating to corporate benefit, corporate purpose, capital preservation, financial assistance, fraudulent conveyances and transfers, voidable preferences, thin capitalization, distributable reserves, capital maintenance or transactions under value or similar laws, regulations, or defenses affecting the rights of creditors generally); provided that, with respect to each relevant jurisdiction, such obligations shall be limited in the manner described in any supplemental indenture. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree, that the obligations of such Guarantor will be limited to the maximum amount that will, after giving notice to the Trustee of such maximum amount and giving effect to such maximum amount and all other contingent and fixed liabilities of any such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of any such other Guarantor under this Article 11, result in the obligations of any such Guarantor under its Note Guarantee not conflicting with the principles of corporate benefit, corporate purpose, capital preservation, financial assistance, fraudulent conveyances and transfers, voidable preferences, thin capitalization, distributable reserves, capital maintenance or transactions under value or similar laws, regulations, or defenses affecting the rights of creditors generally; provided that, with respect to any relevant jurisdiction, such obligations shall be limited in the manner described above or in any supplemental indenture.

109

Section 11.03 Execution and Delivery of Note Guarantee.

Neither the Issuer nor any Guarantor shall be required to make a notation on the Notes to reflect any Note Guarantee or any release, termination or discharge thereof.

Any future Guarantor will agree that its Note Guarantee set forth in Section 11.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

Section 11.04 Releases.

(a) The Note Guarantee of a Guarantor will automatically and unconditionally terminate and release (and thereupon will terminate and be discharged and be of no further force and effect) in the following circumstances:

(1) (a) upon a sale, assignment, transfer, conveyance, exchange or other disposition (including by way of consolidation or merger) of ownership interests in the relevant Guarantor (other than the Company) (directly or through a parent company) such that the relevant Guarantor does not remain a Restricted Subsidiary, or (b) the sale, assignment, transfer, conveyance, exchange or other disposition of all or substantially all the assets of the relevant Guarantor (other than the Company), in each of (a) and (b), other than to the Company or a Restricted Subsidiary and otherwise not prohibited by this Indenture;

(2) if any Subsidiary Guarantor is designated as an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture;

(3) upon legal defeasance, covenant defeasance or satisfaction and discharge of this Indenture, as provided under Article 8 and Section 12.01;

(4) so long as no other Indebtedness that would give rise to an obligation to give a Note Guarantee is at that time required under Section 4.14, upon the release or discharge of the guarantee that resulted in the creation of such Note Guarantee under Section 4.14, except a release or discharge by or as a result of payment under such guarantee;

(5) in accordance with certain enforcement actions or distressed disposals pursuant to the Intercreditor Agreement or any Additional Intercreditor Agreement;

(6) as a result of a transaction permitted by Section 5.01 that results in the release of such Person’s obligations under this Indenture and the Notes or its Note Guarantee, as applicable;

(7) upon the full and final payment of the Notes;

(8) as described under Article 9; or

(9) as provided for in the Intercreditor Agreement or any Additional Intercreditor Agreement.

110

(b) The Trustee shall take all necessary actions reasonably requested by the Issuer, including the granting of releases or waivers under the Intercreditor Agreement or any Additional Intercreditor Agreement, to effectuate any release of a Note Guarantee (including executing any document reasonably requested to evidence such release) in accordance with the foregoing provisions. Each of the releases set forth above shall be effected by the Trustee without the consent of the Holders and will not require any other action or consent on the part of the Trustee. Neither the Issuer nor any Guarantor will be requested by the Issuer to make a notation on the Notes to reflect any Guarantee or any release, termination or discharge of any Guarantee.

(c) Any Guarantor not released from its obligations under its Note Guarantee as provided in Section 11.04 will remain liable for the full amount of principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

Article 12.

Satisfaction and Discharge

Section 12.01 Satisfaction and Discharge.

This Indenture, and the rights of the Trustee and the Holders under the Security Documents will be discharged and cease to be of further effect (except as to Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 4.17(g), 7.06 and 7.07) as to all outstanding Notes when (1) either (a) all the Notes previously authenticated and delivered (other than lost, stolen or destroyed Notes and Notes for which provision for payment was previously made and thereafter the funds have been released to the Trustee) have been delivered to the Paying Agent or Registrar for cancellation; or (b) all Notes not previously delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption in the name, and at the expense, of the Issuer; (2) the Issuer has deposited or caused to be deposited with the Trustee (or such entity designated by the Trustee for this purpose) for the benefit of the Holders, cash in pounds sterling, UK Government Obligations denominated in pounds sterling or a combination thereof or in such amounts in an amount sufficient, in the good faith opinion of the Issuer, to pay and discharge the entire indebtedness on Notes not previously delivered to the Registrar for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be; (3) the Issuer has paid or caused to be paid all other sums payable under this Indenture; (4) the Issuer has delivered irrevocable instructions under this Indenture to apply the deposited money towards payment of the Notes at maturity or on the redemption date, as the case may be; and (5) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each to the effect that all conditions precedent under this Section 12.01 relating to the satisfaction and discharge of this Indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (1), (2) and (3)). If instructed by the Issuer, the Trustee or the Paying Agent may distribute any amounts deposited in trust to the Holders prior to the Stated Maturity or the redemption date, as the case may be.

Section 12.02 Application of Trust Money.

Subject to the provisions of Section 8.07, all money deposited with the Trustee (or such other entity designated by the Trustee for this purpose) pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal of, premium on, if any, interest and Additional Amounts, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

111

If the Trustee or Paying Agent is unable to apply any pounds sterling or UK Government Obligations denominated in pounds sterling or a combination thereof, or in accordance with Section 12.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01; provided that if the Issuer has made any payment of principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the pounds sterling or UK Government Obligations denominated in pounds sterling or a combination thereof held by the Trustee or Paying Agent.

Article 13.

Miscellaneous

Section 13.01 Notices.

(a) Any notice or communication by the Issuer, any Guarantor, the Trustee or the Security Agent to the others is duly given if in writing and delivered in Person or by first-class mail (registered or certified, return receipt requested), sent by facsimile transmission, sent by electronic mail, or delivered by overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer, Company and/or any Subsidiary Guarantor:

Inspired Entertainment (Financing) PLC

First Floor, 107 Station Street

Burton On Trent, Staffs, DE14 1SZ

United Kingdom

Email: stewart.baker@inseinc.com; Carys.Damon@inseinc.com

Attention: Stewart Baker and Carys Damon

with a copy to (which shall not constitute notice):

Sidley Austin LLP

70 St Mary Axe

London, EC3A 8BE

United Kingdom

Facsimile No.: +44 20 7626 7937

Email: agrinceri@sidley.com; bberg@sidley.com

Attention: Alan Grinceri and Beth Berg

If to the Trustee:

GLAS Trustees Limited

45 Ludgate Hill

London EC4M 7JU

United Kingdom

Facsimile No.: +44 (0) 20 3070 0113

Email: tes@glas.agency

Attention: Manager Trustee & Escrow Services / Inspired Entertainment

If to the Paying Agent, Registrar or Transfer Agent:

GLAS Trust Company LLC

3 Second Street, Suite 206

Jersey City NJ 07302

United States of America

Facsimile No.: +44 (0) 20 3070 0113

Email: tes@glas.agency

Attention: Manager Trustee & Escrow Services / Inspired Entertainment

112

If to the Security Agent:

GLAS Trust Corporation Limited

45 Ludgate Hill

London EC4M 7JU

United Kingdom

Facsimile No.: +44 (0) 20 3070 0113

Email: tmg@glas.agency

Attention: Transaction Management Group / Inspired Entertainment

The Issuer, any Guarantor, the Trustee or the Security Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) five Business Days after being deposited in the mail, postage prepaid, if mailed; (iii) when receipt acknowledged, if transmitted by facsimile or electronic mail; and (iv) the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice and communication to be made between any two parties under or in connection with this Indenture may be made or delivered by electronic mail or other electronic means and, unless and until a party expressly notifies each other party to the contrary, this is deemed to be an accepted form of communication, and the parties shall (i) notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means and (ii) notify each other of any change to their address or any other such information supplied by them with not less than five Business Days’ notice.

Any electronic communication made between two parties will be effective only when actually received in readable form and (x) in the case of any electronic communication made to either the Trustee or to an Agent, only if it is addressed in such a manner as the Trustee or relevant Agent shall specify for this purpose and (y) in the case of any electronic communication to the Trustee or Agent, upon written confirmation of receipt from the Trustee or applicable Agent (for the avoidance of doubt an automatically generated “received” or “read” receipt will not constitute written confirmation). Any effective electronic communication received after 5.00 p.m. in the place of receipt shall not be deemed to become effective until the following Business Day (in the place of receipt).

All notices and communications shall be in the English language or accompanied by a translation into English certified as being a true and accurate translation. In the event of any discrepancies between the English and other than English versions of such notices or communications, the English version of such notice or communication shall prevail.

(b) All notices to Holders will be validly given if mailed to them at their respective addresses in the register of the Holders, if any, maintained by the Registrar. In addition, for so long as the Notes are admitted to trading on the Official List of the Exchange and the rules and regulations of the Authority so require, notices with respect to the Notes will be published to the extent and in the manner permitted by such rules and regulations. In addition, for so long as any Notes are represented by Global Notes, all notices to Holders will be validly given if delivered to Euroclear and Clearstream, which will give such notices to the holders of Book-Entry Interests.

(c) Each such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made; provided that if notices are mailed, such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed. Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to such Holder if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

113

(d) If a notice or communication is mailed or published in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(e) If the Issuer mails a notice or communication to Holders or delivers a notice or communication to holders of Book-Entry Interests, it will mail a copy to the Trustee and each Agent at the same time.

Section 13.02 Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to the Trust Indenture Act §312(b), as if this Indenture were required to be qualified under the Trust Indenture Act, with other Holders with respect to their rights under this Indenture or the Notes.

Section 13.03 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture (except in connection with the issuance of the Initial Notes on the Issue Date), the Issuer shall furnish to the Trustee:

(1) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.04 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.04 Statements Required in Certificate or Opinion.

(a) Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

(b) Any Opinion of Counsel may be based and may state that it is so based, insofar as it relates to factual matters, upon certificates of public officials or an Officer’s Certificate, unless the counsel signing such Opinion of Counsel knows that the Officer’s Certificate with respect to the matters upon which such Opinion of Counsel is based are erroneous.

Section 13.05 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

114

Section 13.06 Agent for Service; Submission to Jurisdiction; Waiver of Immunities.

Each of the parties hereto irrevocably agrees that any suit, action or proceeding arising out of, related to, or in connection with this Indenture, the Notes and any Note Guarantees or the transactions contemplated hereby, and any action arising under U.S. federal or state securities laws, may be instituted in any U.S. federal or state court located in the State and City of New York, Borough of Manhattan; irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding; and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding. The Issuer and each of the Subsidiary Guarantors hereby appoints the Company as their authorized agent upon whom process may be served in any such suit, action or proceeding which may be instituted in any U.S. federal or state court located in the State and City of New York, Borough of Manhattan arising out of or based upon this Indenture, the Notes or the transactions contemplated hereby or thereby, and any action brought under U.S. federal or state securities laws (the “Authorized Agent”). The Issuer and each of the Guarantors expressly consents to the jurisdiction of any such court in respect of any such action and waives any other requirements of or objections to personal jurisdiction with respect thereto and waives any right to trial by jury. Such appointment shall be irrevocable unless and until replaced by an agent reasonably acceptable to the Trustee. The Authorized Agent hereby accepts such appointment and agrees to act as said agent for service of process, and the Issuer agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Issuer shall be deemed, in every respect, effective service of process upon the Issuer and any Subsidiary Guarantor.

Section 13.07 No Personal Liability of Directors, Officers, Employees and Shareholders.

No director, officer, employee, incorporator or shareholder of the Company, the Issuer, any Subsidiary Guarantor or any of their respective Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Company, the Issuer or any Subsidiary Guarantor under the Notes, the Security Documents, this Indenture, the Note Guarantees, the Proceeds Loan Agreement, the Intercreditor Agreement or any Additional Intercreditor Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws and it is the view of the SEC that such a waiver is against public policy

Section 13.08 Governing Law.

THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND ANY NOTE GUARANTEES WITHOUT GIVING EFFECT TO THE APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 13.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10 Successors.

All agreements of the Issuer in this Indenture and the Notes will bind its successors. All agreements of the Trustee and the Security Agent in this Indenture will bind their respective successors. All agreements of any Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.04 hereof.

115

Section 13.11 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.12 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 13.13 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.14 Currency Indemnity.

(a) The pound sterling is the sole currency of account and payment for all sums payable by the Issuer and any Guarantor under or in connection with the Notes and any Note Guarantees, including damages. Any amount received or recovered in a currency other than pound sterling or, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer, any Guarantor or otherwise by any Holder or by the Trustee, in respect of any sum expressed to be due to it from the Issuer or a Guarantor will only constitute a discharge to the Issuer or such Guarantor, as applicable, to the extent of the pound sterling amount, which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

(b) If that pound sterling amount is less than the pound sterling amount expressed to be due to the recipient or the Trustee under any Note, the Issuer and any Guarantors will indemnify such recipient or the Trustee against any loss sustained as a result of such shortfall. In any event, the Issuer and any Guarantors will indemnify the recipient or the Trustee on a joint or several basis against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be prima facie evidence of the matter stated therein for the Holder of a Note or the Trustee to certify in a manner reasonably satisfactory to the Issuer (indicating the sources of information used) the loss it incurred in making any such purchase. These indemnities constitute a separate and independent obligation from the Issuer’s and the Guarantors’ other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder of a Note or the Trustee (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note, any Note Guarantee or to the Trustee.

(c) Except as otherwise specifically set forth herein, for purposes of determining compliance with any pound sterling-denominated restriction herein, the Sterling Equivalent amount for purposes hereof that is denominated in a non-pounds sterling currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-pound sterling amount is Incurred or made, as the case may be.

Section 13.15 Prescription.

Claims against the Issuer or any Guarantor for the payment of principal, or premium, if any, on the Notes will be prescribed ten years after the applicable due date for payment thereof. Claims against the Issuer or any Guarantor for the payment of interest on the Notes will be prescribed five years after the applicable due date for payment of interest.

Section 13.16 Legal Holidays.

If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.

Section 13.17 Intercreditor Override.

Notwithstanding anything to the contrary in this Indenture, in the event of any conflict between this Indenture or any other Notes Document and the Intercreditor Agreement or any Additional Intercreditor Agreement, the terms of the Intercreditor Agreement or any Additional Intercreditor Agreement shall govern and control.

[Signatures on following pages]

116

Dated as of May 20, 2021

Inspired Entertainment
(Financing) PLC, as Issuer

By	/s/ Carys Damon
Name:	Carys Damon
Title:	Director

Inspired Entertainment, Inc., as
the Company and Guarantor

By	/s/ Carys Damon
Name:	Carys Damon
Title:	EVP and General Counsel

DMWSL 633 Limited, as
Guarantor

By	/s/ Carys Damon
Name:	Carys Damon
Title:	Director

DMWSL 632 Limited, as
Guarantor

By	/s/ Carys Damon
Name:	Carys Damon
Title:	Director

DMWSL 631 Limited, as
Guarantor

By	/s/ Carys Damon
Name:	Carys Damon
Title:	Director

[Signature Page to Indenture]

Inspired Gaming (USA) Inc., as
Guarantor

By	/s/ Carys Damon
Name:	Carys Damon
Title:	Director

Gaming Acquisitions Limited,
as Guarantor

By	/s/ Carys Damon
Name:	Carys Damon
Title:	Director

Inspired Gaming Group
Limited, as Guarantor

By	/s/ Carys Damon
Name:	Carys Damon
Title:	Director

Inspired Gaming (Holdings)
Limited, as Guarantor

By	/s/ Carys Damon
Name:	Carys Damon
Title:	Director

Inspired Gaming
(International) Limited, as
Guarantor

By	/s/ Carys Damon
Name:	Carys Damon
Title:	Secretary

Inspired Gaming (UK) Limited,
as Guarantor

By	/s/ Carys Damon
Name:	Carys Damon
Title:	Director

[Signature Page to Indenture]

Inspired Gaming (Greece)
Limited, as Guarantor

By	/s/ Carys Damon
Name:	Carys Damon
Title:	Director

Playnation Limited, as
Guarantor

By	/s/ Carys Damon
Name:	Carys Damon
Title:	Director

[Signature Page to Indenture]

Dated as of May 20, 2021

GLAS TRUSTEES LIMITED,
as Trustee

	By	/s/ Paul Cattermole
	Name:	Paul Cattermole
	Title:	Authorised Signatory

GLAS TRUST COMPANY LLC,
as Paying Agent, Registrar and Transfer Agent

	By	/s/ Yana Kislenko
	Name:	Yana Kislenko
	Title:	Vice President

GLAS TRUST CORPORATION LIMITED
as Security Agent

	By	/s/ Paul Cattermole
	Name:	Paul Cattermole
	Title:	Authorized Signatory

[Signature Page to Indenture]

Exhibit A

[FORM OF FACE NOTE]

[REGULATION S/RULE 144A]
ISIN[1]: [For Regulation S Global Notes: XS2343996919]
[For Rule 144A Global Notes: XS2343997131]
Common Code: [For Regulation S Global Notes: 234399691]
[For Rule 144A Global Notes: 234399713]

No. _______	£[_______]

7.875% Senior Secured Notes due 2026

THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (A “QUALIFIED INSTITUTIONAL BUYER”) WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) OR (B) IT IS NOT A “U.S. PERSON” AND IS ACQUIRING THIS SECURITY IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”) AND (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, [IN THE CASE OF REGULATION S NOTES ONLY: PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY)] [IN THE CASE OF 144A NOTES ONLY: PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY)] ONLY (A) TO THE ISSUER, THE GUARANTORS OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) TO NON-U.S. PERSONS PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS, AND FURTHER SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND (III) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

THIS GLOBAL NOTE IS HELD BY THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE PAYING AGENT OR REGISTRAR MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, AND (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE PAYING AGENT FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE.

1 Securities information subject to amendment for Additional Notes.

A-1

[REGULATION S/RULE 144A]
ISIN[2]: [For Regulation S Global Notes: XS2343996919]
[For Rule 144A Global Notes: XS2343997131]
Common Code: [For Regulation S Global Notes: 234399691]
[For Rule 144A Global Notes: 234399713]

No. ______	£[_______]

7.875% Senior Secured Notes due 2026

Inspired Entertainment (Financing) PLC

Inspired Entertainment (Financing) PLC (the “Issuer”), a public limited company incorporated under the laws of England and Wales, with registered office at First Floor, 107 Station Street Burton On Trent, Staffs, DE14 1SZ, United Kingdom, promises to pay to Banque Internationale à Luxembourg S.A. for Euroclear and Clearstream accounts as nominee of the Common Depositary, or its registered assigns, the principal sum of £_______________ or such greater or lesser amount as indicated in the schedule of Exchanges of Interests in the Global Note on June 1, 2026.

Issue Date: May 20, 2021

Interest Payment Dates: June 1 and December 1 of each year, commencing on December 1, 2021.

Record Dates: May 15 and November 15.

Rights of the holders of the Notes are regulated under the Indenture.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

[Signature pages follow]

2 Securities information subject to amendment for Additional Notes.

A-2

IN WITNESS WHEREOF, the parties hereto have caused this Note to be signed manually or by facsimile by the duly authorized officer referred to below.

Inspired Entertainment (Financing) PLC

By
Name:
Title:

A-3

This is one of the Notes referred to

in the within-mentioned Indenture:

Global Loan Agency Services Limited, not in its personal capacity but in its capacity as Authenticating Agent appointed by the Trustee, GLAS TRUSTEES LIMITED

By:
Name:
Title:

Dated:

A-4

[Back of Note]

7.875% Senior Secured Notes due 2026

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest. Inspired Entertainment (Financing) PLC, a public limited company incorporated under the laws of England and Wales (the “Issuer”), promises to pay or cause to be paid interest on the principal amount of this Note at 7.875% per annum. The Issuer will pay interest, in cash, semi-annually in arrears on June 1 and December 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the Interest Payment Date for which interest was most recently paid; provided that the first Interest Payment Date shall be December 1, 2021. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Amounts (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) Method of Payment. The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are Holders of record of the Notes at the close of business on May 15 and November 15 immediately preceding the related Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, interest and Additional Amounts, if any, through the Paying Agent as provided in the Indenture or, at the option of the Issuer, payment of interest and Additional Amounts, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Additional Amounts, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be made in pounds sterling.

(3) Paying Agent, Registrar and Transfer Agent. Initially, GLAS Trust Company LLC will act as Paying Agent, Registrar and Transfer Agent. Upon notice to the Trustee, the Issuer may change any Paying Agent, Registrar or Transfer Agent.

(4) Indenture.

(a) The Issuer issued the Notes under an indenture dated as of May 20, 2021 (the “Indenture”), among, inter alios, the Issuer, GLAS Trustees Limited as the Trustee and GLAS Trust Corporation Limited as the Security Agent. The Notes are subject to all terms of the Indenture, and Holders are referred to the Indenture for a statement of such terms. Terms defined in the Indenture and not defined herein shall have the meanings ascribed to thereto in the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

(b) To guarantee the due and punctual payment of the principal and interest on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, any future Guarantors will jointly and severally unconditionally guarantee the obligations of the Issuer under the Notes and the Indenture pursuant to the terms of the Indenture. Any future Note Guarantees will be subject to the provisions of the Intercreditor Agreement and any Additional Intercreditor Agreement. Reference is made to the Indenture for the terms of any such future Note Guarantees, including the release, termination and discharge thereof. Neither the Issuer nor any future Guarantor shall be required to make any notation on this Note to reflect any future Note Guarantee or any such release, termination or discharge.

A-5

(5) OPTIONAL REDEMPTION.

(a) Except as set forth in this paragraph 5 and paragraph 6 of the Notes, the Notes are not redeemable at the option of the Issuer.

(b) At any time and from time to time prior to June 1, 2023, the Issuer may redeem the Notes with the Net Cash Proceeds received by the Company from any Equity Offering occurring after the Issue Date, upon not less than 10 nor more than 60 days’ prior notice to the Holders, at a redemption price equal to 107.875% plus accrued and unpaid interest to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes); provided that:

(1) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering; and

(2) not less than 50% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes) remains outstanding immediately thereafter.

(c) At any time prior to June 1, 2023, the Issuer may redeem the Notes in whole or in part, at its option, upon not less than 10 days’ nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium and accrued and unpaid interest and Additional Amounts, if any, to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

For purposes of this Note:

“Applicable Premium” means, with respect to any Note on any date of redemption, the greater of:

(1)	1% of the principal amount of such Note; and

(2)	the excess (to the extent positive) of:

(a)	the present value at such redemption date of (i) the redemption price of such Note at June 1, 2023 (such redemption price (expressed in percentage of principal amount), being set forth in paragraph 5(e) of this Note (excluding accrued but unpaid interest to the redemption date)), plus (ii) all required interest payments due on such Note to and including such date (excluding accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Gilt Rate at such redemption date plus 50 basis points; over

(b)	the outstanding principal amount of such Note,

as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate. For the avoidance of doubt, calculation of the Applicable Premium shall not be a duty or obligation of the Trustee or any Paying Agent.

A-6

“Gilt Rate” means, as of any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which the Notes are defeased or satisfied and discharged, of UK Government Obligations with a fixed maturity (as compiled by the Office for National Statistics and published in the most recent Financial Statistics that have become publicly available at least two Business Days in London prior to such date (or, if such statistics are no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to June 1, 2023; provided that if the period from such date to June 1, 2023 is less than one year, the weekly average yield on actually traded UK Government Obligations denominated in sterling adjusted to a fixed maturity of one year shall be used; provided, further, that in no case shall the Gilt Rate be less than zero.

(d) At any time prior to June 1, 2023, the Issuer may redeem during each twelve-month period commencing on the Issue Date up to 10% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes) at its option, upon not less than 10 days’ nor more than 60 days’ prior notice, at a redemption price equal to 103% of the principal amount redeemed, plus accrued and unpaid interest to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(e) At any time and from time to time on or after June 1, 2023, the Issuer may redeem the Notes in whole or in part, at its option, upon not less than 10 days’ nor more than 60 days’ prior notice, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest and Additional Amounts, if any, to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

Redemption Prices
From June 1, 2023 to May 31, 2024	103.938%
From June 1, 2024 to May 31, 2025	101.969%
From June 1, 2025 and thereafter	100.000%

(f) In connection with any tender offer for the Notes including a Change of Control Offer which for the purpose of this paragraph 5(f) shall be a “tender offer,” if Holders of Notes of not less than 90% in aggregate principal amount of the applicable outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making such a tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right upon not less than ten nor more than 60 days’ prior notice, given not more than 30 days following such tender offer expiration date, to redeem the Notes that remain outstanding in whole, but not in part, following such purchase at a price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest thereon, to, but excluding, such redemption date.

A-7

(6) Redemption for Taxation Reasons.

(a) The Issuer may redeem the Notes in whole, but not in part, at any time upon giving not less than 10 days’ nor more than 60 days’ prior written notice to the Holders (which notice will be irrevocable) at a redemption price equal to 100% of the outstanding principal amount thereof, together with accrued and unpaid interest, if any, to but not including the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Issuer determines in good faith that, as a result of:

(1)	any change in, or amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined below) affecting taxation; or

(2)	any change in or amendment to the general application or an official written position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including, without limitation, pursuant to a holding, judgment or order by a court of competent jurisdiction or change in published administrative practice) of a Relevant Taxing Jurisdiction (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), the Payor (as defined under Section 4.17 of the Indenture) is, or on the next interest payment date in respect of the Notes would be, required to pay any Additional Amounts (but, in the case of a Guarantor, only if the payment giving rise to such requirement cannot be made by the Issuer or a Guarantor who can make such payment without the obligation to pay Additional Amounts), and such obligation cannot be avoided by taking reasonable measures available to such Payor (including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable). Such Change in Tax Law must be announced and become effective (or, in the case of an amendment or change described in clause (2) above, become effective or be promulgated, as applicable) on or after the Issue Date (or if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Issue Date, such later date). Notice of redemption for taxation reasons will be published in accordance with the procedures described under Section 3.02 of the Indenture. Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 60 days prior to the earliest date on which the Payor would be obliged to make such payment of Additional Amounts if a payment in respect of the Notes were then due and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption of the Notes pursuant to the foregoing, the Issuer will deliver to the Trustee (a) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and that it would not be able to avoid the obligation to pay Additional Amounts by taking reasonable measures available to it (including, in the case of a Guarantor, that the payment giving rise to such requirement cannot be made by the Issuer or another Guarantor who can make such payment without the obligation to pay Additional Amounts) and (b) a written opinion of an independent legal or tax counsel of recognized standing to the effect that the Payor has been or will become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee will accept and shall be entitled to rely on such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the Holders.

(b) The foregoing will apply mutatis mutandis to the laws and official positions of any jurisdiction in which any successor to a Payor is incorporated or organized and/or otherwise considered to be resident for tax purposes or any political subdivision or Governmental Authority thereof or therein having the power to tax. Any redemption and notice described above will be subject to the receipt by any Paying Agent of sufficient funds from a Payor to pay the full redemption price payable to Holders on or before the Tax Redemption Date.

A-8

(7) Sinking Fund; Open Market Purchases. The Issuer will not be required to make mandatory redemption payments or sinking fund payments with respect to the Notes. The Company and its Restricted Subsidiaries may at any time and from time to time effect purchases of the Notes in the open market, negotiated transactions or otherwise.

(8) Notice of Redemption. So long as the Notes are admitted to trading on the Official List of the Exchange and the rules and regulations of the Authority so require, any notice of redemption to the Holders of the relevant Notes shall be published to the extent and in the manner permitted by such rules and regulations, and in addition to such publication, not less than 10 days nor more than 60 days prior to the redemption date, the Issuer shall mail, or at the expense of the Issuer, cause to be mailed, such notice to Holders by first-class mail, postage prepaid, at their respective addresses as they appear on the registration books of the relevant Registrar, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 12 thereof. For Notes which are represented by Global Notes, all notices may be given to Holders by delivery of the relevant notices to Euroclear and Clearstream for distribution to Holders.

(9) Repurchase at the Option of the Holder.

(a) If a Change of Control occurs, subject to the terms of the Indenture, each Holder will have the right to require the Issuer to repurchase all or part (equal to £100,000 aggregate principal amount and integral multiples of £1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Issuer shall not be obliged to repurchase Notes as described under Section 4.12 of the Indenture and this paragraph 9 of this Note in the event and to the extent that it has unconditionally exercised its right to redeem all of the Notes as described under Section 3.07 of the Indenture and has not defaulted in the payment of the applicable redemption price or all conditions to such redemption have been satisfied or waived. Notices setting forth the procedures governing the Change of Control Offer shall be given to Holders as required by the Indenture.

(b) In accordance with Section 4.07 of the Indenture, the Issuer will be required to offer to purchase Notes upon the occurrence of certain events, including certain Asset Dispositions.

(10) Denominations, Transfer, Exchange. The Notes are in registered form without coupons attached in denominations of £100,000 or integral multiples of £1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any Taxes in connection with such transfer or exchange. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding interest payment date.

(11) Persons Deemed Owners. The registered holder of a Note may be treated as the owner of it for all purposes.

A-9

(12) Amendment, Supplement and Waiver. Subject to certain exceptions (including the exceptions contained in Section 9.02 of the Indenture), the Notes Documents may be amended, supplemented or otherwise modified with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) and, subject to certain exceptions, any default or compliance with any provisions thereof may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes). In certain circumstances, the Indenture, the Notes or any Note Guarantees may be amended or supplemented without the consent of any Holder, including to cure any ambiguity, defect or inconsistency.

(13) Defaults and Remedies. Except as set forth in Section 6.02 of the Indenture, if an Event of Default occurs and is continuing, the Trustee by notice to the Issuer or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by written notice to the Issuer and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, including Additional Amounts, if any, on all the Notes to be due and payable. If an Event of Default described in Sections 6.01(a)(7) or 6.01(a)(8) of the Indenture occurs and is continuing in respect of the Company or the Issuer, the principal of, premium, if any, and accrued and unpaid interest, including Additional Amounts, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity and/or security satisfactory to it before it enforces the Indenture or the Notes. Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

(14) Subject to Intercreditor Agreement. This Note and the Indenture are entered into with the benefit of and subject to the terms of the Intercreditor Agreement and any Additional Intercreditor Agreement. In the event of any conflict between this Note or the Indenture and the Intercreditor Agreement or any Additional Intercreditor Agreement, the terms of the Intercreditor Agreement or any Additional Intercreditor Agreement shall govern and control.

(15) Authentication. This Note will not be valid until authenticated by the manual or facsimile signature of the Trustee or an Authenticating Agent.

(16) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) ISIN and Common Code Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused ISIN and Common Code numbers to be printed on the Notes, and the Trustee may use ISIN and Common Code numbers in notices of redemption as a convenience to Holders. No representation is made as to the correctness or accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18) GOVERNING LAW. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO THE APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

A-10

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture, the form of Note, the Security Documents, the Proceeds Loan Agreement, the Intercreditor Agreement or any Additional Intercreditor Agreement. Requests may be made to:

Inspired Entertainment (Financing) PLC

First Floor, 107 Station Street

Burton On Trent, Staffs, DE14 1SZ

United Kingdom

Email: stewart.baker@inseinc.com; Carys.Damon@inseinc.com

Attention: Stewart Baker and Carys Damon

A-11

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:	________________________________________
(Insert assignee’s legal name)

________________________________________________________________________________________________
(Insert assignee’s soc. sec. or tax I.D. no.)
________________________________________________________________________________________________
________________________________________________________________________________________________
________________________________________________________________________________________________
________________________________________________________________________________________________
(Print or type assignee’s name, address and zip code)

and irrevocably appoint _____________________________________________________________________________

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A-12

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Sections 4.07 or 4.12 of the Indenture, check the appropriate box below:

[ ]	Section 4.07 (Asset Disposition)	[ ]	Section 4.12 (Change of Control)

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Sections 4.07 or 4.12 of the Indenture, state the amount you elect to have purchased (in denominations of £100,000 or integral multiples of £1,000 in excess thereof):

£

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A-13

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Registered Note, or exchanges of a part of another Global Note or Definitive Registered Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Registrar or Paying Agent

A-14

Exhibit B

FORM OF CERTIFICATE OF TRANSFER FOR NOTES

Inspired Entertainment (Financing) PLC

First Floor, 107 Station Street

Burton On Trent, Staffs, DE14 1SZ

United Kingdom

Email: stewart.baker@inseinc.com; Carys.Damon@inseinc.com

Attention: Stewart Baker and Carys Damon

GLAS Trust Company LLC, as Registrar

3 Second Street, Suite 206

Jersey City NJ 07302

United States of America

Facsimile No.: +44 (0) 20 3070 0113

Email: tes@glas.agency

Attention: Manager Trustee & Escrow Services / Inspired Entertainment

Re: £235,000,000 7.875% Senior Secured Notes due 2026 of Inspired Entertainment (Financing) PLC

Reference is hereby made to the indenture, dated as of May 20, 2021 (the “Indenture”), among, inter alios, Inspired Entertainment (Financing) PLC, a public limited company incorporated under the laws of England and Wales (the “Issuer”) and GLAS Trustees Limited, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_____________________, (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Notes specified in Annex A hereto, in the principal amount of £ _______ in such Notes or interests (the “Transfer”), to _________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. [  ] Check if Transferee will take delivery of a Book-Entry Interest in the Rule 144A Global Note or a Definitive Registered Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or the Book-Entry Interest or Definitive Registered Note is being transferred to a Person that the Transferor or any person acting on its behalf reasonably believed and believes is purchasing the beneficial interest or the Book-Entry Interest or Definitive Registered Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act to whom notice has been given that the transfer is being made in reliance on Rule 144A in a transaction meeting the requirements of Rule 144A under the Securities Act and such Transfer is in compliance with any applicable blue sky securities laws of any state or territory of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or the Book-Entry Interest or Definitive Registered Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Rule 144A Global Note and/or the Definitive Registered Note and in the Indenture and the Securities Act.

B-1

2. [  ] Check if Transferee will take delivery of a Book-Entry Interest in the Regulation S Global Note or a Definitive Registered Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) for purposes of (1) a transaction executed pursuant to Rule 903, the transaction was executed in, on or through a physical trading floor of an established foreign securities exchange that is located outside the United States, or (2) a transaction executed pursuant to Rule 904, the transaction was executed in, on or through the facilities of a designated offshore securities market and such Transferor or any person acting on its behalf does not know that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in connection with the Transfer in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being effected prior to the expiration of a Restricted Period, the transferee is not a U.S. Person, or for the account or benefit of a U.S. Person (other than a distributor), as such term is defined pursuant to Regulation S of the Securities Act, and will take delivery only as a Book-Entry Interest so transferred through Euroclear or Clearstream. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Registered Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Registered Note and in the Indenture and the Securities Act.

3. [  ] Check and complete if Transferee will take delivery of a Book-Entry Interest in a Global Note or a Definitive Registered Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to Book-Entry Interests in Global Notes and Definitive Registered Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

B-2

ANNEX A TO CERTIFICATE OF TRANSFER

2. The Transferor owns and proposes to transfer the following:

[CHECK ONE]

(a) [  ] a Book-Entry Interest held through [Euroclear Account No. ________ or Clearstream Banking Account No. ______________] in the:

(i) [  ] Rule 144A Global Note (ISIN____________), or

(ii) [  ] Regulation S Global Note (ISIN__________); or

(b) [  ] a Rule 144A Definitive Registered Note; or

(c) [  ] a Regulation S Definitive Registered Note,

3. After the Transfer the Transferee will hold:

[CHECK ONE]

(a) [  ] a Book-Entry Interest held through [Euroclear Account No. ________ or Clearstream Banking Account No. ______________] in the:

(i) [  ] Rule 144A Global Note (ISIN____________), or

(ii) [  ] Regulation S Global Note (ISIN__________); or

(b) [  ] a Rule 144A Definitive Registered Note; or

(c) [  ] a Regulation S Definitive Registered Note, in accordance with the terms of the Indenture.

B-3

Exhibit C

FORM OF CERTIFICATE OF EXCHANGE FOR THE NOTES

Inspired Entertainment (Financing) PLC

First Floor, 107 Station Street

Burton On Trent, Staffs, DE14 1SZ

United Kingdom

Email: stewart.baker@inseinc.com; Carys.Damon@inseinc.com

Attention: Stewart Baker and Carys Damon

GLAS Trust Company LLC, as Registrar

3 Second Street, Suite 206

Jersey City NJ 07302

United States of America

Facsimile No.: +44 (0) 20 3070 0113

Email: tes@glas.agency

Attention: Manager Trustee & Escrow Services / Inspired Entertainment

Re: £235,000,000 7.875% Senior Secured Notes due 2026 of Inspired Entertainment (Financing) PLC

(ISIN____________; Common Code ____________)

Reference is hereby made to the indenture, dated as of May 20, 2021 (the “Indenture”), among, inter alios, Inspired Entertainment (Financing) PLC, a public limited company incorporated under the laws of England and Wales (the “Issuer”) and GLAS Trustees Limited, as Trustee.

Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

____________, (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Notes specified herein, in the principal amount of £__________ in such Notes or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. [  ] Check if Exchange is from Book-Entry Interest in a Global Note for Definitive Registered Notes. In connection with the Exchange of the Owner’s Book-Entry Interest in a Global Note for Definitive Registered Notes in an equal amount, the Owner hereby certifies that such Definitive Registered Notes are being acquired for the Owner’s own account without transfer. The Definitive Registered Notes issued pursuant to the Exchange will bear the Private Placement Legend and will be subject to restrictions on transfer enumerated in the Indenture and the Securities Act.

2. [  ] Check if Exchange is from Definitive Registered Notes for Book-Entry Interest in a Global Note. In connection with the Exchange of the Owner’s Definitive Registered Notes for Book-Entry Interest in a Global Note in an equal amount, the Owner hereby certifies that such Book-Entry Interest in a Global Note are being acquired for the Owner’s own account without transfer. The Book-Entry Interests transferred in exchange will be subject to restrictions on transfer enumerated in the Indenture and the Securities Act.

C-1

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

C-2

ANNEX A TO CERTIFICATE OF EXCHANGE FOR THE NOTES

1. The Owner owns and proposes to exchange the following:

[CHECK ONE OF (a) OR (b)]

(a) [  ] a Book-Entry Interest held through [Euroclear Account No. ________ or Clearstream Banking Account No.______________] in the:

(i) [  ] Rule 144A Global Note (ISIN______________), or

(ii) [  ] Regulation S Global Note (ISIN___________); or

(b) (i) [  ] a Rule 144A Definitive Registered Note; or

(ii) [  ] a Regulation S Definitive Registered Note,

2. After the Exchange the Owner will hold:

[CHECK ONE]

(a) [  ] a Book-Entry Interest held through [Euroclear Account No. ________ or Clearstream Banking Account No. ______________] in the:

(i) [  ] Rule 144A Global Note (ISIN______________), or

(ii) [  ] Regulation S Global Note (ISIN_____________); or

(b) (i) [  ] a Rule 144A Definitive Registered Note; or

(ii) [  ] a Regulation S Definitive Registered Note, in accordance with the terms of the Indenture.

C-3

Exhibit D

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of ________, among ________, a company organized and existing under the laws of ________ (the “Subsequent Guarantor”), Inspired Entertainment (Financing) PLC, a public limited company incorporated under the laws of England and Wales (the “Issuer”), GLAS Trustees Limited, as trustee (the “Trustee”) and GLAS Trust Corporation Limited, as security agent (the “Security Agent”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the Indenture”), dated as of May 20, 2021 (as amended, supplemented or otherwise modified), providing for the issuance of an aggregate principal amount of £235,000,000 of its 7.875% Senior Secured Notes due 2026 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Subsequent Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsequent Guarantor shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer and the Trustee are authorized, and the Trustee is hereby directed, to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsequent Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee. The Subsequent Guarantor hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions and limitations set forth in the Indenture, including but not limited to the provisions of Article 11 thereof, as applicable. [In addition, pursuant to Section 11.02 of the Indenture, the obligations of the Subsequent Guarantor and the granting of its Note Guarantee shall be limited as follows: [●]].

3. Execution and Delivery. (a) To evidence its Note Guarantee, the Subsequent Guarantor hereby agrees that this Supplemental Indenture shall be executed on behalf of the Subsequent Guarantor by one of its Directors or Officers.

(b) The Subsequent Guarantor shall not be required to make a notation on the Notes to evidence its Note Guarantee. The Subsequent Guarantor hereby agrees that its Note Guarantee shall remain in full force and effect notwithstanding the absence of a notation of such Note Guarantee on the Notes.

(c) Upon execution of this Supplemental Indenture, the delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Supplemental Indenture on behalf of the Subsequent Guarantor.

D-1

4. Releases. Each Note Guarantee shall be automatically and unconditionally released and discharged in accordance with Section 11.04 of the Indenture.

5. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Issuer or of any Subsequent Guarantor or any of their respective Subsidiaries or Affiliates, shall have any liability for any obligations of the Issuer or any Subsequent Guarantor under the Notes, the Indenture, the Note Guarantees, the Security Documents, the Proceeds Loan Agreement, the Revolving Credit Facility, the Intercreditor Agreement or any Additional Intercreditor Agreement or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

6. Incorporation by Reference. Section 13.06 of the Indenture is incorporated by reference into this Supplemental Indenture as if more fully set out herein.

7. NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES AND THE GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes.

9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

10. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Subsequent Guarantor and the Issuer.

D-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:	,

[SUBSEQUENT GUARANTOR]

By:
Name:
Title:

INSPIRED ENTERTAINMENT (FINANCING) PLC
as the Issuer

By:
Authorized Signatory

GLAS TRUSTEES LIMITED,
as Trustee

By:
Authorized Signatory

GLAS TRUST CORPORATION LIMITED,
Authorized Signatory

By:
Authorized Signatory

D-3

Schedule 1

SECURITY DOCUMENTS

Security Documents evidencing first-ranking Liens over substantially all assets of the Guarantors and all claims of the Issuer under the Proceeds Loan:

(1) The first lien debenture governed by English law, to be entered into on or about the Issue Date, between, amongst others, the Company, the Issuer and the Subsidiary Guarantors party thereto and the Security Agent.

(2) The pledge and security agreement governed by New York law, to be entered into on or about the Issue Date, between, amongst others, the Company and the Subsidiary Guarantors party thereto and the Security Agent.

S-1